As filed with the Securities and Exchange Commission on September 13, 2001


                                                Registration No.: 333-68336


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                --------------

                              AMENDMENT NO. 1


                                    TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                              Greater Bay Bancorp
             (Exact name of registrant as specified in its charter)
      California                    6711                 77-0387041
    (State or other           (Primary Standard       (I.R.S. Employer
    jurisdiction of              Industrial            Identification
   incorporation or          Classification Code           Number)
     organization)                 Number)
                            2860 West Bayshore Road
                          Palo Alto, California 94303
                                 (650) 813-8200
   (Address including zip code, and telephone number, including area code, of registrant's principal executive office)
                                Linda M. Iannone
                                General Counsel
                              Greater Bay Bancorp
                         400 Emerson Street, 3rd Floor
                          Palo Alto, California 94301
                                 (650) 614-5734
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

          William T. Quicksilver, Esq.                         Rodney R. Peck, Esq.
         Manatt, Phelps & Phillips LLP                       Patricia F. Young, Esq.
          11355 West Olympic Boulevard                        Pillsbury Winthrop LLP
         Los Angeles, California 90064                          50 Fremont Street
           Telephone: (310) 312-4210                     San Francisco, California 94105
                                                            Telephone: (415) 983-1000

                                --------------

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

                                --------------

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                                --------------

   Greater Bay Bancorp hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Greater Bay Bancorp shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion, dated September 13, 2001


GREATER BAY BANCORP                                         SJNB FINANCIAL CORP.

                        JOINT PROXY STATEMENT/PROSPECTUS

                                MERGER PROPOSED

                          YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of Greater Bay Bancorp and SJNB Financial Corp. have unanimously approved an agreement to merge SJNB Financial Corp. with and into Greater Bay Bancorp. As a result of the proposed merger, San Jose National Bank, a subsidiary of SJNB Financial Corp., will become a wholly owned subsidiary of Greater Bay Bancorp.

  If we complete the merger, shareholders of SJNB Financial Corp. will receive approximately 1.82 shares of Greater Bay Bancorp common stock for each share of SJNB Financial Corp. common stock plus cash for any fractional shares. The amount of Greater Bay Bancorp common stock to be received by SJNB Financial Corp. shareholders will adjust according to a formula, depending on the average closing price of Greater Bay Bancorp common stock at the completion of the merger. We estimate that, upon completion of the merger, current SJNB Financial Corp. shareholders will own approximately 14% of the outstanding Greater Bay Bancorp common stock.

  This document gives you detailed information about the merger and includes a copy of the merger agreement, and you should read it carefully. It is a joint proxy statement that both companies are using to solicit proxies for use at their shareholder meetings. It is also a prospectus relating to Greater Bay Bancorp's issuance of its shares of common stock in connection with the merger. Before you make a decision on how to vote on the merger, you should consider the "Risk Factors" on page 17 of the attached joint proxy statement/prospectus.

  We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join all the other members of each company's Board of Directors in recommending that you vote in favor of the merger.

            David L. Kalkbrenner                               James R. Kenny
    President and Chief Executive Officer          President and Chief Executive Officer
             Greater Bay Bancorp                            SJNB Financial Corp.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

  The date of this Joint Proxy Statement/Prospectus is September 17, 2001 and it is first being mailed to shareholders on or about September 21, 2001.

                           [GREATER BAY BANCORP LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                To Be Held On October 23, 2001 at 9:00 a.m.


                          Place: Stanford Park Hotel




                                100 El Camino Real


                                Menlo Park, California


Purposes:

  . To approve the merger of SJNB Financial Corp. and Greater Bay Bancorp and related matters.

  . To amend the Greater Bay Bancorp Amended and Restated 1996 Stock Option
    Plan to increase by 4,000,000 the number of shares reserved for issuance under the plan.

  . To conduct other business if properly raised.

   Only shareholders of Greater Bay Bancorp as of the close of business on September 12, 2001 may vote at the special meeting or any postponements or adjournments of the meeting.


   In connection with the proposed merger, you may exercise dissenters' rights to the extent provided by the California General Corporation Law. That law provides that dissenters' rights will become available if demands are made for payment with respect to 5% or more of the outstanding shares of Greater Bay Bancorp common stock. If dissenters' rights become available and if you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by Greater Bay Bancorp, or, if required, by a court of law, of your shares of Greater Bay Bancorp common stock as of June 22, 2001, the business day immediately preceding the announcement of the merger. For additional details about dissenters' rights, please refer to "Dissenting Shareholders' Rights" and Annex E in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          /s/ Linda M. Iannone
                                          Linda M. Iannone
                                          Corporate Secretary

Palo Alto, California

September 21, 2001


   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                                  [SJNB LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                To Be Held On October 23, 2001 at 9:00 a.m.


                          Place: The Fairmont Hotel San Jose




                                170 South Market Street


                                San Jose, California


Purposes:

  . To approve the merger of SJNB Financial Corp. and Greater Bay Bancorp and related matters. In the merger, each SJNB Financial Corp. shareholder will receive approximately 1.82 shares of Greater Bay Bancorp common stock for each share of SJNB Financial Corp. common stock you own at the time of the merger. The number of shares of Greater Bay Bancorp common stock to be received by SJNB Financial Corp. shareholders will adjust according to a formula, depending on the average closing price of Greater Bay Bancorp common stock immediately before the completion of the merger.

  . To conduct other business if properly raised.

   Only shareholders of SJNB Financial Corp. as of the close of business on September 12, 2001 may vote at the special meeting or any postponement or adjournments of the meeting.


   In connection with the proposed merger, you may exercise dissenters' rights to the extent provided by the California General Corporation Law. That law provides that dissenters' rights will become available if demands are made for payment with respect to 5% or more of the outstanding shares of SJNB Financial Corp. common stock. If dissenters' rights become available and if you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by SJNB Financial Corp., or, if required, by a court of law, of your shares of SJNB Financial Corp. common stock as of June 22, 2001, the business day immediately preceding the announcement of the merger. For additional details about dissenters' rights, please refer to "Dissenting Shareholders' Rights" and Annex E in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors



                                          James R. Kenny


                                          President, Chief Executive Officer
                                           and Secretary


San Jose, California


September 21, 2001


   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: For each outstanding share of SJNB Financial Corp. common stock you own, SJNB Financial Corp. shareholders will receive 1.82 shares of Greater Bay Bancorp common stock if the average closing price of that stock is between $21.1429 and $31.0925. This is called the "conversion ratio." If the average closing price of that stock is greater than $31.0925, the conversion ratio will adjust according to a formula. If the average closing price of Greater Bay Bancorp stock is less than $21.1429, SJNB Financial Corp. may decide to accept the conversion ratio of 1.82 or to terminate the merger agreement. If SJNB Financial Corp. decides to terminate the agreement, Greater Bay Bancorp may elect to exercise a top up option in which the merger will be completed with a conversion ratio that will adjust according to a formula equivalent to $38.4801 per SJNB Financial Corp. share.


    The conversion ratio is subject to downward adjustment in accordance with a formula if SJNB incurs certain operating losses in excess of $1 million or properties owned by SJNB require environmental remediation with an estimated cost in excess of $1 million.


    Average closing price means the average closing sale price on The Nasdaq Stock Market of Greater Bay Bancorp common stock for the 20 consecutive trading days ending at the end of the third trading day immediately before completion of the merger.

    Greater Bay Bancorp will not issue fractional shares in the merger. Instead, SJNB Financial Corp. shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Greater Bay Bancorp common stock that such shareholder would otherwise be entitled to receive based upon the market value (as determined in the merger agreement) of a share of Greater Bay Bancorp common stock at the time of the merger.

    Each share of Greater Bay Bancorp common stock held by Greater Bay Bancorp shareholders will continue to represent one share of Greater Bay Bancorp common stock following the merger. After the merger, former shareholders of SJNB Financial Corp. will own approximately 14% of Greater Bay Bancorp's outstanding shares of common stock and current shareholders of Greater Bay Bancorp will own approximately 86% of Greater Bay Bancorp's outstanding shares of common stock.

    For example:

  . If the average closing price of Greater Bay Bancorp common stock is $28.00, you own 100 shares of SJNB Financial Corp. common stock, and there is no adjustment for operating losses or environmental remediation costs, then after the merger you will receive 182 shares of Greater Bay Bancorp common stock, for an aggregate value of approximately $50.96 per SJNB Financial Corp. share.

  . If the average closing price of Greater Bay Bancorp common stock is $33.00, you own 100 shares of SJNB Financial Corp. common stock, and there is no adjustment for operating losses or environmental remediation costs, then after the merger you will receive 173 shares of Greater Bay Bancorp common stock and a check in an amount representing the fractional share, for an aggregate value of approximately $57.22 per SJNB Financial Corp. share.

Q: What happens as the market price of Greater Bay Bancorp common stock fluctuates?

A: The conversion ratio may adjust, depending on the average closing price of Greater Bay Bancorp common stock as described above. Since the market value of Greater Bay Bancorp common stock will fluctuate before and after the closing of the merger, the value of the Greater Bay Bancorp common stock that SJNB Financial Corp. shareholders will receive in the merger will fluctuate as well and could increase or decrease. You are urged to obtain current market prices for shares of Greater Bay Bancorp common stock and SJNB Financial Corp. common stock.

                                      (i)

Q: What should I do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger.

   You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the meeting by following the directions on page 21 if you are an SJNB Financial Corp. shareholder and page 25 if you are a Greater Bay Bancorp shareholder.


Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares on the merger only if you provide your broker instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q: When is the merger expected to be completed?

A: We are working to complete the merger during the fourth quarter of 2001.

Q: If I'm an SJNB Financial Corp. shareholder, should I send in my stock certificates now?

A: No. After the merger is completed we will send you written instructions for exchanging your SJNB Financial Corp. common stock certificates for Greater Bay Bancorp common stock certificates.

Q: What risks should I consider?

A: You should review "Risk Factors" on page 17.


    You should also review the factors considered by the Boards of Directors of SJNB Financial Corp. and Greater Bay Bancorp. See "The Merger--Background of and Reasons for the Merger" (pages 28-35).


WHO CAN HELP ANSWER YOUR QUESTIONS

   If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

   For Greater Bay Bancorp shareholders:

     Carleen Maniglia
     Greater Bay Bancorp
     400 Emerson Street, 3rd Floor
     Palo Alto, California 94301
     Telephone (650) 614-5733

   For SJNB Financial Corp. shareholders:

     Eugene Blakeslee
     SJNB Financial Corp.
     One North Market Street
     San Jose, California 95113
     Telephone (408) 947-7562

                                      (ii)

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   i
SUMMARY....................................................................   1
  The Companies............................................................   1
  The SJNB Meeting.........................................................   2
  The Greater Bay Meeting..................................................   2
  Record Date; Voting Power................................................   2
  Vote Required............................................................   2
  Share Ownership of SJNB Management.......................................   3
  Share Ownership of Greater Bay Management................................   3
  Recommendations..........................................................   3
  Opinion of Dain Rauscher Wessels, Financial Advisor to SJNB..............   3
  Opinion of Sandler O'Neill & Partners, L.P., Financial Advisor to Greater
   Bay.....................................................................   3
  Terms of the Merger Agreement............................................   4
  Stock Option Agreement...................................................   6
  Interests of Certain Persons in the Merger...............................   6
  Material Federal Income Tax Consequences.................................   6
  Accounting Treatment.....................................................   7
  Resales of Greater Bay Common Stock......................................   7
  Regulatory Approvals.....................................................   7
  SJNB Dissenters' Rights..................................................   7
  Greater Bay Dissenters' Rights...........................................   7
  Differences in the Rights of Shareholders................................   7
Market Price and Dividend Information......................................   8
  Comparative Market Price Data............................................   8
  Historical Market Prices and Dividends...................................   8
Selected Historical and Pro Forma Financial Data...........................  10
  Historical and Pro Forma Per Share Data..................................  11
  Greater Bay Historical Selected Financial Data...........................  12
  SJNB Historical Selected Financial Data..................................  14
  Selected Unaudited Pro Forma Combined Financial Data--Greater Bay and
   SJNB....................................................................  15
RISK FACTORS...............................................................  17
  Since the market price of Greater Bay common stock will vary, SJNB shareholders cannot be sure of the number of shares and value of the
   Greater Bay common stock to be received in the merger...................  17
  We may not successfully integrate our business operations................  17
THE SJNB SPECIAL MEETING...................................................  18
  General..................................................................  18
  Record Date; Voting Power................................................  18
  Vote Required............................................................  18
  Share Ownership of Management............................................  18
  Recommendation of the SJNB Board.........................................  21
  Solicitation and Revocation of Proxies...................................  21
  Other Matters............................................................  21
THE GREATER BAY SPECIAL MEETING............................................  22
  General..................................................................  22
  Record Date; Voting Power................................................  22
  Vote Required............................................................  22
  Share Ownership of Management............................................  22
  Recommendation of the Greater Bay Board..................................  24
  Solicitation and Revocation of Proxies...................................  25
  Other Matters............................................................  25


                                     (iii)

THE MERGER.................................................................   26
  Structure of the Merger..................................................   26
  Background of and Reasons for the Merger.................................   28
  Opinion of SJNB's Financial Advisor......................................   35
  Opinion of Greater Bay's Financial Advisor...............................   41
  Interests of Certain Persons in the Merger...............................   48
  Management of Greater Bay After the Merger...............................   49
  Nasdaq Listing...........................................................   49
  Material Federal Income Tax Consequences.................................   50
  Accounting Treatment of the Merger.......................................   52
  Exchange of SJNB Common Stock for Greater Bay Common Stock...............   52
THE MERGER AGREEMENT.......................................................   54
  Conditions to the Merger.................................................   54
  Nonsolicitation..........................................................   55
  Expenses.................................................................   56
  Treatment of Options.....................................................   56
  Termination..............................................................   56
  Covenants; Conduct of Business Prior to Effective Time...................   57
  Amendment and Waiver.....................................................   60
  Agreements with Certain Shareholders.....................................   60
  Resales of Greater Bay Common Stock......................................   60
  Regulatory Approvals.....................................................   61
STOCK OPTION AGREEMENT.....................................................   62
DISSENTING SHAREHOLDERS' RIGHTS............................................   65
DESCRIPTION OF GREATER BAY COMMON STOCK AND SJNB COMMON STOCK..............   68
  Stock Description........................................................   68
  Material Differences Between Holders of Greater Bay Stock and SJNB
   Stock...................................................................   69
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............   73
EXPERTS....................................................................   80
LEGAL MATTERS..............................................................   80
WHERE YOU CAN FIND MORE INFORMATION........................................   80
A WARNING ABOUT FORWARD-LOOKING INFORMATION................................   82
ADDITIONAL INFORMATION FOR THE GREATER BAY SPECIAL MEETING.................   83
  Proposal 1: Approve Merger with SJNB.....................................   83
  Proposal 2: Approve Amendment to Option Plan.............................   83

Annex A: Agreement and Plan of Reorganization by and between Greater Bay
        Bancorp and SJNB Financial Corp. dated June 25, 2001...............  A-1

Annex B: Stock Option Agreement by and between Greater Bay Bancorp and SJNB
        Financial Corp. dated June 25, 2001................................  B-1
Annex C: Fairness Opinion of Dain Rauscher Wessels dated June 25, 2001.....  C-1

Annex D: Fairness Opinion of Sandler O'Neill & Partners, L.P. dated June
25, 2001...................................................................  D-1
Annex E: Selected Provisions of the California General Corporation Law
        Regarding Dissenters' Rights.......................................  E-1


                                      (iv)

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement which we have attached as Annex A. For information about where to obtain these additional documents, you should read the information under the caption entitled "Where You Can Find More Information" (page 80).


The Companies

Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303
(650) 813-8200

   Greater Bay Bancorp, referred to as Greater Bay, is a bank holding company operating Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce. These banks and Greater Bay have various operating divisions, including CAPCO, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Marin, Greater Bay International Banking Division, Greater Bay Trust Company, Greater Bay Bank SBA Lending Group, Matsco, Pacific Business Funding and Venture Banking Group.

   Through its financial services subsidiaries and operating divisions, Greater Bay serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Coastal Region, with offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Rafael, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville.

   Greater Bay provides a wide range of commercial banking and financial services to small and medium-sized businesses, real estate developers and property managers, business executives, professionals and other individuals.

SJNB Financial Corp.
One North Market Street
San Jose, California 95113
(408) 947-7562

   SJNB Financial Corp., referred to as SJNB, is a bank holding company incorporated in the State of California. SJNB's principal banking subsidiary, San Jose National Bank, is a national banking association organized under the laws of the United States. San Jose National Bank presently operates four banking offices in two Northern California counties. San Jose National Bank accepts checking and savings deposits, offers money market deposit accounts and certificates of deposit, makes secured and unsecured commercial and other installment and term loans and offers customary banking services.

   San Jose National Bank offers banking services generally, but it places primary emphasis on real estate-related lending and specialized lending to businesses and professionals. Loans for real estate purposes include term financing for commercial facilities and real estate construction loans mainly for residential and commercial properties. Loans to businesses and professionals include accounts receivable financing, equipment financing, commercial loans, SBA loans and letters of credit. SJNB provides commercial banking, factoring and leasing services principally through San Jose National Bank, San Jose National Bank's Financial Services Division and Epic Funding Corporation, a wholly-owned subsidiary of San Jose National Bank. Although San Jose National Bank has neither a trust nor an international banking department, it has arranged to provide these services through its correspondent banks. As a bank holding company, SJNB is authorized to engage in the activities permitted under the Bank Holding Company Act of 1956 and regulations thereunder.

The SJNB Meeting (pages 18-21)


   The SJNB shareholders' meeting will be held at The Fairmont Hotel San Jose, located at 170 South Market Street, San Jose, California at 9:00 a.m., local time, on Tuesday, October 23, 2001. At the special meeting, SJNB shareholders will be asked to consider and vote upon a proposal to approve the merger agreement.


The Greater Bay Meeting (pages 22-25 and 83-85)


   The Greater Bay shareholders' meeting will be held at the Stanford Park Hotel, located at 100 El Camino Real, Menlo Park, California, at 9:00 a.m., local time, on Tuesday, October 23, 2001. At the special meeting, Greater Bay shareholders will be asked to consider and vote upon proposals


  . to approve the merger agreement, and

  . to approve an amendment to Greater Bay's Amended and Restated 1996 Stock
    Option Plan to increase the number of shares reserved under that plan.

Record Date; Voting Power (pages 18 and 22)


 SJNB

   You are entitled to vote at the SJNB meeting if you owned SJNB common stock on September 12, 2001, the record date for the SJNB special meeting. As of that date, there were 3,815,062 shares of SJNB common stock issued and outstanding held by approximately 2,600 holders of record. Each holder of SJNB common stock is entitled to one vote per share on any matter that may properly come before the meeting.


 Greater Bay

   You are entitled to vote at the Greater Bay meeting if you owned Greater Bay common stock on September 12, 2001, the record date for the Greater Bay special meeting. As of that date, there were 42,772,530 shares of Greater Bay common stock issued and outstanding held by approximately 2,938 holders of record. Each holder of Greater Bay common stock is entitled to one vote per share on any matter that may properly come before the meeting.


Vote Required (pages 18 and 22)


   Approval by the SJNB shareholders of the proposal to approve the merger agreement will require the affirmative vote of a majority of the outstanding shares of SJNB common stock.

   Approval by the Greater Bay shareholders of the proposal to approve the merger agreement will require the affirmative vote of a majority of the outstanding shares of Greater Bay common stock. The proposal to approve the amendment to the Amended and Restated 1996 Stock Option Plan to increase the number of shares reserved under that plan requires the affirmative vote of a majority of the shares of Greater Bay common stock present and voting at the meeting.

Share Ownership of SJNB Management (pages 18-20)


   On the record date for the SJNB special meeting, the directors and executive officers of SJNB, including their affiliates, had voting power with respect to an aggregate of 784,765 shares of SJNB common stock, or 20.57% of the shares of SJNB common stock then outstanding.


   The directors of SJNB have signed contracts agreeing to vote the shares of SJNB common stock owned by them "FOR" the proposal to approve the merger agreement and the transactions contemplated thereby.

Share Ownership of Greater Bay Management (pages 22-24)


   On the record date for the Greater Bay special meeting, the directors and executive officers of Greater Bay, including their affiliates, had voting power with respect to an aggregate of 1,947,717 shares of Greater Bay common stock, or 4.55% of the shares of Greater Bay common stock then outstanding.


   We expect that the directors and executive officers of Greater Bay will vote the shares of Greater Bay common stock owned by them FOR each of the proposals described in this document.

Recommendations (pages 21 and 24)


 To SJNB Shareholders

   The SJNB Board of Directors has unanimously approved the merger agreement, and recommends a vote "FOR" approval of the merger agreement and the transactions contemplated thereby. You also should refer to the reasons that the SJNB Board considered in determining whether to approve the merger agreement on pages 32-34.


 To Greater Bay Shareholders

   The Greater Bay Board of Directors has unanimously approved the merger agreement, and recommends a vote "FOR" approval of the merger agreement and the transactions contemplated thereby, and the amendment of the Amended and Restated 1996 Stock Option Plan to increase the number of shares reserved under that plan. You also should refer to the reasons that the Greater Bay Board considered in determining whether to approve the merger agreement on pages 34-35.


Opinion of Dain Rauscher Wessels, Financial Advisor to SJNB (pages 35-41)


   Dain Rauscher Wessels, financial advisor to SJNB, referred to as Dain Rauscher, rendered an oral fairness opinion on June 20, 2001 to the SJNB Board that, as of that date, the conversion ratio was fair to the SJNB shareholders from a financial point of view. Dain Rauscher subsequently confirmed its June 20, 2001 opinion by delivery to the SJNB Board of a written fairness opinion dated June 25, 2001. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Dain Rauscher Wessels, is attached to this document as Annex C. SJNB shareholders should read the fairness opinion in its entirety.

Opinion of Sandler O'Neill & Partners, L.P., Financial Advisor to Greater Bay (pages 41-48)


   Sandler O'Neill & Partners, L.P., financial advisor to Greater Bay, referred to as Sandler O'Neill, rendered an oral fairness opinion on June 20, 2001 to the Greater Bay Board that, as of such date, the conversion ratio to be paid was fair to the Greater Bay shareholders from a financial point of view. Sandler O'Neill subsequently confirmed its June 20, 2001 opinion by delivery to the Greater Bay Board of a written fairness opinion dated June 25, 2001. A copy of the fairness opinion, setting forth the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Sandler O'Neill, is attached to this document as Annex D. Greater Bay shareholders should read the fairness opinion in its entirety.

Terms of the Merger Agreement (pages 54-61)


   The merger agreement, including Amendment No. 1, is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger. Throughout this document, the term "merger agreement" includes Amendment No. 1.


   General. The merger agreement provides that SJNB will be merged with and into Greater Bay, with San Jose National Bank becoming a wholly owned subsidiary of Greater Bay.

   Conversion Ratio. For each outstanding share of SJNB common stock, SJNB shareholders will receive 1.82 shares of Greater Bay common stock if the average closing price of that stock is between $21.1429 and $31.0925. If the average closing price of that stock is greater than $31.0925, the conversion ratio will adjust according to a set formula. If the average closing price of Greater Bay common stock is less than $21.1429, SJNB may decide to accept the conversion ratio of 1.82 or to terminate the merger agreement. If SJNB decides to terminate the agreement, Greater Bay may elect to exercise a top up option in which the merger will be completed with a conversion ratio that will adjust according to a formula. Greater Bay will not issue fractional shares. Instead, SJNB shareholders will receive an amount in cash equal to the value of any fractional share they would otherwise receive based upon the market value (as determined in the merger agreement) of a share of Greater Bay common stock at the time of the merger. Average closing price means the average closing sale price on The Nasdaq Stock Market of Greater Bay common stock for the 20 consecutive trading days ending at the end of the third trading day immediately before completion of the merger.


   The merger agreement also provides that the conversion ratio will adjust in the event that SJNB incurs or might reasonably be expected to incur certain operating losses (including those relating to forged checks, cash shortages, litigation, claims or other similar acts) in excess of $1 million or environmental consultants determine that properties owned by SJNB require environmental remediation with an estimated cost in excess of $1 million.


   Completion of the Merger. The merger will become effective when we file an agreement of merger with the Secretary of State of California. The merger agreement provides that we will file the agreement of merger as soon as practicable following the satisfaction or waiver of the conditions to the merger.

   Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

  . approval of the merger agreement by both the SJNB and Greater Bay shareholders;

  . receipt of listing approval from The Nasdaq Stock Market for the Greater
    Bay common stock to be issued in the merger;

  . receipt of all necessary authorizations, orders and consents of governmental authorities without imposition of any conditions that Greater Bay deems to be materially adverse or materially burdensome, and the expiration of any regulatory waiting periods;

  . effectiveness of the registration statement of Greater Bay relating to the shares of Greater Bay common stock to be issued to SJNB shareholders in the merger, of which this document forms a part;

  . receipt from PricewaterhouseCoopers LLP of a letter confirming that the merger qualifies for pooling of interests accounting treatment and receipt from KPMG LLP of a letter confirming that no conditions exist with respect to either SJNB or San Jose National Bank that would preclude pooling of interests accounting treatment;

  . receipt of opinions of Greater Bay's and SJNB's counsels that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

  . confirmation that the adjusted book value of SJNB common stock at the close of business on the last day of the month prior to completion of the merger is not less than $69.64 million if the merger closes in October 2001, $69.61 million if the merger closes in November 2001, $70.32 million if the merger closes in December 2001 and $71.06 million if the merger closes in January 2002. Adjusted book value means SJNB's total shareholders' equity adjusted to eliminate all amounts paid for the exercise of SJNB stock options since March 31, 2001, to eliminate amounts related to accumulated other comprehensive income and to include the amount of SJNB's consolidated accumulated other comprehensive income as of March 31, 2001, to deduct any dividends paid after the date of the merger agreement (to the extent not previously accrued), to add back certain operating losses and environmental remediation costs in excess of $1 million and to add back amounts paid or accrued for merger-related expenses; and

  . confirmation that SJNB's allowance for loan and lease losses at the close of business on the last day of the month prior to completion of the merger equals at least 1.60% of SJNB's total gross loans.

   Unless prohibited by law, either Greater Bay or SJNB could elect to waive any condition.

   Termination. Either SJNB or Greater Bay may terminate the merger under a number of circumstances, including if:

  . Greater Bay and SJNB consent in writing;

  . the merger is not completed by January 31, 2002;

  . legal restraints prevent the merger;

  . the SJNB or Greater Bay shareholders do not approve the merger agreement;

  . the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has under the merger agreement; or

  . any condition to the party's obligations under the merger agreement has not been met or waived at a time when the condition could no longer be satisfied.

   In addition, Greater Bay may terminate the merger if the SJNB Board approves, recommends or causes SJNB to enter into any agreement with a person other than Greater Bay providing for the merger, consolidation, share exchange or other business combination involving SJNB or any subsidiary of SJNB, or any purchase of all or any material portion of the assets of SJNB or any subsidiary of SJNB. Further, Greater Bay may terminate the merger if SJNB continues discussions with a third party for more than 15 business days regarding a proposed transaction that has more favorable terms than those offered by Greater Bay, referred to as a Superior Proposal.

   Similarly, SJNB may terminate the merger if SJNB decides to enter into an agreement with a third party for a transaction that constitutes a Superior Proposal. If that occurs, SJNB will have to pay Greater Bay $6.0 million, which will be credited against any amounts owing to Greater Bay under the stock option agreement discussed below. In addition, SJNB may terminate the merger if Greater Bay announces a business combination, tender offer or similar transaction which, if consummated, would result in Greater Bay shareholders owning less than 66 2/3% of the shares of the surviving corporation and the other party requires Greater Bay to terminate the merger agreement between Greater Bay and SJNB. If that occurs, Greater Bay will have to pay SJNB $6.0 million. Further, SJNB may terminate the merger if the average closing price of Greater Bay common stock is less than $21.1429 and Greater Bay does not exercise the top up option as described under the heading "The Merger-- Structure of the Merger--Conversion of Shares" on pages 26-28.

Stock Option Agreement (pages 62-64)


   SJNB has signed a stock option agreement granting Greater Bay an option to purchase up to 757,872 shares of SJNB common stock, or an amount equal to 19.9 percent of the outstanding shares of SJNB common stock. The option is exercisable for $40.00 per share, subject to adjustment in certain circumstances. Greater Bay can exercise the option if the merger does not occur because:

  . the Board of Directors of SJNB has approved a merger or other type of corporate reorganization with a third party, or a tender offer or exchange offer to purchase SJNB common stock;

  . SJNB has entered into an agreement with a third party to effect a merger or other type of corporate reorganization; or

  . any person has acquired more than 25% of the outstanding shares of SJNB common stock.

   The purpose of the option agreement is to increase the likelihood that we will complete the merger and to protect Greater Bay if a third party prevents the acquisition. The right to purchase common stock of SJNB is subject to compliance with applicable law, including receipt of any necessary approvals under the Bank Holding Company Act. The option agreement could have the effect of discouraging companies other than Greater Bay from acquiring SJNB.

Interests of Certain Persons in the Merger (pages 48-49)


   The directors and executive officers of SJNB have interests in the merger as directors and/or employees that are different from, or in addition to, the interests of SJNB shareholders. The SJNB Board recognized these interests and determined that they did not affect the benefits of the merger to the SJNB shareholders.

   Upon completion of the merger, the current members of the Boards of Greater Bay and San Jose National Bank will continue as members of their respective Boards. Also, Greater Bay will appoint Robert A. Archer and Arthur K. Lund, current members of SJNB's Board, to the Greater Bay Board, and San Jose National Bank will appoint David Kalkbrenner, President and Chief Executive Officer of Greater Bay, to the San Jose National Bank Board.

   If the merger takes place, the following will occur:

  . outstanding options to purchase SJNB common stock held by directors, officers and employees of SJNB and its subsidiaries will be automatically converted into options to acquire shares of Greater Bay common stock adjusted to account for the conversion ratio; and

  . certain members of senior management of San Jose National Bank will remain as senior management of that bank.

   Upon the signing of the merger agreement, there were outstanding options to purchase an aggregate of 662,167 shares of SJNB common stock. Of the outstanding options, the executive officers and directors of SJNB held options to purchase 444,060 shares of SJNB common stock at a per share weighted average exercise price of $24.45.

Material Federal Income Tax Consequences (pages 50-52)


   We expect that, for U.S. federal income tax purposes, SJNB shareholders will not recognize any gain or loss on the receipt of shares of Greater Bay common stock in exchange for shares of SJNB common stock in the merger. However, SJNB shareholders may recognize gain or loss on the receipt of cash in lieu of a fractional share of Greater Bay common stock. Because of the complexities of the tax laws, SJNB shareholders are advised to consult their own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

Accounting Treatment (page 52)


   We expect the merger to be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

Resales of Greater Bay Common Stock (page 60)


   Shares of Greater Bay common stock that SJNB shareholders receive in the merger will be freely transferable, except for those shares held by holders who may be deemed to be affiliates. Affiliates generally include directors, specific executive officers and holders of 10% or more of outstanding voting securities of SJNB or Greater Bay. SJNB has provided to Greater Bay the written agreements of its affiliates that these persons will not dispose of their shares of SJNB common stock and Greater Bay common stock, except in compliance with the Securities Act of 1933 and applicable accounting rules governing pooling of interests.

Regulatory Approvals (page 61)


   Greater Bay is required to make filings with and obtain approval from the Board of Governors of the Federal Reserve System to complete the merger. We cannot predict whether or when we will obtain this approval.

SJNB Dissenters' Rights (pages 65-67)


   Shareholders of SJNB may exercise dissenters' rights under California law provided that demands are made for payment with respect to 5% or more of the outstanding shares of SJNB common stock. This means that shareholders who vote against the merger may make a written demand to SJNB for payment in cash of the "fair market value" of their shares. SJNB must receive the demand no later than the date of the SJNB shareholders' meeting. The SJNB Board of Directors has determined that the "fair market value" of one share of SJNB common stock for this purpose is $41.375. That amount represents the average of the high and low price for SJNB common stock on June 22, 2001, the business day before the public announcement of the merger. You may disagree with the SJNB Board of Directors' determination of the fair market value. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights." The relevant provisions of California law on dissenters' rights are attached to this document as Annex E.

Greater Bay Dissenters' Rights (pages 65-67)


   Shareholders of Greater Bay may exercise dissenters' rights under California law provided that demands are made for payment with respect to 5% or more of the outstanding shares of Greater Bay common stock. This means that shareholders who vote against the merger may make a written demand to Greater Bay for payment in cash of the "fair market value" of their shares. Greater Bay must receive the demand no later than the date of the Greater Bay shareholders' meeting. The Greater Bay Board of Directors has determined that the "fair market value" of one share of Greater Bay common stock for this purpose is $24.70. That amount represents the average of the high and low price for Greater Bay common stock on June 22, 2001, the business day before the public announcement of the merger. You may disagree with the Greater Bay Board of Directors' determination of the fair market value. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights." The relevant provisions of California law on dissenters' rights are attached to this document as Annex E.


Differences in the Rights of Shareholders (pages 69-72)


   Both Greater Bay and SJNB are incorporated under California law. Upon completion of the merger, SJNB shareholders will become Greater Bay shareholders. Their rights will be governed by Greater Bay's articles of incorporation and bylaws and will continue to be governed by California law. There are differences in the respective charter documents of SJNB and Greater Bay.

                     Market Price and Dividend Information

Comparative Market Price Data

   The following table presents trading information for Greater Bay and SJNB common stock on The Nasdaq Stock Market on June 22, 2001 and September 10, 2001. June 22, 2001 was the last full trading day before our announcement of the signing of the merger agreement. September 10, 2001 was the last practicable trading day for which information was available before the date of this document.



                                           GREATER BAY              SJNB
                                       -------------------- --------------------
                                        HIGH   LOW   CLOSE   HIGH   LOW   CLOSE
                                       ------ ------ ------ ------ ------ ------
June 22, 2001 ........................ $25.24 $24.16 $24.20 $41.75 $41.00 $41.50
September 10, 2001.................... $24.14 $23.41 $23.67 $43.65 $42.18 $42.42


   We urge you to obtain current market quotations for Greater Bay common stock and SJNB common stock. We expect that the market price of Greater Bay common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Greater Bay common stock is subject to fluctuation, the value of the shares of Greater Bay common stock that you will receive in the merger may increase or decrease before and after the merger. For more information, see the heading "Risk Factors -- Since the market price of Greater Bay common stock will vary, SJNB shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger." In addition, as a result of this market price fluctuation, the amount of cash you will receive instead of fractional shares of Greater Bay common stock will also fluctuate.

Historical Market Prices and Dividends

   Greater Bay. Greater Bay common stock is listed on The Nasdaq Stock Market under the symbol "GBBK." On the record date for the special meeting, there were approximately 2,938 holders of record of Greater Bay common stock. The following table sets forth for the calendar quarters indicated the high and low sales prices per share of Greater Bay common stock as reported on The Nasdaq Stock Market, and the dividends per share of Greater Bay common stock. The prices per share of Greater Bay common stock set forth below have been adjusted to reflect a two-for-one stock split effective as of October 4, 2000.



                                                                       DIVIDENDS
QUARTER ENDED                                             HIGH   LOW   DECLARED
-------------                                            ------ ------ ---------
2001:
Third quarter (through September 10, 2001).............. $28.45 $22.98  $0.115
Second quarter .........................................  27.46  21.00   0.100
First quarter...........................................  42.88  24.81   0.100
2000:
Fourth quarter ......................................... $43.31 $28.19  $0.100
Third quarter...........................................  34.72  22.38   0.100
Second quarter .........................................  24.75  20.00   0.075
First quarter...........................................  21.13  18.03   0.075
1999:
Fourth quarter.......................................... $21.72 $16.91  $0.060
Third quarter...........................................  18.00  15.94   0.060
Second quarter..........................................  16.63  14.13   0.060
First quarter...........................................  16.50  13.88   0.060

   SJNB. SJNB common stock is listed on The Nasdaq Stock Market under the symbol "SJNB." On the record date for the special meeting, there were approximately 2,600 holders of record of SJNB common stock. The following table sets forth for the calendar quarters indicated the high and low sales prices per share of SJNB common stock as reported on The Nasdaq Stock Market, and the dividends per share of SJNB common stock.



                                                                       DIVIDENDS
QUARTER                                                   HIGH   LOW   DECLARED
-------                                                  ------ ------ ---------

2001:
Third quarter (through September 10, 2001).............. $48.65 $41.40   $0.20
Second quarter..........................................  43.40  35.60    0.20
First quarter...........................................  39.75  35.25    0.20

2000:
Fourth quarter ......................................... $37.25 $33.75   $0.16
Third quarter...........................................  36.88  27.38    0.16
Second quarter..........................................  29.75  25.88    0.16
First quarter...........................................  30.63  26.50    0.16

1999:
Fourth quarter.......................................... $37.00 $30.00   $0.14
Third quarter...........................................  34.50  30.00    0.14
Second quarter..........................................  30.25  26.50    0.14
First quarter...........................................  28.50  26.00    0.14

                Selected Historical and Pro Forma Financial Data

   We are providing the following information to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by each of Greater Bay and SJNB for the periods presented. These are the historical figures. Greater Bay's annual historical figures are derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent public accountants of Greater Bay. SJNB's annual historical figures are derived from consolidated financial statements as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which have been audited by KPMG LLP, independent public accountants for SJNB. The annual historical information presented below should be read together with the consolidated audited financial statements of Greater Bay and the consolidated audited financial statements of SJNB, incorporated in this document by reference. To find this information, see "Where You Can Find More Information" (pages 80-81).


   Pro forma combined figures are simply arithmetical combinations of Greater Bay's and SJNB's separate financial results. You should not assume that the combined company of Greater Bay and SJNB would have achieved the pro forma combined results if they had actually been combined during the periods presented. These pro forma presentations treat the companies as if they had always been combined for accounting and financial reporting purposes, a method known as pooling of interests accounting. When you read this information, you should also read the information under the heading "Unaudited Pro Forma Condensed Combined Financial Information" (page 73). For purposes of illustration, the pro forma combined figures have been calculated using the conversion ratio of 1.82 for our proposed merger. However the actual conversion ratio will be determined based on the average closing price of Greater Bay common stock which is explained further under "The Merger--Structure of the Merger" (pages 26-28).


   We expect to incur merger and other non-recurring expenses as a result of combining the companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn additional revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

                    Historical and Pro Forma Per Share Data

   We have summarized below the per share information for our respective companies on an historical, pro forma combined and pro forma equivalent basis. We have adjusted Greater Bay's historical per share amounts to reflect a two-for-one stock split effective on each of October 4, 2000 and April 30, 1998.

   We have calculated the pro forma Greater Bay and SJNB combined per share data for net income using the weighted average number of shares of Greater Bay common stock outstanding for the periods presented, increased by the weighted average number of shares of SJNB common stock outstanding for the period presented multiplied by an assumed conversion ratio of 1.82 shares of Greater Bay common stock for each share of SJNB common stock, as if these shares were outstanding for each period presented.

   The pro forma Greater Bay and SJNB combined per share data for dividends declared represents the sum of historical dividends for Greater Bay common stock plus the historical dividends for SJNB common stock divided by the sum of Greater Bay common stock and SJNB common stock, adjusted for the assumed conversion ratio of 1.82.

   The pro forma Greater Bay and SJNB combined book value per share has been calculated using the shares of outstanding Greater Bay common stock increased by the shares of outstanding SJNB common stock multiplied by an assumed conversion ratio of 1.82 for each share of SJNB common stock as if these shares were outstanding as of the date presented.

   The pro forma equivalent SJNB share information has been calculated by multiplying the pro forma Greater Bay and SJNB combined per share net income, dividends and book value by an assumed conversion ratio of 1.82.

                                                   Pro forma       Pro forma
                          Historical  Historical Greater Bay & equivalent of one
Per common share          Greater Bay    SJNB    SJNB combined    SJNB share
----------------          ----------- ---------- ------------- -----------------
Net income:
Six months ended June
 30, 2001
  Basic.................     $1.01      $1.53        $0.98           $1.79
  Diluted...............      0.97       1.45         0.94            1.72
Six months ended June
 30, 2000
  Basic.................      0.68       0.80         0.65            1.18
  Diluted...............      0.65       0.76         0.62            1.13
Year ended December 31,
 2000
  Basic.................      1.42       2.35         1.40            2.55
  Diluted...............      1.35       2.24         1.33            2.42
Year ended December 31,
 1999
  Basic.................      1.16       2.04         1.15            2.09
  Diluted...............      1.10       1.91         1.09            1.98
Year ended December 31,
 1998
  Basic.................      0.91       2.06         0.95            1.72
  Diluted...............      0.85       1.92         0.88            1.61

Cash dividends declared:
Six months ended June
 30, 2001...............      0.20       0.40         0.20            0.37
Year ended December 31,
 2000...................      0.40       0.64         0.39            0.71
Year ended December 31,
 1999...................      0.24       0.56         0.24            0.44
Year ended December 31,
 1998...................      0.19       0.56         0.20            0.36

Book value:
June 30, 2001...........      8.72      18.52         8.92           16.24
December 31, 2000.......      7.69      16.97         7.92           14.41
December 31, 1999.......      6.38      14.81         6.63           12.07

                 Greater Bay Historical Selected Financial Data

                            Six months ended
                                June 30,                         Years ended December 31,
                          ----------------------  ----------------------------------------------------------
                             2001        2000        2000        1999        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $  218,501  $  167,375  $  368,363  $  255,377  $  205,189  $  165,783  $  129,559
Interest expense........      83,514      60,650     136,400      90,817      73,918      56,847      43,044
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income....     134,987     106,725     231,963     164,560     131,271     108,936      86,515
Provision for loan
 losses.................      16,777      13,936      28,096      14,039       8,279       9,131       5,095
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses...........     118,210      92,789     203,867     150,521     122,992      99,805      81,420
Other income............      22,558      16,544      32,539      28,471      20,996      18,179      16,972
Nonrecurring--warrant
 income.................         504       9,349      12,986      14,508         945       1,162          92
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total other income.....      23,062      25,893      45,525      42,979      21,941      19,341      17,064
Operating expenses......      72,962      58,689     122,612     105,264      89,029      77,727      67,948
Other expenses--
 nonrecurring...........         --          --          --       12,160       1,341      (1,700)        --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total operating
  expenses..............      72,962      58,689     122,612     117,424      90,370      76,027      67,948
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income tax
 expense & merger and
 other related
 nonrecurring costs.....      68,310      59,993     126,780      76,076      54,563      43,119      30,536
Income tax expense......      25,631      23,139      48,537      25,406      19,105      15,643      10,963
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before merger and
 other related
 nonrecurring costs.....      42,679      36,854      78,243      50,670      35,458      27,476      19,573
Merger and other related
 nonrecurring costs, net
 of tax.................         --        9,133      19,703       6,486       1,674       2,282       1,991
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income.............  $   42,679  $   27,721  $   58,540  $   44,184  $   33,784  $   25,194  $   17,582
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Per Share Data
Income per share (before
 merger and nonrecurring
 items)
 Basic..................  $     1.00  $     0.77  $     1.71  $     1.21  $     0.95  $     0.73  $     0.57
 Diluted................  $     0.96  $     0.74  $     1.62  $     1.15  $     0.89  $     0.68  $     0.53
Net income per share
 Basic..................  $     1.01  $     0.68  $     1.42  $     1.16  $     0.91  $     0.70  $     0.51
 Diluted................  $     0.97  $     0.65  $     1.35  $     1.10  $     0.85  $     0.66  $     0.48
Book value per common
 share..................  $     8.72  $     6.94  $     7.69  $     6.38  $     5.37  $     4.78  $     4.30
Shares outstanding at
 period end.............  42,625,248  41,284,372  41,929,173  39,635,048  37,342,950  35,886,162  33,865,656
Average common shares
 outstanding............  42,445,000  40,752,000  41,229,000  38,245,000  37,049,000  35,835,000  34,634,000
Average common and
 common equivalent
 shares outstanding.....  44,091,000  42,557,000  43,505,000  40,304,000  39,639,000  38,198,000  36,599,000

Performance Ratios
Return on average assets
 (before merger and
 nonrecurring items)....        1.57%       1.54%       1.61%       1.39%       1.37%       1.33%       1.26%
Return on average common
 shareholders' equity
 (before merger and
 nonrecurring items)....       24.27%      22.78%      24.08%      21.08%      19.02%      16.24%      14.13%
Net yield on interest-
 earning assets.........        5.39%       5.65%       5.72%       5.39%       5.56%       5.96%       6.11%

Balance Sheet Data--At
 Period End
Assets..................  $6,224,977  $4,319,085  $5,130,378  $3,736,729  $2,857,246  $2,235,907  $1,791,754
Loans, net..............   3,725,382   2,780,729   3,517,408   2,416,423   1,740,158   1,358,514   1,089,477
Investment securities...   1,982,439   1,110,239     962,277     750,516     667,531     464,703     345,107
Deposits................   4,316,752   3,716,535   4,165,061   3,262,888   2,463,484   1,935,405   1,570,087
Subordinated debt.......         --          --          --          --        3,000       3,000       3,000
Trust Preferred
 Securities.............      99,500      99,500      99,500      49,000      49,000      20,000         --
Common shareholders'
 equity.................     371,642     286,645     322,365     252,895     200,697     171,465     145,722

Regulatory Capital
 Ratios
Leverage Ratio..........        7.76%       9.16%       8.77%       8.24%       8.13%       8.82%       8.42%
Tier 1 Capital..........        9.19%      10.87%       9.40%       9.75%      10.70%      11.31%      10.89%
Total Capital...........       10.46%      12.61%      10.70%      11.07%      12.59%      12.67%      12.24%

   Significant events affecting Greater Bay's historical selected financial data include the following:

  . Amounts indicated have been restated on an historical basis to reflect the mergers with Cupertino National Bancorp, Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation, Bay Area Bancshares, Bay Commercial Services, Mt. Diablo Bancshares, Coast Bancorp, Bank of Santa Clara and Bank of Petaluma, each of which was accounted for on a pooling of interests basis.

  . Per share amounts have been adjusted to reflect a two-for-one stock split effective on each of October 4, 2000 and April 30, 1998.

  . If the performance ratios included merger and nonrecurring items (net of tax) of ($292,000) for the six months ended June 30, 2001, $3.7 million for the six months ended June 30, 2000, $12.1 million in 2000, $2.0 million in 1999, $1.4 million in 1998, $788,000 in 1997 and $2.0 million in 1996, return on average assets would have been 1.58% for the six months ended June 30, 2001, 1.36% for the six months ended June 30, 2000, 1.34% for 2000, 1.33% for 1999, 1.32% for 1998, 1.29% for 1997 and 1.13%
    for 1996, and return on average common shareholders' equity would have been 24.43% for the six months ended June 30, 2001, 20.12% for the six months ended June 30, 2000, 19.95% for 2000, 20.16% for 1999, 18.29% for
    1998, 15.75% for 1997 and 12.69% for 1996.

                    SJNB Historical Selected Financial Data

                           Six months ended
                               June 30,                     Years ended December 31,
                          --------------------  -----------------------------------------------------
                            2001       2000       2000       1999       1998       1997       1996
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $  27,101  $  26,401  $  55,276  $  43,257  $  39,080  $  36,584  $  32,112
Interest expense........      9,948     10,062     21,650     15,692     13,477     13,022     11,617
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Net interest income..     17,153     16,339     33,626     27,565     25,603     23,562     20,495
Provision for loan and
 lease losses...........        600        375        725        862        436        705         40
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Net interest income
    after provision for
    loan and lease
    losses..............     16,553     15,964     32,901     26,703     25,167     22,857     20,455
Other income............      1,397        417      1,606      1,866      1,824      1,490      1,199
Operating expenses......      8,668     11,566     20,356     16,551     14,462     12,888     12,505
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income tax
 expense ...............      9,282      4,815     14,151     12,018     12,529     11,459      9,149
Income tax expense......      3,486      1,923      5,527      4,901      5,040      4,749      3,757
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
   Net income...........  $   5,796  $   2,892  $   8,624  $   7,117  $   7,489  $   6,710  $   5,392
                          =========  =========  =========  =========  =========  =========  =========
Per Share Data
Net income per share
 Basic..................  $    1.53  $    0.80  $    2.35  $    2.04  $    2.06  $    1.86  $    1.51
 Diluted................  $    1.45  $    0.76  $    2.24  $    1.91  $    1.92  $    1.74  $    1.41
Book value per common
 share..................  $   18.52  $   15.11  $   16.97  $   14.81  $   14.13  $   12.85  $   11.79
Shares outstanding at
 period end.............  3,808,000  3,688,000  3,747,000  3,593,000  3,590,000  3,640,000  3,659,000
Average common shares
 outstanding............  3,789,000  3,635,000  3,665,000  3,491,000  3,635,000  3,609,000  3,567,000
Average common and
 common equivalent
 shares outstanding.....  3,993,000  3,806,000  3,854,000  3,722,000  3,902,000  3,850,000  3,830,000

Performance Ratios
Return on average assets
 .......................       1.76%      0.96%      1.36%      1.33%      1.60%      1.53%      1.42%
Return on average common
 shareholders' equity...      17.08%     10.69%     15.33%     13.70%     15.44%     15.37%     13.61%
Net yield on interest-
 earning assets.........       5.67%      5.86%      5.76%      5.55%      5.87%      5.86%      5.90%

Balance Sheet Data--At
 Period End
Assets..................  $ 660,521  $ 638,724  $ 687,777  $ 568,081  $ 494,736  $ 455,963  $ 431,187
Loans and leases, net...    474,100    411,836    455,921    396,906    330,449    287,666    246,656
Investment securities...    118,019    129,829    128,787    113,074     86,504    109,378    105,176
Deposits................    562,821    543,832    585,343    473,733    405,857    361,391    334,083
Common shareholders'
 equity.................     70,526     55,740     63,583     53,219     50,739     46,764     43,157

Regulatory Capital
 Ratios
Leverage Ratio..........       9.90%      8.59%      8.94%      8.88%      9.78%      9.58%      9.85%
Tier 1 Capital..........      11.86%     10.13%     11.04%     11.08%     11.77%     12.50%     13.15%
Total Capital...........      13.11%     11.38%     12.29%     12.34%     13.02%     13.79%     14.36%

   Significant events affecting SJNB's historical selected financial data include the following:

  . Amounts indicated have been restated on an historical basis to reflect the merger with Saratoga Bancorp which was accounted for on a pooling of interests basis.

              Selected Unaudited Pro Forma Combined Financial Data
                              Greater Bay and SJNB

                            Six months ended
                                June 30,              Years ended December 31,
                          ----------------------  ----------------------------------
                             2001        2000        2000        1999        1998
                          ----------  ----------  ----------  ----------  ----------
                             (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $  245,602  $  193,776  $  423,639  $  298,634  $  244,269
Interest expense........      93,462      70,712     158,050     106,509      87,395
                          ----------  ----------  ----------  ----------  ----------
   Net interest income..     152,140     123,064     265,589     192,125     156,874
Provision for loan
 losses.................      17,377      14,311      28,821      14,901       8,715
                          ----------  ----------  ----------  ----------  ----------
   Net interest income
    after provision for
    loan losses.........     134,763     108,753     236,768     177,224     148,159
Other income............      23,955      16,961      34,145      30,337      22,820
Nonrecurring--warrant
 income.................         504       9,349      12,986      14,508         945
                          ----------  ----------  ----------  ----------  ----------
   Total other income...      24,459      26,310      47,131      44,845      23,765
Operating expenses......      81,630      66,831     139,544     121,328     103,491
Other expenses--
 nonrecurring...........         --          --          --       12,160       1,341
                          ----------  ----------  ----------  ----------  ----------
   Total operating
    expenses............      81,630      66,831     139,544     133,488     104,832
                          ----------  ----------  ----------  ----------  ----------
Income before income tax
 expense & merger and
 other related
 nonrecurring costs.....      77,592      68,232     144,355      88,581      67,092
Income tax expense......      29,117      26,338      55,340      30,485      24,145
                          ----------  ----------  ----------  ----------  ----------
Income before merger and
 other related
 nonrecurring costs.....      48,475      41,894      89,015      58,096      42,947
Merger and other related
 nonrecurring costs, net
 of tax.................         --       11,281      21,851       6,795       1,674
                          ----------  ----------  ----------  ----------  ----------
   Net income...........  $   48,475  $   30,613  $   67,164  $   51,301  $   41,273
                          ==========  ==========  ==========  ==========  ==========
Per Share Data
Income per share (before
 merger and nonrecurring
 items)
 Basic..................  $     0.98  $     0.77  $     1.70  $     1.20  $     0.98
 Diluted................  $     0.94  $     0.74  $     1.61  $     1.14  $     0.91
Net income per share
 Basic..................  $     0.98  $     0.65  $     1.40  $     1.15  $     0.95
 Diluted................  $     0.94  $     0.62  $     1.33  $     1.09  $     0.88
Book value per common
 share..................  $     8.92  $     7.13  $     7.92  $     6.63  $     5.73
Shares outstanding at
 period end.............  49,555,808  47,996,532  48,748,713  46,174,308  43,876,750
Average common shares
 outstanding............  49,341,000  47,368,000  47,899,000  44,599,000  43,665,000
Average common and
 common equivalent
 shares outstanding.....  51,358,000  49,484,000  50,519,000  47,078,000  46,741,000

Performance Ratios
Return on average assets
 (before merger and
 nonrecurring items)....        1.59%       1.55%       1.63%       1.39%       1.40%
Return on average common
 shareholders' equity
 (before merger and
 nonrecurring items)....       23.10%      22.10%      23.29%      19.78%      18.28%
Net yield on interest-
 earning assets.........        5.42%       5.68%       5.73%       5.41%       5.60%

Balance Sheet Data--At
 Period End
Assets..................  $6,885,498  $4,957,809  $5,818,155  $4,304,810  $3,351,982
Loans, net..............   4,199,482   3,192,565   3,973,329   2,813,329   2,070,607
Investment securities...   2,100,458   1,240,068   1,091,064     863,590     754,035
Deposits................   4,879,573   4,260,367   4,750,404   3,736,621   2,869,341
Subordinated debt.......         --          --          --          --        3,000
Trust Preferred
 Securities.............      99,500      99,500      99,500      49,000      49,000
Common shareholders'
 equity.................     442,168     342,385     385,948     306,114     251,436

Regulatory Capital
 Ratios
Leverage Ratio..........        7.99%       9.08%       8.79%       8.32%       8.36%
Tier 1 Capital..........        9.46%      10.77%       9.58%       9.92%      10.86%
Total Capital...........       10.72%      12.45%      10.88%      11.23%      12.66%

   Significant events affecting the selected unaudited pro forma combined financial data include the following:

  . Per share amounts have been adjusted to reflect Greater Bay's two-for-one stock split effective on each of October 4, 2000 and April 30, 1998.

  . Pro forma merger and other related nonrecurring costs include merger related costs for SJNB of $3.4 million ($2.1 million net of tax) for the six months ended June 30, 2000 and in 2000, and $487,000 ($309,000 net of tax) in 1999, which are included in operating expenses in SJNB's Historical Selected Financial Data.

  . If the pro forma performance ratios for Greater Bay and SJNB included merger and other related nonrecurring costs (net of tax) of $(292,000) for the six months ended June 30, 2001, $5.8 million for the six months ended June 30, 2000, $14.3 million in 2000, $2.3 million in 1999 and $1.4 million in 1998, return on average assets would have been 1.59% for the six months ended June 30, 2001, 1.30% for the six months ended June 30, 2000, 1.34% for 2000, 1.33% for 1999 and 1.36% for 1998, and return on average common shareholders' equity would have been 23.24% for the six months ended June 30, 2001, 18.57% for the six months ended June 30, 2000, 19.21% for 2000, 18.92% for 1999 and 17.69% for 1998.

                                 RISK FACTORS

   In addition to the other information included in this document including the matters addressed in "A Warning about Forward-looking Information", you should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated by the merger agreement.

Since the market price of Greater Bay common stock will vary, SJNB shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger.

   The conversion ratio is based on the average closing sale price of Greater Bay common stock for the 20 consecutive trading days prior to the third trading day before the day the merger is completed. This means that at the time of the special meeting, SJNB shareholders will not know the exact value of the Greater Bay common stock that they will receive when the merger is completed. The market prices of SJNB common stock and Greater Bay common stock when the merger takes place may vary from their prices at the date of this document and at the date of the shareholder meetings and thereafter. Such variations in the market prices of Greater Bay common stock and SJNB common stock may result from changes in the business, operations or prospects of SJNB, Greater Bay or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

   We urge you to obtain current market quotations for Greater Bay common stock and SJNB common stock.

We may not successfully integrate our business operations.

   Integrating our business operations after the merger may be difficult and time consuming. If we are unable to integrate our businesses successfully, this could hurt our business and operating results. Successful integration of SJNB's operations will depend primarily on Greater Bay's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Greater Bay may encounter difficulties in the integration process, such as the loss of key employees and customers, the disruption of ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

                            THE SJNB SPECIAL MEETING

General

   SJNB will hold its special meeting of shareholders on Tuesday, October 23, 2001 at 9:00 a.m., local time, at The Fairmont Hotel San Jose, located at 170 South Market Street, San Jose, California. At the special meeting, SJNB shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. SJNB shareholders may also be asked to vote upon a proposal to adjourn or postpone the SJNB meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from SJNB shareholders to approve the merger agreement.


Record Date; Voting Power

   If you were an SJNB shareholder at the close of business on September 12, 2001, you may vote at the SJNB special meeting. As of that date, there were 3,815,062 issued and outstanding shares of SJNB common stock held by approximately 2,600 holders of record. Each holder of SJNB common stock is entitled to one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of SJNB common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. Any shares of SJNB common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."


Vote Required

   The presence in person or by proxy of the holders of a majority of the shares of SJNB common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. SJNB will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting. The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the shares of SJNB common stock outstanding on the record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

Share Ownership of Management

   On the record date, the directors and executive officers of SJNB, including their affiliates, had voting power with respect to an aggregate of 784,765 shares of SJNB common stock, or 20.57% of the shares of SJNB common stock then outstanding. Each director of SJNB is a party to a shareholders's agreement with Greater Bay pursuant to which he or she has agreed to vote or cause to be voted all of the shares of SJNB common stock as to which such director has sole or shared voting power in favor of approval of the merger agreement.

   As of the record date, the directors and executive officers of SJNB beneficially owned shares of SJNB common stock as described in the following table. Unless otherwise indicated, each director and executive officer listed below possesses sole voting and investment power, subject to applicable community property laws and shared voting or investment power with a spouse. The address for these beneficial owners, all of whom are incumbent directors and executive officers of SJNB, is SJNB Financial Corp., One North Market Street, San Jose, California 95113. The table also includes each person known to SJNB that beneficially owns more than 5% or of SJNB's common stock as of the record date.

                                                          Shares Beneficially
                                                                Owned(1)
                                                          --------------------
                                                          Number of Percentage
                Name of Beneficial Owner                   Shares    of Class
                ------------------------                  --------- ----------
Victor E. Aboukhater (2).................................    31,131      *
Ray S. Akamine (3).......................................    27,600      *
Robert A. Archer (4).....................................    70,253    1.83%
Albert V. Bruno (5)......................................    34,165      *
Rod Diridon, Sr. (6).....................................    23,949      *
Robert G. Egan (7).......................................    40,282    1.05%
F. Jack Gorry (8)........................................    23,000      *
James R. Kenny (9) (10)..................................   168,919    4.43%
William D. Kron (11).....................................    27,256      *
Arthur K. Lund (12) (13).................................    82,558    2.15%
V. Ronald Mancuso (14)...................................    85,631    2.23%
Richard L. Mount (15)....................................   123,694    3.24%
Louis Oneal (12) (16)....................................    79,204    2.07%
Diane P. Rubino (17).....................................    32,287      *
Douglas L. Shen (18).....................................    86,495    2.26%
Gary S. Vandeweghe (19)..................................    50,503    1.32%
Eugene E. Blakeslee (9) (20).............................   129,548    3.41%
Frederic H. Charpiot (9) (21)............................    95,873    2.52%
Margo F. Culcasi (22)....................................    23,745      *
Judith Doering-Nielsen (23)..............................    34,608      *

All directors and executive officers as a group (20
 persons) (24)........................................... 1,089,025   26.44%
Banc Fund III L.P.
Bank Fund III Trust
Banc Fund IV L.P.
Banc Fund V L.P.
208 S. LaSalle Street
Chicago, IL 60604 (25)...................................   318,170    8.34%

--------

  * Less than 1%.


 (1) Includes shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001. Shares of SJNB common stock issuable upon exercise of stock options exercisable within 60 days of that date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.


 (2) Includes 17,500 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (3) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (4) Includes 3,720 shares owned of record by a trust of which Mr. Archer is a trustee and beneficiary and 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (5) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.

 (6) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (7) Includes 17,500 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (8) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (9) Includes 65,934 shares held in the SJNB Cash or Deferred Profit Sharing Plan of which Messrs. Kenny, Blakeslee and Charpiot are trustees and beneficiaries and with regard to which shares Messrs. Kenny, Blakeslee and Charpiot have sole or shared voting power. Messrs. Kenny, Blakeslee and Charpiot each disclaim beneficial ownership of these shares, other than such shares allocated to their respective personal accounts in the plan:
     4,743, 3,935 and 2,643, respectively.


(10) Includes 16,800 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(11) Includes 17,500 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(12) Includes 51,884 shares owned of record by a trust of which Messrs. Lund and Oneal are trustees, as to which shares they disclaim beneficial ownership.


(13) Includes 3,782 shares owned of record by a trust of which Mr. Lund is the trustee and beneficiary and 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(14) Includes 19,097 shares owned of record by a trust of which Mr. Mancuso is the trustee and beneficiary and 17,500 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(15) Includes 123,221 shares owned of record by a trust of which Mr. Mount is the trustee and beneficiary.


(16) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(17) Includes 12,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(18) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(19) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(20) Includes 8,400 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(21) Includes 11,560 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(22) Includes 15,500 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(23) Includes 17,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(24) Includes 304,260 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(25) Based on a Schedule 13G filed with the SEC on February 12, 2001, as of December 31, 2000. Each of these entities reported that it had sole voting power with respect to the following shares of SJNB common stock: Banc Fund III L.P., 20,218 shares; Bank Fund III Trust, 61,970 shares; Banc Fund IV L.P., 106,354 shares; and Banc Fund V L.P., 129,628 shares. The manager of these entities reported voting and dispositive power with respect to 318,170 of these shares.

Recommendation of the SJNB Board

   The SJNB Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The SJNB Board believes that the merger is fair to and in the best interests of SJNB and its shareholders and unanimously recommends a vote "FOR" approval of the merger agreement and the transactions contemplated thereby. For more information about the factors the SJNB Board considered, read the discussion under the heading entitled "The Merger -- Background of and Reasons for the Merger."

Solicitation and Revocation of Proxies

   A form of proxy is enclosed with this document. Shares of SJNB common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. If no instructions are indicated, these shares will be voted "FOR" approval of the merger agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the meeting.

   SJNB shareholders are requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to SJNB in the enclosed, postage-paid envelope. SJNB shareholders should not send their stock certificates with their proxy card.

   If you are an SJNB shareholder and you have delivered a properly executed proxy which does not state that it is irrevocable, such proxy continues in full force and effect until revoked by you before the vote pursuant to the proxy. You may revoke a proxy either by

  . filing with the Secretary of SJNB prior to the special meeting, at SJNB's principal executive offices, either a written revocation of the proxy or a duly executed proxy bearing a later date, or

  . attending the meeting and voting in person. Your presence at the meeting will not revoke your proxy unless you vote in person.

   SJNB is soliciting proxies for use at its special meeting. SJNB will bear the cost of solicitation of proxies from its own shareholders. SJNB and Greater Bay will share equally the cost of printing and mailing this document. In addition to solicitation by mail, SJNB directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. SJNB will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. SJNB will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

Other Matters

   SJNB is unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the enclosed proxy will have authority to vote all properly executed proxies in accordance with their judgment on any other matters, including, without limitation, any proposal to adjourn or postpone the meeting. Proxies that voted against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the meeting for the purpose of allowing additional time for the solicitation of proxies from SJNB shareholders to approve the merger agreement.

                        THE GREATER BAY SPECIAL MEETING

General

   Greater Bay will hold its special meeting of shareholders on Tuesday, October 23, 2001 at 9:00 a.m., local time, at the Stanford Park Hotel, located at 100 El Camino Real, Menlo Park, California. At the special meeting, Greater Bay shareholders will be asked to consider and vote upon proposals to approve the merger agreement, including the issuance of Greater Bay common stock to SJNB's shareholders in accordance with the terms of the merger agreement, and to approve an increase in the shares reserved for issuance under the Greater Bay Amended and Restated 1996 Stock Option Plan. Greater Bay shareholders may also be asked to vote upon a proposal to adjourn or postpone the Greater Bay meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Greater Bay shareholders to approve these proposals.


Record Date; Voting Power

   If you were a Greater Bay shareholder at the close of business on September 12, 2001, you may vote at the Greater Bay special meeting. As of that date, there were 42,772,530 issued and outstanding shares of Greater Bay common stock held by approximately 2,938 holders of record. Each holder of Greater Bay common stock is entitled to one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Greater Bay common stock as nominees will not have discretionary authority to vote such shares on the merger proposal in the absence of instructions from the beneficial owners. Any shares of Greater Bay common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."


Vote Required

   The presence in person or by proxy of the holders of a majority of the shares of Greater Bay common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Greater Bay will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting. The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the shares of Greater Bay common stock outstanding on the record date. Abstentions and broker non-votes will have the effect of a vote against the merger proposal. The proposal to approve the increase in the shares reserved under the Greater Bay Amended and Restated 1996 Stock Option Plan requires the affirmative vote of holders of a majority of the shares of Greater Bay common stock present and voting at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the voting of the option proposal.

Share Ownership of Management

   On the record date, the directors and executive officers of Greater Bay, including their affiliates, had voting power with respect to an aggregate of 1,947,717 shares of Greater Bay common stock, or 4.55% of the shares of Greater Bay common stock then outstanding. We currently expect that the directors will vote all of their shares in favor of the proposal to approve the merger agreement.

   As of the record date, the directors and executive officers of Greater Bay beneficially owned shares of Greater Bay common stock as described in the following table. Unless otherwise indicated, each director and executive officer listed below possesses sole voting and investment power. The address for these beneficial owners, all of whom are incumbent directors and executive officers of Greater Bay, is Greater Bay Bancorp, 2860 West Bayshore Road, Palo Alto, California 94303.


                                                          Shares Beneficially
                                                                Owned(1)
                                                          --------------------
                                                          Number of Percentage
Name of Beneficial Owner                                   Shares    of Class
------------------------                                  --------- ----------
Susan K. Black (2).......................................    72,708    0.17%
John W. Gatto............................................    61,392    0.14%
David R. Hood (3)........................................   154,987    0.36%
John J. Hounslow (4).....................................   233,432    0.54%
James E. Jackson (5).....................................   114,540    0.26%
Gregg A. Johnson (6).....................................    25,582    0.06%
David L. Kalkbrenner (7).................................   325,272    0.75%
Stanley A. Kangas (8)....................................    35,558    0.08%
Daniel G. Libarle (9)....................................    59,828    0.14%
Rex D. Lindsay (10)......................................   130,036    0.30%
George M. Marcus (11)....................................   166,320    0.38%
Duncan L. Matteson (12)..................................   234,618    0.54%
Glen McLaughlin..........................................    45,136    0.10%
Linda R. Meier...........................................    13,800    0.03%
Rebecca Q. Morgan (13)...................................    17,000    0.04%
Dick J. Randall (14).....................................   230,848    0.53%
Byron Scordelis..........................................     4,000    0.01%
Donald H. Seiler (15)....................................   218,988    0.50%
Steven C. Smith (16).....................................   175,392    0.40%
Warren R. Thoits (17)....................................   146,090    0.34%
James C. Thompson........................................   124,890    0.29%
T. John Whalen (18)......................................    87,594    0.30%
All directors and executive officers as a group (21
 persons) (19)........................................... 2,678,011    6.26%
Berger LLC
210 University Boulevard
Suite 900
Denver, Colorado 80206 (20).............................. 2,183,900    5.10%

--------

 (1) Includes shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001. Shares of Greater Bay common stock issuable upon exercise of stock options exercisable within 60 days of that date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.


 (2) Includes 41,668 shares held jointly by Ms. Black and her spouse and 31,040 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (3) Includes 22,104 shares held in an IRA for Mr. Hood, 56,602 shares held jointly by Mr. Hood and his spouse, 15,117 shares in a 401(k) plan for Mr. Hood and 61,164 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (4) Includes 3,600 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (5) Includes 16,400 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (6) Includes 24,080 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.

 (7) Includes 81,014 shares held directly by Mr. Kalkbrenner, 29,988 shares held in an IRA for Mr. Kalkbrenner, 7,870 shares in a 401(k) plan for Mr. Kalkbrenner and 206,400 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (8) Includes 18,028 shares held directly, 13,930 shares held in an IRA for Mr. Kangas and 3,600 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


 (9) Includes 11,462 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(10) Includes 109,084 shares held by the Rex D. and Leanor L. Lindsay Family Trust and 20,952 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(11) Includes 122,896 shares held directly by Mr. Marcus and 43,424 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(12) Includes 180,618 shares held jointly with Mr. Matteson's spouse as trustees of the Matteson Family Trust and 54,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(13) Includes 12,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(14) Includes 740 shares held directly by Mr. Randall, 208,108 shares held by the Dick J. and Carolyn L. Randall Trust and 22,000 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(15) Includes 191,476 shares held jointly with Mr. Seiler's spouse as trustees of the Seiler Family Trust and 27,512 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(16) Includes 134,132 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(17) Includes 57,784 shares held by Mr. Thoits as trustee of the Warren R. Thoits Trust dated December 30, 1983, 23,344 shares held by Thoits Brothers, Inc., 27,984 shares for which Mr. Thoits is the record holding trustee, 16,700 shares held by Mr. Thoits and his spouse as Trustees of the WRT-VBT 1998 Trust dated September 1, 1988 and 19,668 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.


(18) Includes 37,182 shares owned directly, 19,306 shares held in a trust for the benefit of Mr. Whalen's mother, 5,745 shares held in an IRA for his spouse and 25,360 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001. Mr. Whalen disclaims beneficial ownership of the shares held in trust and the shares held by his spouse.


(19) Includes 716,794 shares issuable upon the exercise of stock options exercisable within 60 days of September 12, 2001.




(20) Based on Form 13F filed with the SEC on August 14, 2001, as of June 30, 2001. Berger LLC serves as the investment advisor for various mutual funds and accounts, and shares voting and dispositive power with respect to these shares of Greater Bay stock with Perkins, Wolf, McDonnell & Company, 53 N. Jackson Boulevard, Chicago, Illinois 60604, which serves as investment sub-advisor for these accounts.


Recommendation of the Greater Bay Board

   The Greater Bay Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Greater Bay Board believes that the merger is fair to and in the best interests of Greater Bay and its shareholders and unanimously recommends a vote "FOR" approval of the merger agreement and the transactions contemplated thereby. For more information about the factors the Greater Bay Board considered, read the discussion under the heading entitled "The Merger--Background of and Reasons for the Merger."

   The Greater Bay Board also unanimously recommends a vote "FOR" approval of the proposal to increase the shares reserved under the Greater Bay Amended and Restated 1996 Stock Option Plan. For more information about the option proposal, read the discussion under the heading "Additional Information for the Greater Bay Special Meeting."

Solicitation and Revocation of Proxies

   A form of proxy is enclosed with this document. Shares of Greater Bay common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. If no instructions are indicated, these shares will be voted "FOR" approval of the merger agreement, "FOR" approval of the increase in the option shares and, in the discretion of the proxy holder, as to any other matter which may properly come before the meeting.

   Greater Bay shareholders are requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to Greater Bay in the enclosed, postage-paid envelope.

   If you are a Greater Bay shareholder and you have previously delivered a properly executed proxy, you may revoke it at any time before its exercise. You may revoke a proxy either by

  . filing with the Secretary of Greater Bay prior to the special meeting, at Greater Bay's principal executive offices, either a written revocation of the proxy or a duly executed proxy bearing a later date, or

  . attending the meeting and voting in person. Your presence at the meeting will not revoke your proxy unless you vote in person.

   Greater Bay is soliciting proxies for use at its special meeting. Greater Bay will bear the cost of solicitation of proxies from its own shareholders. Greater Bay and SJNB will share equally the cost of printing and mailing this document. In addition to solicitation by mail, Greater Bay directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Greater Bay will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Greater Bay will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

Other Matters

   Greater Bay is unaware of any matter to be presented at the special meeting other than the proposals described in this document. If other matters are properly presented at the special meeting, the persons named in the enclosed proxy will have authority to vote all properly executed proxies in accordance with their judgment on any other matters, including, without limitation, any proposal to adjourn or postpone the meeting. Proxies that voted against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the meeting for the purpose of allowing additional time for the solicitation of proxies from Greater Bay shareholders to approve the merger agreement.

                                   THE MERGER

   The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and the material terms of the merger agreement. These descriptions are qualified in their entirety by reference to the merger agreement, which is incorporated by reference in this document. We encourage you to read the merger agreement carefully.

Structure of the Merger

   General. The merger agreement provides for SJNB to merge with and into Greater Bay. After the merger, San Jose National Bank, a wholly owned subsidiary of SJNB, will become a wholly owned subsidiary of Greater Bay. The articles of incorporation and bylaws of Greater Bay, as in effect immediately before the merger, will be the articles of incorporation and bylaws of Greater Bay after the merger. The directors of Greater Bay immediately before the merger, along with Robert A. Archer and Arthur K. Lund, current directors of SJNB, will be the directors of Greater Bay after the merger. The executive officers of Greater Bay immediately before the merger will be the executive officers of Greater Bay after the merger.

   Conversion of Shares. At the completion of the merger, each issued and outstanding share of SJNB common stock, other than shares as to which statutory dissenters' rights are perfected, will be converted into the right to receive:

  . if the average closing price is from $21.1429 to $31.0925, 1.82 shares of Greater Bay common stock;

  . if the average closing price is greater than $31.0925, a number of shares of Greater Bay common stock equal to the quotient obtained by dividing
    (1) $56.5884 plus the product of 0.3333 times the difference between the average closing price and $31.0925, by (2) the average closing price;

  . if the average closing price is less than $21.1429, SJNB may decide to accept the conversion ratio of 1.82 or to terminate the merger agreement. If SJNB decides to terminate the agreement, Greater Bay may elect to exercise a top up option in which case the merger will be completed with a conversion ratio equal to that number of shares of Greater Bay common stock equal to the quotient obtained by dividing $38.4801 by the average closing price.


  . if, before the completion of the merger, Greater Bay publicly announces a transaction which if consummated would result in Greater Bay's shareholders owning less than 66 2/3% of the outstanding shares of the surviving corporation or any person announces a tender offer for a minimum of 25% or more of the outstanding common stock of Greater Bay, which we refer to as a "Greater Bay acquisition transaction," the price to be paid to Greater Bay shareholders in the transaction would exceed $31.0925 per share, and the transaction is not terminated before the completion of the SJNB merger, then, the conversion ratio will be 1.82 shares of Greater Bay common stock. If any Greater Bay acquisition transaction is terminated during the period for determining the average closing price, Greater Bay can elect either to set the conversion ratio at 1.82 or delay the completion of the SJNB merger to a date which is 25 trading days after the public announcement of the termination of the Greater Bay acquisition transaction.

  . if SJNB incurs or might reasonably be expected to incur certain operating losses (including those relating to forged checks, cash shortages, litigation, claims and other similar acts) in excess of $1 million or environmental consultants determine that properties owned by SJNB require environmental remediation with an estimated cost in excess of $1 million, the conversion ratio will adjust by subtracting the amount of operating losses or remediation in excess of $1 million from the aggregate transaction value (determined by multiplying the conversion ratio, the number of shares of SJNB common stock outstanding immediately prior to the completion of the merger and the average closing price) and dividing that amount by the average closing price times the number of shares of SJNB common stock outstanding immediately before completion of the merger.


   The term "average closing price" means the average closing sale price on The Nasdaq Stock Market of Greater Bay common stock for the 20 consecutive trading days ending at the end of the third trading day immediately prior to the completion of the merger. If Greater Bay changes the number of its outstanding shares through any reclassification, recapitalization, split-up, combination or exchange of shares, or if Greater Bay declares a stock dividend on the shares of Greater Bay common stock, then the conversion ratio also will be adjusted appropriately.

   As described above, the conversion ratio and the resulting value of the Greater Bay common stock to be received by shareholders of SJNB upon conversion depends upon the average closing price of Greater Bay common stock. The following table shows the effective conversion ratio and the value of the Greater Bay common stock into which one share of SJNB common stock will be converted as a function of the average closing price of Greater Bay common stock.

                                    Each SJNB share                          Value to be
                                        will be                              received per
        Assuming a                  converted into                               SJNB
        Greater Bay                 this number of                          share (payable
      average closing                 Greater Bay                           in Greater Bay
         price of:                      shares                                  stock)
      ---------------               ---------------                         --------------
          $21.50                         1.82                                   $39.13
          $22.00                         1.82                                   $40.04
          $22.50                         1.82                                   $40.95
          $23.00                         1.82                                   $41.86
          $23.50                         1.82                                   $42.77
          $24.00                         1.82                                   $43.68
          $24.50                         1.82                                   $44.59
          $25.00                         1.82                                   $45.50
          $25.50                         1.82                                   $46.41
          $26.00                         1.82                                   $47.32
          $26.50                         1.82                                   $48.23
          $27.00                         1.82                                   $49.14
          $27.50                         1.82                                   $50.05
          $28.00                         1.82                                   $50.96
          $28.50                         1.82                                   $51.87
          $29.00                         1.82                                   $52.78
          $29.50                         1.82                                   $53.69
          $30.00                         1.82                                   $54.60
          $30.50                         1.82                                   $55.51
          $31.00                         1.82                                   $56.42
          $31.50                         1.80                                   $56.72
          $32.00                         1.78                                   $56.89
          $32.50                         1.76                                   $57.06
          $33.00                         1.73                                   $57.22
          $33.50                         1.71                                   $57.39
          $34.00                         1.69                                   $57.56

   For average closing prices of less than $21.1429, the following table shows the conversion ratio and approximate value to be received by SJNB shareholders
(1) if SJNB decides to accept the conversion ratio of 1.82, or (2) if SJNB elects to terminate the merger agreement but Greater Bay elects to exercise the top up option.



                                 Without Top-Up Election                     With Top-Up Election
                        ----------------------------------------- ------------------------------------------
        Assuming a        Each SJNB share   Value to be received  Each SJNB share will Value to be received
        Greater Bay      will be converted     per SJNB share      be converted into      per SJNB share
      average closing   into this number of (payable in shares of    this number of    (payable in shares of
         price of:      Greater Bay shares   Greater Bay stock)    Greater Bay shares   Greater Bay stock)
      ---------------   ------------------- --------------------- -------------------- ---------------------
          $19.50               1.82                $35.49                 1.97                $38.48
          $20.00               1.82                $36.40                 1.92                $38.48
          $20.50               1.82                $37.31                 1.88                $38.48
          $21.00               1.82                $38.22                 1.83                $38.48

   The preceding tables assume there is no adjustment to the conversion ratio for SJNB operating losses or environmental remediation costs, if any. No assurance can be given as to what will be the average closing price. No assurance can be given that the market price of Greater Bay common stock on or after consummation of the merger will approximate the average closing price.

   You are urged to obtain current market quotations for Greater Bay common stock and SJNB common stock. It is expected that the market price of Greater Bay common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the number of shares of Greater Bay common stock to be received by you in the merger will be determined based on the average closing price and the market price of Greater Bay common stock is subject to fluctuation, the value of the shares of Greater Bay common stock that SJNB shareholders will receive in the merger may increase or decrease before and after the merger. This risk is further explained under "Risk Factors--Since the market price of Greater Bay common stock will vary, SJNB shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger."

   Fractional Shares. No fractional shares of Greater Bay common stock will be issued in the merger. Instead, if you would otherwise be entitled to receive a fractional share, Greater Bay will pay you an amount in cash equal to the product obtained by multiplying (1) the closing sale price of Greater Bay common stock as reported on The Nasdaq Stock Market on the day immediately preceding the merger closing date times (2) the fraction of the share of Greater Bay common stock to which you would otherwise be entitled. You will not be entitled to dividends or other rights in respect of any fractional share.

Background of and Reasons for the Merger

   General. Each of the Greater Bay Board and SJNB Board believes the merger to be in the best interests of their respective companies, shareholders and banking customers. The Greater Bay Board believes that the merger will position Greater Bay, on a consolidated basis, to be well positioned to penetrate the banking market in the communities currently served by SJNB and, in doing so, will advance its strategic objective of becoming the preeminent independent bank holding company in Northern California and strengthen Greater Bay, on a consolidated basis, in terms of management, growth opportunities and profitability. Furthermore, each Board believes that Greater Bay, as a larger independent financial institution, will be better able to compete with major banks in the communities now served by its existing banking subsidiaries and San Jose National Bank and will benefit such communities by providing increased banking services. The parties also anticipate that the merger will present significant revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors:

  . an increased ability to cross-sell a wider variety of banking products and services;

  . the ability to generate increased loan and fee income from San Jose
    National Bank clients as a result of the higher lending limits available to the combined entity;

  . the potential to increase overall market share in the communities presently served by Greater Bay and San Jose National Bank as a result of the wider range of products and services to be offered through the combined entity;

  . the ability to leverage marketing expense and thereby improve the return on the combined entity's marketing investment; and

  . the ability to achieve cost savings, operating efficiencies and other opportunities for revenue enhancement.

   Background of the Merger--SJNB. The following is a summary of the events that resulted in the execution of the Agreement and Plan of Reorganization dated as of June 25, 2001 between SJNB and Greater Bay.

   The SJNB Board of Directors has, in recent years, considered various business issues related to the competitive and regulatory environment for financial institution holding companies and their bank subsidiaries, such as SJNB and San Jose National Bank, and the costs and difficulty of raising capital and expanding operations under such circumstances, as well as changes in the competitive environment (including increasing competition from larger banks and other financial service providers). Also, from time to time in recent years, the SJNB Board of Directors has been approached by other financial institutions interested in discussing the merits of a merger or other business combination transaction with SJNB and San Jose National Bank.

   For all of these reasons, in October 2000, at their annual retreat, the Board of Directors of SJNB invited two financial advisory and investment banking firms, including Dain Rauscher, to provide an overview to the Board of the strategic options available to SJNB for maximizing shareholder value, including by remaining independent or by pursuing a merger or other business combination. In January 2001, the SJNB Board of Directors determined to pursue retaining Dain Rauscher for the purpose of rendering financial advisory and investment banking services to SJNB in connection with the identification and evaluation of opportunities for maximizing shareholder value, including without limitation, through a possible merger or other business combination. Thereafter, the SJNB Board of Directors considered various strategic alternatives with the assistance of Dain Rauscher, including the possibility of a business combination and an evaluation of the merits of remaining independent. Over the next several months, Dain Rauscher conducted a due diligence review of the financial condition, results of operations and prospects of SJNB and also analyzed opportunities to increase shareholder value by identifying potential acquirors. On March 14, 2001, an engagement letter was signed by SJNB and Dain Rauscher to confirm its retention for such purpose.

   With SJNB's consent, in early April 2001, Dain Rauscher contacted six bank holding companies, including Greater Bay, regarding their interest in a possible merger transaction with SJNB. All six of these institutions expressed an interest in SJNB and in receiving a preliminary package of due diligence information, and each such potential acquiror signed a confidentiality agreement. Two of such institutions determined that they would not be able to make an offer which they would expect to be competitive as to its financial terms with that of other potential acquirors.

   In May 2001, four institutions which had executed confidentiality agreements, including Greater Bay, submitted preliminary indications of interest and proposed pricing terms to Dain Rauscher. Following discussions with Dain Rauscher concerning the relative advantages and disadvantages of these various proposals, the Board of Directors of SJNB determined to continue discussions regarding a possible merger transaction with two such institutions, including Greater Bay. The Board of Directors of SJNB also approved the commencement of a more extensive due diligence review of information regarding SJNB by these two institutions, including an on-site review of information maintained at the San Jose headquarters of SJNB. Both potential acquirors concluded this on-site due diligence in May 2001. On May 22, 2001, James Kenny, SJNB's President and Chief Executive Officer, and David Kalkbrenner, Greater Bay's President and Chief Executive Officer, met to discuss a possible merger transaction between SJNB and Greater Bay. During this meeting, Mr. Kenny expressed SJNB's interest in continuing discussions with Greater Bay. During the next several days, management of SJNB and the two potential acquirors and their respective representatives engaged in negotiations concerning the terms of each acquiror's expression of interest letter. Thereafter, both potential acquirors, including Greater Bay, sent SJNB revised expression of interest letters.

   On June 7, 2001, the Board of Directors of SJNB held a special meeting for the purpose of considering the written proposals received from Greater Bay and the other potential acquiror. At this meeting, Dain Rauscher reviewed its financial analyses of these two written proposals and provided advice regarding the relative advantages and disadvantages of proceeding with a merger transaction with either of the two potential acquirors. The financial analyses that Dain Rauscher prepared evaluated the two proposals using a variety of valuation measures, including earnings per share to be received by SJNB shareholders, performance returns, growth rates and relative stock performance of the two institutions, the pricing proposed relative to comparable merger transactions, and the relative long-term pro forma value of the combined company's enterprise in the case of a business combination with either of the two potential acquirors. The Board concluded that the Greater Bay proposal offered several advantages, including a higher anticipated earnings per share to be received by the SJNB shareholders, higher anticipated performance returns for the combined enterprise, an estimated higher rate of future growth of Greater Bay, a greater proportion of ownership of the combined enterprise by SJNB's shareholders relative to its asset and deposit contribution, a lesser likelihood of deposit run-off, and an increased likelihood of greater long-term value due to the possible future acquisition of Greater Bay by another institution. The Board noted that Greater Bay's interest rate sensitivity and recent stock performance were characteristics which compared less favorably to those of the competing acquiror. Representatives of Pillsbury Winthrop LLP, legal counsel to SJNB, were also present and reviewed various legal matters with the Board. The SJNB Board of Directors determined, after reviewing the analysis and advice of Dain Rauscher as to these various financial factors, that both proposals should be further considered and authorized Dain Rauscher to engage in further discussions with both potential acquirors concerning the possibility of improving certain financial terms of the submitted proposals.

   Thereafter, Greater Bay and the other potential acquiror submitted further expressions of interest containing revised pricing and other terms on which they would be willing to proceed to consummate a merger with SJNB. On June 13, 2001, certain members of the merger subcommittee of the Board of Directors of SJNB (comprised of Messrs. Aboukhater, Archer, Bruno, Lund and Kenny) met with representatives of Dain Rauscher and Pillsbury Winthrop LLP to review the financial and other terms that the two potential acquirors proposed, including the terms of a draft agreement and plan of reorganization which Greater Bay had prepared and submitted to SJNB with Greater Bay's revised expression of interest. Greater Bay's proposal included a fixed conversion ratio subject to downward adjustment if the ceiling of a pricing collar were to be exceeded, with a sharing to the SJNB shareholders of a portion of any increase in Greater Bay's stock value above the collar. In contrast, the competing acquiror's proposal included a conversion ratio that floated within a specified range and a collar that provided a more limited opportunity for SJNB shareholders to share in any increase in the acquiror's stock price above the collar. Thus, the subcommittee noted that the collar concept included in Greater Bay's proposal could yield greater value per share to the SJNB shareholders than the competing acquiror's proposal. Dain Rauscher also reviewed with the subcommittee various financial analyses which indicated that a combination with Greater Bay had the additional advantage of a greater percentage increase in per share expected future earnings, a relatively greater anticipated cost savings, and a higher level of anticipated dividends to be received by SJNB shareholders. It was also noted that both proposals involved a stock option agreement which would give the other party to the merger the option to buy up to 19.9 percent of the capital stock of SJNB. However, the subcommittee determined that the Greater Bay option would be more advantageous to SJNB because it would contain a cap on the potential profit to Greater Bay from the option of $6.0 million. In contrast, the proposal of the other potential acquiror contemplated that such acquiror would receive a cash termination fee if SJNB terminated the merger in certain circumstances, as a result of its Board's fiduciary duty, equal to the greater of $7.0 million or the actual profit from the stock option agreement.

   After receipt of the advice of Dain Rauscher and Pillsbury Winthrop LLP, the management of SJNB and the members of the subcommittee of the Board of Directors determined that a merger transaction with Greater Bay was in the best interests of the shareholders of SJNB. The subcommittee of the Board of Directors of SJNB then authorized a due diligence review of Greater Bay's credit quality, interest rate sensitivity, general financial condition and other operating characteristics to be concluded by June 18, 2001. The subcommittee also authorized Dain Rauscher to advise the competing acquiror that it was the determination of SJNB to pursue an alternative transaction, but that SJNB remained open to considering further proposals from such acquiror. No such proposal was forthcoming.

   Greater Bay's additional expression of interest included a requirement that SJNB commit to negotiate exclusively with Greater Bay through June 30, 2001 with respect to a definitive agreement for a business combination, subject to a right on the part of SJNB to terminate negotiations with Greater Bay and pursue a competing proposal it believed to be superior upon payment of a termination fee of $1.0 million to Greater Bay. The members of the subcommittee expressed concerns about the exclusivity arrangement and the level of the termination fee and requested management and SJNB's advisors to negotiate with Greater Bay regarding these proposed arrangements in order to seek improved terms with Greater Bay. Following the June 13, 2001 meeting of the subcommittee, the President and Chief Executive Officer and the Executive Vice President and

Chief Financial Officer of SJNB, assisted by Dain Rauscher and legal counsel, engaged in further negotiations over the next weeks with the representatives of Greater Bay regarding the proposed terms of an agreement and plan of reorganization and the proposed exclusivity agreement. The exclusivity agreement was never entered into and was eventually superseded by the execution of a definitive agreement and plan of reorganization.

   Following these negotiations, the SJNB Board of Directors met at a regularly scheduled meeting on June 20, 2001, to consider the proposed transaction with Greater Bay. Prior to the meeting, a draft of the proposed agreement and plan of reorganization and stock option agreement reflecting the state of the negotiations to that point was distributed to the Board of Directors. At the meeting, a principal of Dain Rauscher presented his analysis of the financial factors related to those agreements and rendered the verbal opinion of Dain Rauscher that the conversion ratio was fair from a financial point of view to the shareholders of SJNB. The Board of Directors of SJNB, after reviewing the terms and conditions of the proposed agreement and plan of reorganization and stock option agreement with SJNB's legal advisors and receiving advice regarding their fiduciary duties, by a unanimous vote of all directors present, approved the merger and authorized the negotiation of certain outstanding terms and the execution and delivery of the agreement and plan of reorganization and stock option agreement.

   The negotiation of various outstanding terms of the agreement and plan of reorganization and stock option agreement continued until June 25, 2001, when SJNB and Greater Bay entered into the agreement and plan of reorganization and the stock option agreement. In connection with entering into the agreements, Dain Rauscher confirmed its verbal fairness opinion by a letter to the Board of Directors of SJNB dated June 25, 2001. Annex A to this document contains a copy of the agreement and plan of reorganization, as amended, which is described herein under "The Merger." The stock option agreement is described under "The Merger-Stock Option Agreement." Annex B to this document contains the stock option agreement, and Annex C to this document contains Dain Rauscher's fairness opinion.


   Background of the Merger--Greater Bay. Greater Bay's assets have increased from $1.8 billion at December 31, 1996 to $6.2 billion at June 30, 2001. During this period, Greater Bay has pursued a strategy of both internal growth and external mergers and acquisitions. Since 1997, Greater Bay has completed eleven merger and acquisition transactions. Greater Bay engages in mergers and acquisitions to provide

  . geographic expansion;

  . growth in client base and overall market share;

  . additional niche business opportunities; and

  . increased earnings capacity.

   Consistent with its mergers and acquisitions strategy, Greater Bay had followed the success of SJNB and San Jose National Bank and believed that the bank would represent a strategic fit for Greater Bay. In early April 2001, a principal of Dain Rauscher contacted Mr. Kalkbrenner and stated that SJNB had engaged Dain Rauscher to serve as its financial advisor in exploring the possibility of a business combination. The principal of Dain Rauscher asked Mr. Kalkbrenner whether Greater Bay had an interest in such a business combination, and Mr. Kalkbrenner stated that Greater Bay would be very interested. The principal of Dain Rauscher then suggested that Greater Bay send an expression of interest letter to the SJNB Board of Directors.

   At the April 23, 2001 meeting of Greater Bay's Directors Executive Committee, Mr. Kalkbrenner and Steven Smith, Greater Bay's Chief Financial Officer, informed the committee of the discussions with the principal of Dain Rauscher and reviewed proposed terms for a merger with SJNB. The committee authorized the issuance of an expression of interest letter containing those terms. On April 27, 2001, Greater Bay sent SJNB an expression of interest letter outlining proposed terms for a business combination between the companies. On May 9, 2001, Greater Bay engaged Sandler O'Neill to serve as its financial advisor in connection with a possible merger with SJNB.

   At the May 14, 2001 meeting of Greater Bay's Directors Executive Committee, Mr. Kalkbrenner updated the committee on the status of the discussions with SJNB. He also informed the committee that he would be meeting with Mr. Kenny on May 22, 2001 and that a due diligence review of SJNB had begun.

   On May 22, 2001, Messrs. Kalkbrenner and Kenny met to discuss a possible merger transaction between Greater Bay and SJNB. Mr. Kenny expressed SJNB's interest in continuing discussions with Greater Bay. During the next several days, management of both parties and their representatives engaged in negotiations concerning the terms of the April 27th expression of interest letter. Based on these discussions, Greater Bay sent SJNB a revised expression of interest letter on June 4, 2001.

   Negotiations between the parties continued and, on June 8, 2001, Mr. Kalkbrenner reviewed the status of these negotiations with Greater Bay's Directors Executive Committee, including Sandler O'Neill's preliminary fairness analysis. The Directors Executive Committee approved proceeding with a definitive merger agreement and agreed that it would recommend the proposed transaction to the Greater Bay Board of Directors. That same day, Greater Bay sent another revised expression of interest letter to SJNB, followed by further revisions on June 11, 2001 and June 13, 2001. Based on the June 13th letter, the parties agreed to begin negotiating a definitive merger agreement.

   Greater Bay's Board of Directors considered the proposed merger with SJNB at a special meeting on June 20, 2001. Representatives of management and PricewaterhouseCoopers LLP presented the results of their due diligence reviews of SJNB and Sandler O'Neill delivered its oral opinion on the fairness of the conversion ratio. Sandler O'Neill reviewed financial projections, potential costs and savings associated with the merger and historical and projected valuation methodologies in the context of presenting its oral fairness opinion. Representatives of management and Sandler O'Neill also reviewed the terms of the definitive merger agreement. After a thorough review of the proposed merger and the Sandler O'Neill oral fairness opinion, the Greater Bay Board of Directors approved the merger agreement, subject to finalization of certain open issues.

   Final negotiations between Greater Bay and SJNB continued over the next several days. On June 25, 2001, Greater Bay and SJNB executed the merger agreement and issued a press release announcing the merger.

   Reasons for the Merger--SJNB. The SJNB Board of Directors believes that the terms of the merger agreement and the merger are fair from a financial point of view to, and in the best interests of, the shareholders of SJNB. Accordingly, the Board of Directors of SJNB has approved the agreement and recommends approval of the agreement by the shareholders of SJNB. In reaching its decision, the SJNB Board of Directors considered a number of factors. The SJNB Board of Directors did not assign any relative or specific weights to the factors considered. Rather, the SJNB Board of Directors reached its conclusions based on the totality of the information presented to and considered by them. Among other things, the SJNB Board of Directors considered the following:

  (1) The fact that Dain Rauscher identified and contacted a number of qualified and capable banking organizations; that of those contacted, six had an interest in proceeding; that of the six, only Greater Bay and one other institution were invited to conduct on-site due diligence; and that of the proposals received, the Greater Bay proposal was determined by the Board of Directors to be superior, in part, because of the higher anticipated earnings per share to be received by the SJNB shareholders, the higher anticipated performance returns for the combined enterprise, the estimated higher rate of future growth of Greater Bay, the superior proportion of ownership of the combined enterprise by SJNB's shareholders relative to asset and deposit contribution, the reduced likelihood of deposit run-off, and the increased likelihood of greater long-term value due to the possible future acquisition of Greater Bay by another institution;

  (2) The opinion of Dain Rauscher that the conversion ratio is fair from a financial point of view to the shareholders of SJNB. In this regard, the SJNB Board of Directors also took into account the premium represented by the consideration offered to shareholders in relation to the book value per share of SJNB common stock. The SJNB Board of Directors was of the view that the conversion ratio represented a fair multiple of SJNB's per share book value and historical and projected earnings. The SJNB Board of Directors also considered the financial terms of other recent business combinations in the banking industry and determined that the financial terms of the merger compared favorably to such other transactions;

  (3) The Board's review with Dain Rauscher and SJNB's legal advisors of the provisions of the agreement, the stock option agreement and the ancillary agreements;

  (4) The fact that the merger will be tax-free for federal income tax purposes for the holders of SJNB common stock (other than in respect to cash paid in lieu of fractional shares and for dissenters' rights);

  (5) The fact that the due diligence examination of Greater Bay conducted on behalf of SJNB indicated to them that Greater Bay has strong management, capital and earnings;

  (6) The market liquidity of Greater Bay common stock;

  (7) The financial condition, results of operations, current business and expansion opportunities and constraints, and projections and prospects of future performance and earnings, of SJNB and San Jose National Bank on a stand-alone basis;

  (8) The current and prospective economic and regulatory environment and the burdens and constraints affecting banking organizations and commercial banks such as SJNB and San Jose National Bank, and the constantly changing competitive environment in which banking services are now marketed in the areas served by SJNB and Greater Bay;

  (9) The likelihood that the merger will not introduce significant changes which would negatively impact customers and employees and the communities served by SJNB (primarily through San Jose National Bank) in that SJNB's Board of Directors believed that Greater Bay pursues a community banking philosophy similar to that of SJNB;

  (10) The prospect of a future business combination affecting Greater Bay;

  (11) The anticipated synergies and cost savings of the merger and the expected accretive effect on Greater Bay's earnings;

  (12) The proportion of the combined enterprise which will be owned by SJNB's shareholders relative to asset and deposit contribution;

  (13) The expectation that the merger would be accounted for as a "pooling of interests," the potential restrictions on corporate activities as a condition and consequence of accounting for the transaction as a pooling of interests, and the opinion of KPMG to the effect that it concurs with SJNB management's conclusion that SJNB is eligible to participate in a transaction accounted for as a pooling of interests;

  (14) The potential effect of the "deal protection" provisions of the transaction on possible third party proposals to acquire SJNB after execution of the agreement and plan of reorganization, including that if any third party made a superior proposal, SJNB could provide information to and negotiate with that third party and decide to terminate the merger with Greater Bay after having given Greater Bay at least ten business days notice and upon payment of a termination fee in the amount of $6 million dollars simultaneously with such termination;

  (15) That while the termination payment provisions under the agreement and plan of reorganization could have the effect of discouraging alternative proposals for a business combination with SJNB and that the stock option agreement could prevent an alternative business combination with SJNB from being accounted for as a pooling of interests, these provisions would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction; and

  (16) In considering the opinion of Dain Rauscher as to the fairness of the merger from a financial point of view to the shareholders of SJNB, the SJNB Board of Directors took note of the fact that Dain Rauschers has, from time to time, been retained by Greater Bay to perform investment banking services and, in May 2001, had been retained by Greater Bay to act as co-manager of a trust preferred securities offering by Greater Bay.

   The foregoing discussion of the information and factors considered by the SJNB Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the SJNB Board of Directors.

   The SJNB Board believes that the merger, including the conversion ratio, is fair to and in the best interests of SJNB and you as the SJNB shareholders and has unanimously approved the merger agreement and recommends that you vote for approval of the merger agreement.

   Reasons for the Merger--Greater Bay. The Greater Bay Board believes that the terms of the merger agreement and the merger are fair from a financial point of view to, and are in the best interests of, Greater Bay and the Greater Bay shareholders. Accordingly, the Greater Bay Board has unanimously approved the merger agreement and recommends approval of the merger agreement by the Greater Bay shareholders. In reaching its decision on June 20, 2001, the Greater Bay Board consulted with Greater Bay's management, legal counsel, PricewaterhouseCoopers LLP and Sandler O'Neill, and considered a number of factors, to which relative weights were not assigned, including the following:

  . the business, operations, financial condition and earnings of Greater Bay on an historical and a prospective basis and of the combined company on a pro forma basis

  . the anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company as a result of the merger

  . the compatibility of the respective businesses, operating philosophies and strategic objectives of Greater Bay and SJNB, including their commercial banking focus, the growth of their assets and the superior credit quality of their loan portfolios

  . review of the combined earnings of Greater Bay and SJNB

  . the current and prospective economic and competitive environment facing the financial services industry generally, and Greater Bay in particular, including the continued pace of consolidation in the industry and the perceived importance of operational scale in enhancing efficiency and profitability and remaining competitive over the long term

  . the Greater Bay Board's familiarity with and review of SJNB's business, operations, financial condition and earnings on an historical and a prospective basis

  . the oral presentation of Sandler O'Neill to the Greater Bay Board on June
    20, 2001, and the fairness opinion of Sandler O'Neill rendered on that date that, as of such date, the conversion ratio was fair from a financial point of view to the holders of Greater Bay common stock

  . the expectation that the merger will generally be tax-free, for federal income tax purposes to Greater Bay and will qualify as a pooling of interests for accounting and financial reporting purposes and

  . the generally favorable impact that the merger could be expected to have on the constituencies served by Greater Bay, including its clients, employees and communities.

   There are numerous factors other than the merger that could cause Greater Bay's results of operations, including, among other things, earnings per share, to increase or decrease after the merger. Therefore, we cannot assure you that the anticipated benefits of the merger discussed in the previous paragraphs will happen. You should read "Risk Factors" on page 17 for a discussion of the factors related to the merger that could affect Greater Bay's future operations and financial condition.

   The foregoing discussion of the information and factors considered by the Greater Bay Board is not intended to be exhaustive but is believed to include all material factors considered by the Greater Bay Board.

Opinion of SJNB's Financial Advisor

   SJNB engaged Dain Rauscher in March 2001, effective as of January 2001, to act as its exclusive financial advisor in connection with evaluating and implementing various strategic alternatives, including the possibility of a business combination. As part of this engagement, Dain Rauscher agreed to assist SJNB in analyzing, structuring, negotiating and effecting such a combination. SJNB selected Dain Rauscher because Dain Rauscher is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with SJNB and its business. As part of its investment banking business, Dain Rauscher is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   A representative of Dain Rauscher attended the meeting of the SJNB board of directors held on June 20, 2001, at which the SJNB board of directors considered and approved the merger agreement. At the June 20th meeting, Dain Rauscher rendered an oral opinion that, as of that date, the conversion ratio was fair from a financial point of view to SJNB and the holders of SJNB common stock. That opinion was reconfirmed in writing on June 25, 2001.

THE FULL TEXT OF THE WRITTEN OPINION DELIVERED ON JUNE 25, 2001 SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, AND IS ATTACHED AS ANNEX C TO THIS DOCUMENT. SJNB'S SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF SJNB AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

   Dain Rauscher's opinion is directed to the SJNB board of directors and addresses only the conversion ratio of 1.82 shares of Greater Bay common stock for each share of SJNB common stock. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the meeting with respect to the merger or any matter related thereto.

   In rendering its opinion, Dain Rauscher reviewed

  . the merger agreement,

  . annual reports to shareholders and annual reports on Form 10-K of Greater
    Bay,

  . annual reports to shareholders and annual reports on Form 10-K of SJNB,

  . quarterly reports on Form 10-Q and other periodic reports of Greater Bay,

  . quarterly reports on Form 10-Q and other periodic reports of SJNB,

  . certain internal financial analyses and forecasts for SJNB and Greater
    Bay prepared by their respective managements, and

  . publicly available consensus earnings estimates for Greater Bay.

   Dain Rauscher also held discussions with members of senior management of SJNB and Greater Bay regarding their respective:

  . past and current business operations,

  . regulatory relationships,

  . financial condition and results of operations, and

  . future prospects.

   Dain Rauscher compared certain financial and stock market information for Greater Bay and SJNB with similar information for certain other companies with publicly traded securities, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

   In conducting its review and arriving at its opinion, Dain Rauscher relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. Dain Rauscher did not attempt to verify such information independently. Dain Rauscher relied upon the managements of Greater Bay and SJNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Dain Rauscher. Dain Rauscher assumed that those forecasts and projections reflected the best available estimates and judgments of the respective managements of Greater Bay and SJNB. Dain Rauscher also assumed, without independent verification, that the aggregate allowances for loan losses for Greater Bay and SJNB are adequate to cover those losses. Dain Rauscher did not make or obtain any evaluations or appraisals of the property of Greater Bay or SJNB, and Dain Rauscher did not examine any individual credit files.

   The projections furnished to Dain Rauscher and used by it in certain of its analyses were prepared by the senior managements of SJNB and Greater Bay. Neither SJNB nor Greater Bay publicly discloses internal management projections of the type provided to Dain Rauscher in connection with its review of the merger. As a result, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. ACCORDINGLY, ACTUAL RESULTS COULD VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS.

   The following is a summary of the material analyses performed by Dain Rauscher related to the oral opinion rendered to SJNB's board of directors on June 20, 2001.

   Transaction Summary. Dain Rauscher calculated the merger consideration to be paid pursuant to the conversion ratio as a multiple of SJNB's book value at March 31, 2001, earnings for the twelve months ended March 31, 2001, and 2001 estimated earnings. This computation was based on SJNB's March 31, 2001 publicly reported tangible book value of $17.18 per share, SJNB's publicly reported earnings for the twelve months ended March 31, 2001 of $2.89 per share, and SJNB's estimated earnings in 2001 of $2.81 per diluted share, with dilution based upon the proposed transaction value per share. The computation was also based upon a conversion ratio of 1.82 Greater Bay shares for each SJNB share and the closing price of Greater Bay's common stock on June 24, 2001 of $24.20. Based on those assumptions, this analysis indicated that SJNB shareholders would receive shares of Greater Bay common stock worth $44.04 for each share of SJNB common stock held and that this amount would represent a multiple of 2.56 times tangible book value per share, 15.24 times earnings for the twelve months ended March 31, 2001 and 15.67 times estimated 2001 diluted earnings per share. The following table summarizes the material valuation methodologies and range of values used to support the fairness conclusion:

Transaction Summary                               At Announcement
-------------------                               ----------------
  Conversion Ratio...............................       1.82
  Greater Bay Stock Price on June 24, 2001.......     $24.20
  Per Share Value of Each SJNB Common Share......     $44.04
  Price-to-Book Value............................       2.56x
  Price-to-Earnings for 12 months ended March 31,
   2001..........................................      15.24x
  Price-to-Projected Diluted 2001 Earnings.......      15.67x
Dain Rauscher Methodologies for Determination of
Fairness
------------------------------------------------
  Discounted Present Value of SJNB Common Shares  $25.59 to $52.64
  ----------------------------------------------
  Selected Transaction Analysis
  -----------------------------
    Price to Latest Available 12 months earnings
      Comparable Group One....................... Range            10.84x to 24.13x
                                                  Average          16.92x
      Comparable Group Two....................... Range            12.31x to 20.82x
                                                  Average          16.65x
    Price to Book Value
      Comparable Group One....................... Range            1.44x to 4.24x
                                                  Average          2.67x
      Comparable Group Two....................... Range            1.71x to 3.04x
                                                  Average          2.40x
  Selected Peer Group Analysis                      Greater Bay       Peer Group
  ----------------------------                      -----------       ----------
    Price to Latest Available 12 months
     earnings....................................      16.92x           13.95x
    Price to 2001 Estimated Earnings.............      12.28x           13.49x
    Price to 2002 Estimated Earnings.............      10.66x           12.28x
    Price to Book Value..........................       3.09x            2.73x
  Contribution Analysis
  ---------------------
    SJNB Pro Forma Ownership.....................      15.30%
    SJNB Contribution to:
      Combined Common Equity.....................                       16.13%
      Combined 2001 estimated net income.........                       11.83%
      Combined Total Assets......................                       10.71%

   Discounted Cash Flow Analysis. Dain Rauscher estimated the present value of future cash flows that would accrue to a holder of a share of SJNB common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for the years 2002 and 2003 and an annual net income growth rate of 7.50% for the years 2004 through 2006. A 23.5% dividend payout ratio was assumed for SJNB through the year 2006. An estimated year 2006 year end stock price was estimated by multiplying the projected annual earnings by earnings multiples ranging from 12 to 22 times. The estimated stock price for each year and the estimated dividends were discounted at rates from 13% to 17%. These rates were selected because, in Dain Rauscher's experience, they represent the risk-adjusted rates of return that investors in securities such as the common stock of SJNB would require. On the basis of these assumptions, Dain Rauscher calculated a range of present values ranging from $25.59 to $52.64. These values were compared to the merger consideration of $44.04 based on a conversion ratio of 1.82 and a Greater Bay closing price of $24.20.

   The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of SJNB common stock.

   Selected Transaction Analysis. Using publicly available information, Dain Rauscher reviewed certain terms and financial characteristics, including historical price-to-earnings ratio and the price-to-tangible book value ratio paid in prior commercial banking institution merger or acquisition transactions. The first comparable group, referred to as Comparable Group One, included nationwide transactions announced since January 1, 2000, with transaction values between $20 million and $500 million that earned greater than 1.25% on average assets and 12.0% on average equity. Comparable Group One included 34 transactions. Dain Rauscher's analysis showed the following concerning Comparable Group One:

   Comparable Group One                                 Average      Range
   --------------------                                 -------      -----
   Price-to-latest available 12 month earnings......... 16.92x  10.84x to 24.13x
   Price-to-tangible book value........................  2.67x    1.44x to 4.24x

These values were compared to the merger transaction values of 2.56 times SJNB's tangible book value per share, and 15.24 times SJNB's earnings for the twelve months ended March 31, 2001, based on a conversion ratio of 1.82 and a Greater Bay closing price of $24.20.

   The second comparable group, referred to as Comparable Group Two, included transactions announced since January 1, 2000 in California with transaction values between $20 million and $500 million that earned greater than 1.25% on average assets and 12.0% on average equity. Dain Rauscher's analysis showed the following concerning Comparable Group Two:

   Comparable Group Two                                 Average      Range
   --------------------                                 -------      -----
   Price-to-latest available 12 month earnings......... 16.65x  12.31x to 20.82x
   Price-to-tangible book value........................  2.40x    1.71x to 3.04x

These values were compared to the merger transaction values of 2.56 times SJNB's tangible book value per share, and 15.24 times SJNB's earnings for the twelve months ended March 31, 2001. The merger transaction values are based on a conversion ratio of 1.82 and a Greater Bay closing price of $24.20.

   No company or transaction used as a comparison in the above analysis is identical to Greater Bay, SJNB or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

   Selected Peer Group Analysis. Dain Rauscher compared the financial performance and market performance of Greater Bay with selected banking institutions with assets between $1 billion and $10 billion earning over 1.25% return on average assets and over 17% on average equity, referred to as the Comparable Bank Group, deemed relevant by Dain Rauscher.

   The comparisons were based on:

  . various financial measures,

  . earnings performance,

  . operating efficiency,

  . capital adequacy,

  . asset quality, and

  . various measures of market performance including

    . market/book values,

    . price to earnings, and

    . dividend yields.

   To perform this analysis, Dain Rauscher used the financial information as of and for the latest available twelve months, referred to as LTM, and market price information as of June 24, 2001.

   Dain Rauscher's analysis showed the following concerning Greater Bay's financial performance:

                                                                      Comparable
                                                             Greater  Bank Group
   Performance Measure                                         Bay     Average
   -------------------                                       -------  ----------
   Return on average common equity..........................  20.20%     20.32%
   Return on assets.........................................   1.35%      1.66%
   Net interest margin......................................   5.74%      4.68%
   Efficiency ratio.........................................  43.49%     49.25%
   Leverage ratio...........................................   8.52%      8.53%
   Non-performing assets to total assets....................   0.34%      0.44%
   Loan loss reserve to non-performing assets............... 473.80%    291.24%

Dain Rauscher compared the financial performance measures of Greater Bay with the financial performance measures of the Comparable Bank Group.

   Dain Rauscher's analysis showed the following concerning Greater Bay's market performance:

                                                                    Comparable
                                                            Greater Bank Group
   Performance Measure                                        Bay    Average
   -------------------                                      ------- ----------
   Price earnings multiple, based on LTM earnings.......... 16.92x    13.95x
   Price earnings multiple, based on 2001 estimated
    earnings............................................... 12.28x    13.49x
   Price earnings multiple, based on 2002 estimated
    earnings............................................... 10.66x    12.28x
   Price to tangible book multiples........................  3.09x     2.73x

   Dain Rauscher compared the market performance measures for Greater Bay with those of the Comparable Bank Group to determine, in light of the relative financial performance measures, the value of Greater Bay shares relative to the value of the Comparable Bank Group. Dain Rauscher concluded that the Greater Bay shares to be received by the SJNB shareholders were fairly valued relative to the Comparable Bank Group.

   For purposes of the above calculations, all earnings estimates are based upon the estimates for Greater Bay provided by Greater Bay management. Because of the inherent differences in the businesses, operations, financial conditions and prospects of Greater Bay and the companies included in the Comparable Bank Group, Dain Rauscher believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the merger. Dain Rauscher believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between Greater Bay and the companies included in the Comparable Bank Group which would affect the trading values of the comparable companies.

   Contribution Analysis. Dain Rauscher analyzed the relative contribution of each of Greater Bay and SJNB to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

   SJNB estimated pro forma ownership.................................... 15.30%
   SJNB contribution to:
     Combined common equity.............................................. 16.13%
     Combined 2001 estimated net income without cost savings............. 11.83%
     Combined total assets............................................... 10.71%

   Dain Rauscher compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for SJNB shareholders based on a conversion ratio of 1.82. The pro forma contribution and ownership is determined by the conversion ratio and is independent of the market price of the common shares of Greater Bay.

   Other Analyses. Dain Rauscher compared the relative financial and market performance of SJNB and Greater Bay to a variety of relevant industry peer groups and indices. Dain Rauscher also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Greater Bay.

   The summary set forth above is not a complete description of the presentation by Dain Rauscher to SJNB's board of directors or of the analyses performed by Dain Rauscher. Dain Rauscher believes that its analyses and the summary set forth above must be considered as a whole. In addition, Dain Rauscher may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Dain Rauscher's view of the actual value of SJNB or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

   In performing its analyses, Dain Rauscher made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SJNB and Greater Bay. The analyses performed by Dain Rauscher are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Dain Rauscher's analysis of the fairness of the consideration to be received by SJNB shareholders in the merger and were provided to SJNB's board of directors in connection with the delivery of Dain Rauscher's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. The forecasts used by Dain Rauscher in certain of its analyses are based upon numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

   As described under the heading "--Background of and Reasons for the Merger," Dain Rauscher's opinion and presentation to the SJNB board of directors were among the many factors taken into consideration by SJNB's board of directors in making its determination to approve the merger agreement.

   Dain Rauscher Wessels. The SJNB board of directors has retained Dain Rauscher as an independent contractor to act as financial adviser to SJNB regarding the merger. In the ordinary course of its business as a broker-dealer, Dain Rauscher may, from time to time, purchase securities from, and sell securities to, SJNB and Greater Bay. As a market maker in securities, Dain Rauscher may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of SJNB and Greater Bay for Dain Rauscher's own account and for the accounts of its customers. Dain Rauscher has previously provided investment banking services to SJNB and to Greater Bay. In May 2001, Greater Bay retained Dain Rauscher as co-manager of an offering of trust preferred securities for customary investment banking fees.

   SJNB and Dain Rauscher have entered into an agreement relating to the services to be provided by Dain Rauscher in connection with the merger. SJNB has agreed to pay Dain Rauscher $150,000 on the date the merger was publicly announced and, at the time of closing, a cash fee equal to 0.95% of the market value paid in exchange for the outstanding shares of common stock of SJNB in the merger. Pursuant to the Dain Rauscher engagement agreement, SJNB also agreed to reimburse Dain Rauscher for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Dain Rauscher against certain liabilities, including liabilities under the federal securities laws.

Opinion of Greater Bay's Financial Advisor

   By letter agreement dated as of May 9, 2001, Greater Bay retained Sandler O'Neill as an independent financial advisor in connection with Greater Bay's consideration of a possible merger with SJNB. At the request of Greater Bay's board of directors, representatives of Sandler O'Neill attended the June 20, 2001 meeting at which the Board considered and approved the merger agreement. At the June 20th meeting, Sandler O'Neill delivered to the Greater Bay Board its oral opinion that, as of that date, the conversion ratio was fair to Greater Bay shareholders from a financial point of view. Sandler O'Neill subsequently confirmed its June 20, 2001 opinion by delivery to the Greater Bay Board of a written fairness opinion dated June 25, 2001. The full text of Sandler O'Neill's opinion is attached as Annex D to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Greater Bay shareholders are urged to read the opinion carefully and in its entirety in connection with their consideration of the proposed merger.

   Sandler O'Neill's opinion was directed to the Greater Bay Board and was provided to the Board for its information in connection with its consideration of the merger. The opinion is directed only to the fairness of the conversion ratio to Greater Bay shareholders from a financial point of view. It does not address the underlying business decision of Greater Bay to engage in the merger or any other aspect of the merger and is not a recommendation to any Greater Bay shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

   In arriving at its opinion, Sandler O'Neill reviewed and considered, among other things:

   (1) the merger agreement and certain of the exhibits thereto;

   (2) the stock option agreement;

   (3) certain publicly available financial statements and other historical financial information of Greater Bay that they deemed relevant;

   (4) certain publicly available financial statements and other historical financial information of SJNB that they deemed relevant;

   (5) the operating budget for Greater Bay for the years ending December 31, 2001 and 2002 prepared by and reviewed with management of Greater Bay, consensus earnings per share estimates for Greater Bay for the years ending December 31, 2001 and 2002 published by IBES International Inc., referred to as IBES, and the views of senior management of Greater Bay, based on limited discussions with members of Greater Bay's senior management, regarding Greater Bay's past and present business, financial condition, results of operations and future prospects;

   (6) the operating budget for SJNB for the year ending December 31, 2001 prepared by and reviewed with management of SJNB, consensus earnings per share estimates for SJNB for the years ending December 31, 2001 and 2002 published by IBES and the views of senior management of SJNB, based on limited discussions with members of SJNB's senior management, regarding SJNB's past and present business, financial condition, results of operations and future prospects;

   (7) the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs, cost savings and operating synergies, and the additional leveraging of capital which the management of Greater Bay estimates will result from the merger;

   (8) the relative contributions of Greater Bay and SJNB to the combined company;

   (9) the publicly reported historical price and trading activity for Greater Bay's common stock and the publicly reported historical price and trading activity for SJNB's common stock;

  (10) a comparison of certain financial and stock market information for Greater Bay and SJNB with similar publicly available information for certain other companies the securities of which are publicly traded;

  (11) the financial terms of certain recent business combinations in the financial institutions industry to the extent publicly available;

  (12) the current market environment generally and the banking environment in particular; and

  (13) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

   In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Greater Bay and SJNB that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information and they do not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Greater Bay or SJNB or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Greater Bay or SJNB, nor has it reviewed any individual credit files relating to Greater Bay or SJNB. With Greater Bay's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Greater Bay and SJNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Greater Bay or SJNB. Sandler O'Neill is not an accounting firm and it has relied, with Greater Bay's consent, on the reports of the independent accountants of Greater Bay and SJNB for the accuracy and completeness of the audited financial statements furnished to it.

   With the consent of Greater Bay, the earnings projections for Greater Bay and SJNB on a stand-alone basis used and relied upon by Sandler O'Neill in its analyses were reviewed with management and were based on internal projections of Greater Bay and SJNB as well as IBES estimates for SJNB. For the year ending December 31, 2002, Sandler O'Neill's analyses assumed a projected earnings per share of $2.28 for Greater Bay and $3.23 for SJNB. For periods after 2002, Sandler O'Neill used earnings per share estimates provided by management for Greater Bay and assumed an annual growth rate on SJNB's earning assets of approximately 8%. With respect to such estimates and with respect to all projections of transaction costs, expected cost savings and operating synergies and leveraging transactions prepared by and reviewed with the managements of Greater Bay and SJNB and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed, with Greater Bay's consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Greater Bay and SJNB and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or estimates or the assumptions on which they were based. The earnings projections furnished to Sandler O'Neill were prepared by the respective senior managements of Greater Bay and SJNB for internal purposes only and not with a view toward public disclosure. Those projections, as well as the other earnings estimates used and relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain; accordingly, actual results could vary materially from those set forth in such projections and estimates.

   Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the merger agreement are not waived and that no adjustment is made to the conversion ratio. Sandler O'Neill also assumed, with Greater Bay's consent, that there has been no material change in Greater Bay's or SJNB's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Greater Bay and SJNB will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

   In rendering its June 20, 2001 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only portions of the factors and analyses, or attempting to ascribe relative weights to such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Greater Bay or SJNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not merely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values or merger transaction values, as the case may be, of Greater Bay or SJNB and the companies to which they are being compared.

   In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Greater Bay, SJNB and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Greater Bay Board at the June 20, 2001 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Greater Bay common stock or SJNB common stock or the prices at which Greater Bay common stock or SJNB common stock may be sold at any time.

   Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Greater Bay common stock on June 15, 2001 of $24.92 and the conversion ratio of 1.82 shares of Greater Bay common stock for each share of SJNB common stock, Sandler O'Neill calculated an implied transaction value per share of SJNB common stock of $45.35. The implied aggregate transaction value was approximately $187 million, based upon 4,114,514 fully diluted shares of SJNB common stock.

   Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Greater Bay common stock and SJNB common stock, and the relationship between the movements in the prices of Greater Bay common stock and SJNB common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded commercial banks for each of Greater Bay and SJNB selected by Sandler O'Neill. During the one-year period ended June 15, 2001, Greater Bay's common stock outperformed the Standard & Poor's 500 Index and underperformed both the Nasdaq Bank Index and the composite group selected by Sandler O'Neill, and SJNB's common stock outperformed each of the indices to which it was compared.

                                                       Beginning   Ending Index
                                                      Index Value      Value
                                                     June 16, 2000 June 15, 2001
                                                     ------------- -------------
Greater Bay.........................................    100.00%       104.44%
Peer Group..........................................    100.00        112.63
Nasdaq Bank Index...................................    100.00        134.58
S&P 500 Index.......................................    100.00         82.52
                                                       Beginning   Ending Index
                                                      Index Value      Value
                                                     June 16, 2000 June 15, 2001
                                                     ------------- -------------
SJNB................................................    100.00%       140.70%
Peer Group..........................................    100.00        119.32
Nasdaq Bank Index...................................    100.00        134.58
S&P 500 Index.......................................    100.00         82.52

   Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial information for Greater Bay with two groups of commercial banks selected by Sandler O'Neill. The California group consisted of the following 8 publicly traded California commercial banks:

   Bay View Capital Corp.      City National Corp.
   East West Bancorp Inc.      First Republic Bank
   Pacific Capital Bancorp     Silicon Valley Bancshares
   UCBH Holdings Inc.          Westamerica Bancorp

   The highly valued group consisted of the following 10 publicly traded commercial banks which had a return on average equity greater than 18% (based on last twelve months' earnings) and a price-to-tangible book value greater than 200%:

   City National Corp.         Commerce Bancorp Inc.
   Community First Bankshares  Cullen/Frost Bankers Inc.
   First Midwest Bancorp.      International Bancshares Corp.
   Silicon Valley Bancshares   Sky Financial Group Inc.
   Valley National Bancorp     Wilmington Trust Corp.

   The analysis compared publicly available financial information for Greater Bay and the median data for the California group and highly valued group as of and for each of the years ended December 31, 1996 through 2000 as well as for the twelve months ended March 31, 2001. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2001 with pricing data as of June 15, 2001.

                                                                       Highly
                                              Greater    California    Valued
                                                Bay        Group       Group
                                             ----------  ----------  ----------
Total assets................................ $5,406,246  $3,908,309  $7,531,186
Tangible equity / total assets..............       6.16%       6.78%       6.64%
Intangible assets / total equity............       6.08%      12.08%       9.79%
Net loans / total assets....................      67.32%      68.03%      59.90%
Gross loans / total deposits................      87.18%      84.38%      77.73%
Total borrowings / total assets.............      10.60%       8.81%      13.54%
Non-performing assets / total assets........       0.34%       0.34%       0.41%
Loan loss reserves / gross loans............       2.31%       1.84%       1.40%
Net interest margin.........................       5.74%       4.81%       4.50%
Non-interest income / average assets........       0.71%       1.18%       1.40%
Fees/revenues...............................      11.74%      21.07%      27.23%
Non-interest expense / average assets.......       2.63%       3.03%       3.53%
Efficiency ratio............................      43.58%      52.30%      56.51%
Return on average assets....................       1.35%       1.53%       1.41%
Return on average equity....................      20.20%      20.32%      19.19%
Price / tangible book value per share.......     318.55%     286.91%     326.22%
Price / core earnings per share.............      14.40x      15.78x      15.59x
Dividend yield..............................       1.61%       0.95%       2.60%
Dividend payout ratio.......................      23.04%       9.54%      41.07%

   Sandler O'Neill also used publicly available information to compare selected financial information for SJNB with two groups of commercial banks selected by Sandler O'Neill. The California group consisted of the following 12 publicly traded California commercial banks:

   Bank of the Sierra           Capital Corp of the West
   Central Coast Bancorp        Farmers & Merchants Bancorp
   First Community Bancorp      Heritage Commerce Corp.
   Humboldt Bancorp             Nara Bancorp Inc.
   North Valley Bancorp         Pacific Crest Capital
   Pacific Union Bank           TriCo Bancshares

   The highly valued group consisted of the following 10 publicly traded commercial banks which had a return on average equity greater than 17% (based on last twelve months' earnings) and a price-to-tangible book value greater than 200%:
   Arrow Financial Corp.        Bryn Mawr Bank Corp.
   Cascade Bancorp              CCBT Financial Cos.
   Great Southern Bancorp Inc.  Redwood Empire Bancorp
   Resource Bankshares Corp.    S.Y. Bancorp Inc.
   Suffolk Bancorp              UNB Corp.

   The analysis compared publicly available financial information for SJNB and the median data for the California group and highly valued group as of and for each of the years ended December 31, 1996 through 2000 as well as for the twelve months ended March 31, 2001. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2001 with pricing data as of June 15, 2001.

                                                                        Highly
                                                            California  Valued
                                                    SJNB      Group     Group
                                                  --------  ---------- --------
Total assets..................................... $648,149   $713,732  $959,283
Tangible equity / total assets...................    10.07%      7.88%     6.84%
Intangible assets / total equity.................     4.19%      4.00%     3.11%
Net loans / total assets.........................    72.16%     64.53%    75.48%
Gross loans / total deposits.....................    88.16%     75.29%    93.01%
Total borrowings / total assets..................     4.95%      1.69%     6.65%
Non-performing assets / total assets.............     0.22%      0.21%     0.28%
Loan loss reserves / gross loans.................     1.64%      1.81%     1.38%
Net interest margin..............................     5.88%      5.58%     4.21%
Non-interest income / average assets.............     0.37%      1.03%     1.41%
Fees/revenues....................................     6.43%     17.10%    24.49%
Non-interest expense / average assets............     2.65%      3.92%     3.32%
Efficiency ratio.................................    46.61%     63.48%    57.09%
Return on average assets.........................     1.73%      1.01%     1.54%
Return on average equity.........................    19.09%     14.01%    20.40%
Price / tangible book value per share............   233.06%    152.04%   250.88%
Price / core earnings per share..................    13.44x     11.02x    14.21x
Dividend yield...................................     1.80%      1.12%     2.38%
Dividend payout ratio............................    24.16%     11.21%    31.75%

   Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain transactions announced from January 1, 2000 through June 13, 2001 involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 134 transactions announced nationwide and 18 transactions announced in California. Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, transaction value to total deposits and premium to market and computed high, low, mean and median multiples and premiums for the respective groups of transactions. These multiples were applied to SJNB's financial information as of and for the twelve months ended March 31, 2001. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of SJNB common stock of $34.11 to $54.23 based upon the median multiples for nationwide transactions and $32.35 to $60.28 based upon the median multiples for California transactions.

                                                 Nationwide       California
                                                Transactions     Transactions
                                              ---------------- ----------------
                                               Median  Implied  Median  Implied
                                              Multiple  Value  Multiple  Value
                                              -------- ------- -------- -------
Transaction value/ LTM EPS (1)...............  18.14x  $54.23   20.16x  $60.28
Transaction value/Book value.................   2.28x   40.82    2.41x   43.11
Transaction value/Tangible book value........   2.41x   41.42    2.45x   42.07
Premium to market (2)........................   33.81%  53.58   45.06%   58.08
Transaction value/Total deposits.............   24.46%  34.66   22.83%   32.35

--------
(1) Utilizes SJNB's normalized last twelve months' earnings per share for the period ended March 31, 2001.
(2) Reflects premiums to the seller's stock price one month before the announcement of the transaction and were applied to SJNB's closing stock price as of June 15, 2001.

   Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of dividend flows of SJNB through December 31, 2004 under various circumstances, assuming SJNB's current dividend payout ratio and that SJNB performed in accordance with the earnings estimates reviewed with management. For periods after 2002, Sandler O'Neill assumed an annual growth rate of earning assets of approximately 8%. To approximate the terminal value of SJNB common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SJNB common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of SJNB common stock of $27.93 to $64.04 when applying the price/earnings multiples and $18.50 to $70.11 when applying the multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of SJNB common stock was $45.35.

                  Price/Earnings Multiples
          -----------------------------------------
Discount
Rate       10x    12x    14x    16x    18x    20x
--------  ------ ------ ------ ------ ------ ------
9 %       $33.46 $39.57 $45.69 $51.81 $57.92 $64.04
11         31.47  37.21  42.95  48.69  54.43  60.17
13         29.63  35.02  40.41  45.81  51.20  56.59
15         27.93  33.00  38.07  43.15  48.22  53.29

             Price/Tangible Book Value Multiples
          -----------------------------------------
Discount
Rate       1.0x   1.5x   2.0x   2.5x   3.0x   3.5x
--------  ------ ------ ------ ------ ------ ------
9 %       $22.08 $31.69 $41.29 $50.90 $60.51 $70.11
11         20.79  29.81  38.82  47.83  56.85  65.86
13         19.60  28.07  36.54  45.01  53.47  61.94
15         18.50  26.47  34.43  42.39  50.36  58.32

   Sandler O'Neill discussed the above ranges of values with the Greater Bay Board, with particular focus on the range of values indicated by applying price/earnings multiples of 12x to 16x and price/tangible book values of 200% to 300%. In connection with its analysis, Sandler O'Neill considered and discussed with the Greater Bay Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

   Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon (1) a conversion ratio of 1.82 and an implied transaction value of $45.35 per share of SJNB's common stock, (2) the earnings per share estimates and projections of Greater Bay and SJNB referred to above, and (3) assumptions regarding the economic environment, accounting and tax treatment of the merger, transaction costs associated with the merger, operating efficiencies and leveraging transactions determined by the senior managements of Greater Bay and SJNB. The analysis indicated that for the year ending December 31, 2002, the first full year following the merger, the merger would be accretive to Greater Bay's projected earnings per share. Also, the analysis indicated that the merger would be accretive to SJNB's earnings per share for the same period. The actual results achieved by Greater Bay and SJNB may vary from projected results and the variations may be material.

                                                   Greater Bay       SJNB
                                                   ------------ ---------------
                                                   Stand-  Pro  Stand-    Pro
                                                   alone  Forma alone  Forma (1)
                                                   ------ ----- ------ --------
Projected 2002 EPS................................ $2.28  $2.29 $3.23   $4.17

--------
(1) Determined by multiplying the Greater Bay value by the conversion ratio.

   Contribution Analysis. Sandler O'Neill reviewed the relative contributions to be made by Greater Bay and SJNB to the combined institution based on financial information of Greater Bay and SJNB for the period ended March 31, 2001. The percentage of pro forma shares owned was determined using the conversion ratio of 1.82. This analysis indicated that the implied contributions to the combined entity were as follows:

                                                                 Greater
                                                                   Bay    SJNB
                                                                 ------- ------
Total assets....................................................  89.29%  10.71%
Total cash and securities.......................................  91.24    8.76
Total net loans.................................................  88.61   11.39
Total goodwill..................................................   0.00  100.00
Total deposits..................................................  88.79   11.21
Total borrowings................................................  94.69    5.31
Tangible equity.................................................  84.44   15.56
Total equity....................................................  83.87   16.13
2002 estimated net income.......................................  88.81   11.19
Percentage of pro forma shares owned(1).........................  86.00   14.00

--------
(1) Based on total number of shares of combined company projected to be outstanding upon completion of the merger without giving effect to the outstanding options to acquire shares of Greater Bay. On a fully diluted basis giving effect to such options using the treasury stock method and the closing price of Greater Bay's stock on June 15, 2001 of $24.92, the percentage ownership would be 85.5% for Greater Bay and 14.5% for SJNB. Assuming full exercise of all outstanding options, the percentage ownership would be 85.6% for Greater Bay and 14.4% for SJNB.

   Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O'Neill has in the past provided investment banking services to SJNB unrelated to the merger for which it received its customary compensation. Sandler O'Neill has previously rendered investment banking services to Greater Bay unrelated to the merger, for which Sandler O'Neill received customary compensation. Greater Bay selected Sandler O'Neill to act as its financial advisor on the basis of Sandler O'Neill's reputation and its prior experience and familiarity with Greater Bay.

   Greater Bay has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Greater Bay common stock on September 10, 2001 (the latest practicable date prior to the date of this document), Greater Bay would pay Sandler O'Neill a transaction fee of approximately $1,350,000, of which $312,500 has been paid. The remainder will be due upon closing of the merger. Greater Bay has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Greater Bay and SJNB and may actively trade the equity or debt securities of Greater Bay and SJNB and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


Interests of Certain Persons in the Merger

   After completion of the merger, the Greater Bay Board of Directors will consist of the current members of that Board and Robert A. Archer and Arthur K. Lund, current members of the SJNB Board. In addition, the San Jose National Bank Board of Directors will be comprised of 17 directors, consisting of the current members of the Board and David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay. James R. Kenny, President and Chief Executive Officer of San Jose National Bank, will continue to serve in those capacities.

   The former officers and employees of SJNB who become officers or employees of Greater Bay or who continue as officers or employees of San Jose National Bank will be entitled to participate in all employee benefits and benefit programs of Greater Bay, as the case may be, in accordance with the terms of those plans or programs.

   SJNB anticipates purchasing continued coverage under its directors' and officers' liability insurance policy, which insurance will cover persons serving as directors and officers of SJNB before the merger for a period of six years from the completion of the merger. In addition, Greater Bay has agreed to indemnify SJNB's directors and officers to the same extent as provided in SJNB's current articles of incorporation, bylaws and indemnification agreements for a period of six years from the completion of the merger.

   As of the record date for the special meeting, the directors and executive officers of SJNB beneficially owned 784,765 shares of SJNB common stock, not including shares such persons could acquire through the exercise of options, constituting approximately 20.57% of the outstanding shares of SJNB common stock as of the record date. The affirmative vote of approximately an additional 30.0% of the outstanding shares of SJNB common stock entitled to vote at the meeting will be required in order to approve the merger agreement.

   If the merger takes place, outstanding options to purchase SJNB common stock held by directors, officers and employees of SJNB and San Jose National Bank will automatically be converted into options to acquire shares of Greater Bay common stock adjusted to account for the conversion ratio. Upon the signing of the merger agreement, there were outstanding options to purchase an aggregate of 662,167 shares of SJNB common stock.

   Upon the signing of the merger agreement, the directors and executive officers of SJNB held options to purchase 444,060 shares of SJNB common stock at a per share weighted average exercise price of $24.45. Upon consummation of the merger, these options will be assumed by and deemed to be options granted by Greater Bay. The options will be adjusted appropriately to reflect the conversion ratio. If exercised before the merger, the shares of SJNB common stock acquired will be converted into the right to receive Greater Bay common stock upon completion of the merger in the same manner as will the shares of SJNB common stock held by all other SJNB shareholders.

Management of Greater Bay After the Merger

   As stated above, after the completion of the merger, Robert A. Archer and Arthur K. Lund, current members of SJNB's Board, will be appointed to the Board of Directors of Greater Bay.

   Mr. Archer has served as the Chairman of the Board of SJNB and San Jose National Bank since 1993. He is the President and a principal stockholder of Coast Counties Truck and Equipment Company, a heavy duty truck dealership and service facility in San Jose, which he has owned and operated for more than 30 years.

   Mr. Lund is a practicing attorney at law and has been a member of Hoge Fenton Jones & Appel in San Jose since March 2000. Prior to that, he was a member of Rosenblum, Parish & Isaacs from 1992 to March 2000.

Nasdaq Listing

   Greater Bay submitted an application on September 10, 2001 to list the shares of Greater Bay common stock to be issued in the merger on The Nasdaq Stock Market. The stock must be authorized for listing on Nasdaq for the merger to proceed.

Material Federal Income Tax Consequences

   The following discussion describes the material federal income tax consequences of the merger. The discussion below:

  . Is based on current provisions of the Internal Revenue Code, applicable
    Treasury Regulations, administrative rulings and pronouncements, and judicial decisions, all of which are subject to change, possibly with retroactive effect;

  . Does not purport to address all aspects of U.S. federal income taxation that may affect individual shareholders or optionholders in light of their particular circumstances; that are generally assumed to be known by investors; or that may affect shareholders or optionholders to which special provisions of the U.S. federal income tax may apply based on their particular circumstances or status (see "Qualifications" below);

  . Assumes that the shares of SJNB common stock are held as capital assets;

  . Assumes that the merger and related transactions will take place in accordance with all of the terms and conditions of the agreement and plan of reorganization and as described in this document without the waiver or modification of any of those terms or conditions; and

  . Assumes that SJNB options that are intended to qualify as incentive stock options under section 422 of the Code qualify as such options immediately before the merger.

   In addition, no information is provided in this document with respect to the tax consequences of the merger under foreign, state, or local laws.

   Neither SJNB nor Greater Bay has requested a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the merger. The opinions of counsel referred to below will not be binding on the IRS and there can be no assurance that the IRS or the courts will not take a contrary view.

   Closing Tax Opinions. SJNB has received an opinion of Pillsbury Winthrop LLP, and Greater Bay has received an opinion of Manatt, Phelps & Phillips LLP, subject to assumptions set forth below, to the effect that, based upon present U.S. federal income tax law, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

   These opinions are based on, among other things:

  . Certain factual representations and statements of SJNB and Greater Bay customarily given in transactions of this type;

  . The assumption that those representations and statements will be complete and accurate as of the effective time of the merger; and

  . The assumption that the merger will take place in accordance with all of the terms and conditions of the agreement and plan of reorganization and as described in this document.

   The opinions of Pillsbury Winthrop LLP and Manatt, Phelps & Phillips LLP, set forth below, summarize the material U.S. federal income tax consequences of the merger, assuming that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Consequences to SJNB Shareholders. An SJNB shareholder will not recognize any gain or loss on the receipt of shares of Greater Bay common stock in exchange for shares of SJNB common stock in the merger (except to the extent the shareholder receives cash in lieu of a fractional share of Greater Bay common stock).

  . The aggregate tax basis of the shares of Greater Bay common stock received in the merger (including any fractional share of Greater Bay common stock deemed received) will be the same as the aggregate tax basis of the shares of SJNB common stock surrendered in exchange therefor.

  . The holding period of the shares of Greater Bay common stock received
    (including the holding period of any fractional share of Greater Bay common stock deemed received) will include the holding period of shares of Greater Bay common stock surrendered in exchange therefor.

   Shareholders who own blocks of SJNB common stock purchased at different times must calculate the tax basis and the holding period separately for each block of stock owned.

   Fractional Shares. An SJNB shareholder who receives cash in the merger in lieu of a fractional share of Greater Bay common stock will be treated as if such shareholder first received the fractional share interest and then the fractional share interest was redeemed by Greater Bay, referred to as a Hypothetical Redemption. An SJNB shareholder will recognize gain or loss as if the shareholder had sold the fractional share of Greater Bay common stock deemed received in exchange for the cash received in lieu of such fractional share interest if the Hypothetical Redemption results in a "meaningful reduction" of the shareholder's interest in Greater Bay, given the SJNB shareholder's particular facts and circumstances. The IRS has indicated that even a small reduction of a shareholder's percentage ownership interest in a corporation may be a "meaningful reduction" if the shareholder's relative ownership interest in the corporation is minimal (an interest of less than 1% is generally thought to satisfy this requirement) and the shareholder exercises no control over the corporate affairs. If the SJNB shareholder does not satisfy the "meaningful reduction" test or one of two other tests, the "complete termination" test or the "substantially disproportionate" test, the SJNB shareholder will be taxed as if it had received a dividend in an amount equal to the cash received in lieu of a fractional share.

   For purposes of these tests, a shareholder is deemed to own shares held by certain family members, estates and trusts of which the shareholder is a beneficiary, a partnership in which the shareholder is a partner, and a corporation in which the shareholder is a direct or indirect 50% shareholder. Because these deemed ownership rules are complex, SJNB shareholders who believe that they may be subject to these rules should consult their tax advisor.

   Record Keeping Requirements. An SJNB shareholder who exchanges SJNB common stock for Greater Bay common stock or who exchanges SJNB common stock for Greater Bay common stock and cash (in lieu of a fractional share) in connection with the merger will be required to retain records and file with that shareholder's federal income tax return for the taxable year in which the merger takes place a statement setting forth all the relevant facts in respect of the nonrecognition of gain or loss upon the exchange. The statement must include:

  . The shareholder's basis in the shares of SJNB common stock surrendered in the merger;

  . The value of the shares of Greater Bay common stock received, using the fair market value as of the effective time of the merger; and

  . The amount of any cash received in the merger.

   Backup Withholding Tax. Under the Internal Revenue Code, an SJNB shareholder may be subject, under some circumstances, to "backup withholding" tax with respect to cash received in the merger unless the shareholder complies with certain notification and identification requirements provided under the relevant provisions of the Internal Revenue Code. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the shareholder's U.S. federal income tax liability.

   Consequences to SJNB Stock Option Holders. The holder of an SJNB stock option issued under an SJNB stock option plan will not recognize gain or loss on account of the assumption of the SJNB stock options in the merger. The assumption of SJNB stock options in the merger will not constitute a modification, extension or renewal under the incentive stock option rules, which would disqualify SJNB stock options intended to be incentive stock options.

   Consequences to SJNB and Greater Bay. Neither SJNB nor Greater Bay will recognize gain or loss solely as a result of the merger.

   Qualifications. As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to SJNB shareholders or optionholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

  . Dealers in securities or currencies;

  . Traders in securities;

  . Financial institutions;

  . Tax-exempt organizations;

  . Insurance companies;

  . Persons holding shares of SJNB common stock as part of a hedging, "straddle," conversion, or other integrated transaction;

  . Persons subject to the alternative minimum tax;

  . Non-United States persons; or

  . Shareholders that exercise dissenters' rights.

   The preceding discussion sets forth the material U.S. federal income tax consequences of the merger but does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, SJNB shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, whether gain, if any, will be treated as capital gain or a dividend, the applicability and effect of U.S. federal, state, local, and other applicable tax laws, and the effect of any changes in the tax law.

Accounting Treatment of the Merger

   The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, after the merger, the assets, liabilities and shareholders' equity of SJNB will be added to the corresponding balance sheet categories of Greater Bay at their recorded book values, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of Greater Bay will include the results of both SJNB and Greater Bay for the entire fiscal year in which the merger occurs and all preceding fiscal periods presented therein. Greater Bay must treat various expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

   The unaudited pro forma combined financial information contained in this document has been prepared using the pooling of interests accounting method to account for the merger, which is described under the headings entitled "Summary -- Selected Historical and Pro Forma Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

Exchange of SJNB Common Stock for Greater Bay Common Stock

   Promptly after the completion of the merger, Greater Bay will cause Wells Fargo Bank Minnesota, N.A., to send to each holder of record of SJNB common stock transmittal materials for use in exchanging certificates representing shares of SJNB common stock for a certificate or certificates representing shares of Greater Bay common stock and a check for any fractional share interest. The transmittal materials will contain information and instructions with respect to the surrender of certificates representing shares of SJNB common stock in exchange for certificates representing shares of Greater Bay common stock.

   If you are an SJNB shareholder, you should not send in your share certificates until you receive the letter of transmittal form and instructions.

   Following the completion of the merger and upon surrender of all of the certificates representing shares of SJNB common stock registered in the name of a holder of SJNB common stock, or a satisfactory indemnity bond if any of the certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Wells Fargo Bank Minnesota, N.A. will mail to each SJNB shareholder a certificate or certificates representing the number of shares of Greater Bay common stock to which you are entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required, in respect of such shares and a check in the amount of any cash to be paid instead of fractional shares.

   Declaration of dividends by Greater Bay after the completion of the merger will include dividends on all Greater Bay common stock issued in the merger. However, no dividend or other distribution payable to the holders of record of Greater Bay common stock at or as of any time after the completion of the merger will be paid to the holders of SJNB common stock until they physically surrender all certificates as described above. Promptly after surrender, all undelivered dividends and other distributions, less the amount of any withholding taxes which may be required and a check for the amount representing any fractional share interest, will be delivered to the holder, in each case, without interest. After the completion of the merger, the stock transfer books of SJNB will be closed and there will be no transfers on the transfer books of SJNB.

                              THE MERGER AGREEMENT

Conditions to the Merger

   The obligation of Greater Bay and SJNB to consummate the merger is subject to the satisfaction or, in certain cases, waiver, on or before the completion of the merger, of many conditions, including the following:

  . the merger agreement and the transactions contemplated by the merger agreement must receive all requisite approvals of the shareholders of Greater Bay and SJNB;

  . no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the merger substantially in the form contemplated by the merger agreement;

  . all approvals or consents of any applicable governmental agency will have been obtained or granted for the merger and the transactions contemplated by the merger agreement and the applicable waiting periods under all laws will have expired and all other statutory or regulatory requirements for the valid completion of the transactions contemplated by the merger agreement shall have been satisfied;

  . the registration statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

  . the Greater Bay common stock issuable in the merger shall have been included for listing on The Nasdaq Stock Market;

  . Greater Bay will have received an opinion from Manatt, Phelps & Phillips,
    LLP and SJNB will have received an opinion from Pillsbury Winthrop LLP, each to the effect that the merger will not result in the recognition of gain or loss for federal income tax purposes to Greater Bay or SJNB, nor will the issuance of Greater Bay common stock result in the recognition of gain or loss by holders of SJNB common stock who receive Greater Bay common stock in the merger, nor will the substitution of options pursuant to the merger agreement result in any income or gain to the option holder or disqualify any such options as incentive stock options in connection with the merger; and

  . PricewaterhouseCoopers LLP will have confirmed in writing to Greater Bay and SJNB that the merger will qualify for pooling of interests accounting treatment. In addition, KPMG LLP will have delivered a letter to SJNB confirming that no conditions exist with respect to either SJNB or San Jose National Bank that would preclude accounting for the merger as a pooling of interests.

   The obligation of Greater Bay to consummate the merger is also subject to fulfillment of various other conditions, including the following:

  . there will not have occurred, between June 25, 2001 and the completion of the merger, any material adverse change in the business, financial condition, results of operations or prospects of SJNB on a consolidated basis;

  . the number of Greater Bay and SJNB dissenting shares will not exceed an amount which would disqualify the merger from pooling of interests accounting treatment;

  . at the close of business on the last day of the month prior to the completion of the merger, the adjusted book value of SJNB common stock will not be less than $69.64 million if the merger closes in October 2001, $69.61 million if the merger closes in November 2001, $70.32 million if the merger closes in December 2001, and $71.06 million if the merger closes in January 2002. Adjusted book value means SJNB's total shareholders' equity adjusted to eliminate all amounts paid for the exercise of SJNB stock options since March 31, 2001, to eliminate amounts related to accumulated other comprehensive income and to include the amount of SJNB's consolidated accumulated other comprehensive income as of March 31, 2001, to deduct any dividends paid after the date of the merger agreement (to the extent not previously accrued), to add back certain operating losses and environmental remediation costs in excess of $1 million and to add back amounts paid or accrued for merger-related expenses;

  . at the close of business on the last day of the month prior to completion of the merger, SJNB's allowance for loan and lease losses will equal at least 1.60% of SJNB's total gross loans;

  . the regulatory approvals for the merger will not impose any conditions which Greater Bay deems, in its sole and absolute opinion, to materially affect it or to be materially burdensome.

   The obligation of SJNB to consummate the merger is also subject to the fulfillment of the following condition:

  . there will not have occurred, between June 25, 2001 and the completion of the merger, any material adverse change in the business, financial condition, results of operations or prospects of Greater Bay on a consolidated basis.

   Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

   If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events which are more fully described under the heading entitled "--Termination."

Nonsolicitation

   Under the terms of the merger agreement, SJNB has agreed not to solicit, initiate or encourage any competing transaction (as defined below). In addition, SJNB has agreed, unless it determines, with advice of counsel, that its fiduciary duty requires otherwise, not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempts to effect any competing transaction with or involving any person other than Greater Bay. This restriction does not apply, however, if SJNB receives a bona fide offer from a person other than Greater Bay and the SJNB Board responds in accordance with applicable fiduciary obligations. SJNB has agreed to promptly notify Greater Bay of the terms of any proposal which it may receive in respect of any competing transaction.

   The term "competing transaction" means any of the following involving SJNB: a merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 25% or more of SJNB's assets; a sale of shares of capital stock representing 25% or more of the voting power of SJNB; a tender offer or exchange offer for at least 25% of the outstanding shares of SJNB; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

   Greater Bay may terminate the merger if the SJNB Board approves, recommends or causes SJNB to enter into any agreement with a person other than Greater Bay providing for a competing transaction. Further, Greater Bay may terminate the merger if SJNB continues discussions with a third party for more than 15 business days regarding a proposed transaction that has more favorable terms than those offered by Greater Bay, referred to as a Superior Proposal.

   Similarly, SJNB may terminate the merger if SJNB decides to enter into an agreement with a third party for a transaction that constitutes a Superior Proposal. If that occurs, SJNB will have to pay Greater Bay $6.0 million, which will be credited against any amounts owing to Greater Bay under the stock option agreement discussed below. In addition, SJNB may terminate the merger if Greater Bay announces a Greater Bay acquisition transaction, and the third party requires Greater Bay to terminate the merger agreement between Greater Bay and SJNB. If that occurs, Greater Bay will have to pay SJNB $6.0 million.

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

Expenses

   If SJNB terminates the merger agreement because Greater Bay's shareholders fail to approve the merger, or because Greater Bay fails to satisfy its obligations under the merger agreement, Greater Bay will be obligated to pay all of SJNB's expenses incurred in connection with the merger transaction, not to exceed $250,000.

   If Greater Bay terminates the merger agreement because SJNB's shareholders fail to approve the merger, or because SJNB fails to satisfy its obligations under the merger agreement, SJNB will be obligated to pay all of Greater Bay's expenses incurred in connection with the merger transaction, not to exceed $375,000.

Treatment of Options

   Each and every option to purchase shares of SJNB common stock issued and outstanding immediately before the completion of the merger and all obligations of SJNB under the SJNB stock option plans will, on and after the completion of the merger, be assumed by and be deemed to be options granted by Greater Bay to purchase that number of shares of Greater Bay common stock equal to the conversion ratio times the number of shares of SJNB common stock subject to the option rounded down to the nearest whole number of shares of Greater Bay common stock. The per share exercise price for the shares of Greater Bay common stock issuable upon exercise of such SJNB option will be determined by dividing the exercise price immediately before the completion of the merger by the conversion ratio.

Termination

   The merger agreement may be terminated at any time before the completion of the merger:

  . by mutual consent of Greater Bay and SJNB in writing;

  . by SJNB or Greater Bay immediately on the failure of the shareholders of SJNB or Greater Bay to approve the merger agreement;

  . by Greater Bay or SJNB if any material breach or default by the other party is not cured within 30 days after notice;

  . by Greater Bay or SJNB if any governmental or regulatory authority denies any required regulatory approval or any relevant governmental or regulatory authority shall have issued a final order prohibiting the merger;

  . by SJNB or Greater Bay if any conditions set forth in Article 9
    (regarding conditions precedent to the merger) of the merger agreement shall not have been met by January 31, 2002 or earlier if it becomes apparent that these conditions will not be met;

  . by SJNB if any of the conditions of Article 10 (regarding conditions precedent to the merger) of the merger agreement shall not have been met, or by Greater Bay if any of the conditions of Article 11 (regarding conditions precedent to the merger) of the merger agreement shall not have been met, by January 31, 2002, or earlier if it becomes apparent that these conditions will not be met;

  . by Greater Bay if SJNB shall have failed to comply with its obligations under the merger agreement with respect to any competing transaction;

  . by SJNB if Greater Bay enters into a Greater Bay acquisition transaction and the third party requires the termination of the merger agreement between Greater Bay and SJNB;

  . by SJNB if the average closing price of Greater Bay common stock is less than $21.1429 and SJNB decides not to accept the conversion ratio of 1.82, subject to Greater Bay's right to exercise the top up option as explained under "The Merger--Structure of the Merger--Conversion of Shares;"


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

  . by SJNB or GBB if its respective Board withdraws or materially adversely modifies its recommendation of the merger agreement; or

  . by SJNB if its Board authorizes SJNB to enter into an agreement for a competing transaction, unless Greater Bay offers to increase the merger consideration to be as favorable as the competing transaction, in the good faith judgment of the SJNB Board.

Covenants; Conduct of Business Prior to Effective Time

   The merger agreement provides that, during the period from the date of the merger agreement to the completion of the merger, SJNB will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Greater Bay, which will not be unreasonably withheld, take any of the following actions:

  . issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  . declare, set aside or pay any dividend, other than its regular cash dividend, or make any other distribution upon, or purchase or redeem any shares of its stock;

  . amend its articles of incorporation or its bylaws;

  . grant any general or uniform increase in the rate of pay of employees or employee benefits;

  . grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any person or voluntarily accelerate the vesting of any employee benefits, other than bonuses consistent with past practice and increases in salary consistent with past practice, not to exceed an average increase of 4%;

  . make any capital expenditure in excess of $50,000, except for ordinary repairs, renewals and replacements;

  . compromise, settle or adjust any assertion or claim of a deficiency in taxes, extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election inconsistent with current tax election practices;

  . grant, renew or commit to grant or renew any extension of credit or amend the terms of any credit outstanding on the date hereof to any person that would exceed $2,000,000;

  . change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or by law or regulation;

  . grant or commit to grant any extension of credit or amend the terms of any credit outstanding as of the date of the merger agreement to any executive officer, director or holder of 10% or more of the outstanding SJNB common stock, or any affiliate of such person;

  . close any offices at which business is conducted or open any new office;

  . adopt or amend any employment agreement or other employee benefit plan or arrangement except amendments as are required by law;

  . change any policies and practices with respect to liquidity management and cash flow planning, lending, personnel practices, accounting or any other material aspect of its business or operations, except those changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by generally accepted accounting principles or by applicable governmental authorities;

  . grant any person a power of attorney or similar authority;

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

  . make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for certain United States government obligations and investments made in the ordinary course of business consistent with past practice;

  . amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

  . sell, transfer, mortgage, encumber or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

  . take any action which would or is reasonably likely to

    --adversely affect the ability of Greater Bay or SJNB to obtain any necessary regulatory approval of the merger;

    --adversely affect SJNB's ability to perform its covenants and agreements under the merger agreement; or

    --result in any of the conditions relating to the performance of Greater Bay's or SJNB's obligations under the merger agreement not being satisfied;

  . make any special or extraordinary payments or distributions;

  . reclassify any investment security from held-to-maturity or available for sale to trading;

  . sell any security other than in the ordinary course of business, or engage in gains trading;

  . take title to any real property without conducting an environmental investigation, which shall disclose the absence of any suspected environmental contamination;

  . take or cause to be taken any action which would prevent the transactions contemplated by the merger agreement from qualifying as a tax free reorganization or prevent Greater Bay from accounting for the business combination to be effected by the merger as a pooling of interests;

  . settle any claim involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

  . make, acquire, or reacquire any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 2000; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months; or

  . borrow money or become responsible for the obligations of any other person, except

    --in connection with banking transactions with banking customers in the ordinary course of business or

    --short-term borrowings made at prevailing market rates and terms.

   The merger agreement also provides that SJNB will:

  . use its commercially reasonable efforts to preserve its present business organization and its relationships and goodwill with account holders, borrowers, employees and others having business relationships with SJNB or San Jose National Bank;

  . use its commercially reasonable efforts to keep in full force and effect all material licenses and permits;

  . use its commercially reasonable efforts to maintain insurance coverage substantially the same as in effect as of the date of the merger agreement;

  . perform its material contractual obligations;

  . duly observe and conform in all material respects to all lawful requirements applicable to its business;

  . maintain its assets and properties in good condition and repair, normal wear and tear excepted;

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

  . periodically furnish to Greater Bay information, loan reports and updates of information previously provided;

  . convene a shareholders' meeting to vote on the merger, subject to the SJNB Board's fiduciary duties;

  . obtain agreements from persons who become affiliates of SJNB providing that they will comply with the securities laws and requirements to ensure pooling accounting treatment for the merger;

  . coordinate with Greater Bay with respect to the timing and payment of dividends;

  . promptly notify Greater Bay upon learning that a person or related group of persons has acquired 5% or more of SJNB's outstanding common stock;

  . promptly notify Greater Bay of communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or prospects of SJNB on a consolidated basis;

  . provide Greater Bay with access to information about SJNB;

  . maintain an allowance for loan and lease losses consistent with past practices; and

  . use its reasonable efforts between the date of the merger agreement and the completion of the merger to take all actions necessary or desirable to complete the merger, including the filing of any regulatory applications.

   The merger agreement also provides that Greater Bay will not, without the prior written consent of SJNB:

  . take any action which would or is reasonably likely to adversely affect the ability of Greater Bay to obtain any necessary regulatory approvals for the merger, adversely affect Greater Bay's ability to perform its covenants under the merger agreement or result in any of the conditions to the performance of its obligations under the merger agreement not being satisfied;

  . take any action which would disqualify the merger as a tax free
    "reorganization" within the meaning of Section 368 of the Internal Revenue Code or prevent Greater Bay from accounting for the merger as a pooling of interests; or

  . amend its articles of incorporation in any respect which would materially adversely affect the rights and privileges attendant to Greater Bay common stock.

   The merger agreement also provides that Greater Bay will:

  . duly observe and conform in all material respects to all lawful requirements applicable to its business;

  . provide SJNB with access to information about Greater Bay;

  . use commercially reasonable efforts to qualify shares to be issued in the merger under state securities laws, to the extent required;

  . assume options to acquire shares of SJNB common stock and issue comparable substitute options to acquire shares of Greater Bay common stock;

  . use commercially reasonable efforts to list the shares of Greater Bay common stock to be issued in the merger on the Nasdaq Stock Market;

  . indemnify the directors and officers of SJNB to the extent described above under the heading "Interests of Certain Persons in the Merger;"

  . file all necessary regulatory applications;

  . reserve sufficient shares of Greater Bay common stock for issuance in connection with the merger; and

  . take all necessary action to appoint two members of SJNB's Board to the Board of Directors of Greater Bay.

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

   The merger agreement also provides that each of Greater Bay and SJNB will:

  . use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical;

  . obtain the consent of the other before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated by the merger agreement; and

  . cause to be prepared, at Greater Bay's discretion, one or more environmental investigations with respect to real property owned or leased by SJNB.

Amendment and Waiver

   Subject to applicable law, the merger agreement may be amended at any time by the action of the Boards of Directors of Greater Bay or SJNB without action by their shareholders if Greater Bay and SJNB mutually agree in writing to the amendment. In addition, either Greater Bay or SJNB by action of their respective Boards of Directors, may, at any time before completion of the merger, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

Agreements with Certain Shareholders

   Greater Bay has entered into shareholder's agreements with various shareholders of SJNB, each of whom is also a director of SJNB, pursuant to which these directors have agreed to vote all shares of SJNB common stock which they own or hold in trust in favor of the approval of the merger agreement.

   Greater Bay has entered into noncompetition agreements with each of the SJNB directors, pursuant to which these directors have agreed, among other things and with limited exceptions, not to participate or engage in any business which is competitive with Greater Bay or San Jose National Bank within the counties of Santa Clara and Contra Costa, California, for a period of two years after the completion of the merger.

Resales of Greater Bay Common Stock

   The shares of Greater Bay common stock to be issued to SJNB shareholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of SJNB. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of SJNB must be made in compliance with the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

   SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

   SJNB has delivered to Greater Bay an agreement for each affiliate of SJNB that such person will not dispose of:

  . any Greater Bay common stock in violation of the Securities Act; or

  . any SJNB common stock or Greater Bay common stock during the pooling restricted period.

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

Regulatory Approvals

   Under the merger agreement, Greater Bay and SJNB have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. The approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 is required.

   If the Federal Reserve Board imposes any conditions that Greater Bay, in its reasonable opinion, deems will materially and adversely affect Greater Bay or will materially burden Greater Bay, then Greater Bay will use commercially reasonable efforts to obtain the removal of the condition. If the condition is not removed, Greater Bay is not required to complete the merger.

   Section 3 of the Bank Holding Company Act requires the Federal Reserve Board, when considering a transaction such as the merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal stockholders, and the future prospects of the existing and proposed institutions and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

   The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the depository institution subsidiaries of Greater Bay and SJNB in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods.

   The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the Federal Reserve Board approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board approval unless a court specifically orders otherwise.

   Greater Bay submitted a notice of proposed acquisition to the Federal Reserve Board on August 30, 2001.


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

                             STOCK OPTION AGREEMENT

   We believe this summary describes the material terms of the stock option agreement that Greater Bay and SJNB entered into in connection with the merger in order to reinforce their commitment to the merger. However, we recommend that you read carefully the complete text of the stock option agreement for its precise legal terms and other information that may be important to you. The stock option agreement is included in this document as Annex B.

   In connection with the merger agreement, SJNB granted to Greater Bay an option to purchase up to 757,872 shares of SJNB common stock, representing approximately 19.9 percent of the shares of SJNB common stock issued and outstanding, at a purchase price of $40.00 per share.

   Some aspects of the stock option agreement may have the effect of discouraging persons who might, prior to the time the merger is completed, be interested in acquiring SJNB or a significant interest in SJNB from considering or proposing such an acquisition, even if they were prepared to pay a higher price per share for SJNB common stock than the price per share implicit in the conversion ratio used in the merger agreement.

   Attempts to acquire SJNB or an interest in SJNB could cause the option to become exercisable and give Greater Bay the right to receive a portion of any premium offered to SJNB shareholders. This right would significantly increase the cost of a proposed transaction to a potential acquiror when compared to the cost if the stock option agreement did not exist. This increased cost might discourage a potential acquiror from proposing to pay a higher price per share to acquire SJNB than it might otherwise have been willing to pay. In addition, the management of Greater Bay believed that the option was likely to prohibit any reasonably foreseeable acquiror of SJNB, other than Greater Bay, from accounting for any acquisition of SJNB under the pooling of interests accounting method, thereby further diminishing SJNB's attractiveness to such an acquiror. Finally, because Greater Bay would be a 19.9% shareholder of SJNB after it exercises the option, exercise of the option would increase the ability of Greater Bay to obtain the approval of SJNB's shareholders to consummate the merger with Greater Bay and adversely affect the ability of a third party to obtain SJNB shareholder approval for an alternative transaction.

   Greater Bay may exercise the option only following the occurrence of a "purchase event," as defined below. The option terminates, however, on the earliest to occur of;

  . the completion of the merger;

  . fifteen months after the first occurrence of a "purchase event;"

  . fifteen months after (a) the termination of the merger agreement on or following the occurrence of a "preliminary purchase event" or "purchase event" or (b) termination of the merger agreement (1) by Greater Bay because of a material breach of the agreement by SJNB, because SJNB engages, solicits or lends assistance to a business combination transaction with an entity other than Greater Bay or because SJNB's Board of Directors has withdrawn or modified its favorable recommendation of the merger agreement or recommended to the SJNB shareholders a competing transaction, or (2) by SJNB if SJNB's Board of Directors concurrently authorizes SJNB to enter into an agreement with respect to a competing transaction; or

  . any other termination of the merger agreement prior to the occurrence of a "purchase event" or "preliminary purchase event."

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

   A "purchase event" includes the following:

  . The Board of Directors of SJNB approves, or recommends to SJNB's shareholders that they approve, a proposal received from a third party other than Greater Bay to effect an acquisition transaction, tender offer or exchange offer;

  . SJNB, without having received Greater Bay's prior written consent, enters into an agreement with an entity other than Greater Bay, to effect an acquisition transaction; or

  . any third party acquires beneficial ownership of 25% or more of SJNB common stock then outstanding.

   A "preliminary purchase event" includes the following:

  . any third party acquires beneficial ownership of 15% or more of SJNB common stock then outstanding;

  . any third party commences or files a registration statement with respect to a tender or exchange offer for 15% or more of SJNB common stock then outstanding;

  . SJNB, without receiving Greater Bay's prior written consent, enters into an agreement with a third party with respect to, or the SJNB Board of Directors has recommended that the SJNB shareholders approve or accept, a purchase or other acquisition of 15% or more of the voting power of SJNB;

  . any third party files an application or notice with the Board of Governors of the Federal Reserve System or other regulatory authority for approval to enter into a merger or other business combination with SJNB; or

  . the SJNB shareholders fail to approve the merger agreement, or the SJNB shareholders meeting is not held or is cancelled prior to termination of the merger agreement, or the SJNB Board of Directors shall have withdrawn or modified its recommendation to approve the merger agreement, in each case following an announcement by a third party of (1) its intention to make a proposal to engage in a business combination or (2) commencement of a tender offer or exchange offer for SJNB common stock.

   Repurchase Obligation. At any time following consummation of a merger or other business combination with a third party or the sale of all or substantially all of its assets or deposit liabilities to a third party or the acquisition of 50% or more of the then outstanding shares of SJNB common stock, the stock option agreement provides that Greater Bay may require SJNB to repurchase the option and any option shares already acquired for cash. The repurchase price is equal to the amount paid for any option shares Greater Bay has already acquired plus the excess of (a) the applicable price, as defined below, for each option share over (b) the purchase price per option share multiplied by the number of option shares with respect to which the option has not been exercised plus the excess of (c) the applicable price for each option share over (d) the purchase price per option share with respect to which the option has been exercised multiplied by the number of option shares with respect to which the option has been exercised.

   The "applicable price" means the highest price of

  . the highest price per share of SJNB common stock paid by a third party acquiring 50% or more of the then outstanding shares of SJNB common stock;

  . the highest bid price per share of SJNB common stock on The Nasdaq Stock
    Market during the 20 trading days preceding the date the repurchase was requested; or

  . the price per share of SJNB common stock received by SJNB shareholders in any merger or other business combination with a party other than Greater Bay.

   At any time following the exercise of the option by Greater Bay, SJNB has the right, upon five business days written notice to Greater Bay, to purchase for cash all of the outstanding option shares received by Greater Bay pursuant to the stock option agreement. The aggregate purchase price for such option shares shall be equal to the amount required to provide Greater Bay with a total profit (determined in the manner described in the stock option agreement) of $6.0 million.


   Listing and Registration Rights. The stock option agreement provides that SJNB has agreed to list the option shares on The Nasdaq Stock Market (if SJNB common stock is not then listed) and to grant Greater Bay rights to require registration by SJNB of option shares for sale by Greater Bay under the securities laws.

   Substitute Option. The stock option agreement provides that if SJNB agrees to be acquired through merger or other business combination or through the sale of all or substantially all of its assets or deposit liabilities, then the agreement governing that transaction shall provide that the option shall, upon consummation of any such transaction, be converted into an option to acquire securities of the acquiror or any person that controls the acquiror.

   Profit Limitation. The stock option agreement provides that Greater Bay's total profit with respect to the option may not exceed $6.0 million.

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                        DISSENTING SHAREHOLDERS' RIGHTS

   You are entitled to dissenters' rights in connection with the merger. The procedures for you to obtain dissenters' rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters' rights as they apply to you. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Annex E. If you wish to exercise dissenters' rights or wish to preserve the right to do so you should carefully read Annex E. You must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters' rights may be lost.

   If the merger is consummated, if you elect to exercise your dissenters' rights and you comply with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the fair market value of your shares. Chapter 13 provides that fair market value shall be determined as of June 22, 2001, the business day before the public announcement of the merger. SJNB believes the fair market value of its stock is equal to $41.375 as of June 22, 2001, which is the average of the high and low prices of its stock as of that date. Greater Bay believes the fair market value of its stock is $24.70 as of June 22, 2001, which is the average of the high and low prices of its stock as of that date.

   You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of SJNB common stock must be purchased by SJNB, and shares of Greater Bay must be purchased by Greater Bay, from a dissenting shareholder if all applicable requirements are complied with, but only if:

  . For SJNB shareholders, demands are made for payment with respect to 5% or more of the outstanding shares of SJNB common stock.

  . For Greater Bay shareholders, demands are made for payment with respect to 5% or more of the outstanding shares of Greater Bay common stock.

   This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by SJNB or Greater Bay, respectively, or by any law or regulation. SJNB and Greater Bay are not aware of any restriction on transfer of any of their respective shares of common stock except restrictions which may be imposed upon shareholders who are deemed to be "affiliates" of Greater Bay or SJNB as that term is used in the Securities Act. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters' rights they may have. In addition, Greater Bay or SJNB is required to purchase dissenting shares only if:

  . You must have shares of SJNB common stock or Greater Bay common stock, as the case may be, outstanding as of the record date of the shareholder's meeting at which you may vote the shares;

  . You must vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to have purchased those shares which were voted against the merger; and

  . If you voted against the merger and you wish to have purchased shares that were voted against the merger, you must make a written demand to have SJNB purchase those shares of SJNB common stock for cash at their fair market value or, in the case of Greater Bay common stock, must make written demand to have Greater Bay purchase those shares of Greater Bay common stock for cash at their fair market value. The demand must include the information specified below and must be received by SJNB or its transfer agent in the case of shares of SJNB common stock, or Greater Bay or its transfer agent in case of shares of Greater Bay common stock, no later than the date of the shareholders' meeting at which the shareholder may vote such shares.

   If you return a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

   If the merger is approved by the SJNB shareholders, SJNB will have 10 days after the approval to mail those shareholders who voted against the merger and who made a timely demand for purchase, assuming more than 5% of the SJNB shareholders made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, SJNB must state the price it determines represents the fair market value of the dissenting shares. This notice constitutes an offer by SJNB to purchase the dissenting shares at the price stated. Additionally, SJNB must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

   If the merger is approved by the Greater Bay shareholders, Greater Bay will have 10 days after the approval to mail those shareholders who voted against the merger and who made a timely demand for purchase, assuming more than 5% of the Greater Bay shareholders made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Greater Bay must state the price it determines represents the fair market value of the dissenting shares. This notice constitutes an offer by Greater Bay to purchase the dissenting shares at the price stated. Additionally, Greater Bay must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

   A written demand is essential for dissenters' rights. Chapter 13 requires you to specify in the written demand the number of shares you hold of record which you are demanding SJNB or Greater Bay to purchase. In the written demand, you must also include a statement of the figure you claim to be the fair market value of those shares as of the business day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is SJNB's and Greater Bay's position that this day is June 22, 2001. You may take the position in the written demand that a different date is applicable. This demand constitutes an offer by you to sell the dissenting shares at the price stated.

   In addition to the requirements of the provisions of Chapter 13 of the California Corporations Code described herein, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered:

  . The demand should be sent by registered or certified mail, return receipt requested.

  . The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

  . A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

  . Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, for SJNB shareholders, if SJNB so requests, or, for Greater Bay shareholders, if Greater Bay so requests, furnish written proof of his or her capacity and authority to sign the demand.

  . A shareholder may not withdraw a demand for payment without the consent of SJNB or Greater Bay, as the case may be.

   Under California law, a demand by a shareholder is not effective for any purpose unless it is received by SJNB, for SJNB shareholders, or Greater Bay, for Greater Bay shareholders, or their respective transfer agents, no later than the date of the shareholders' meeting at which such shares are entitled to be voted.

   For SJNB shareholders, within 30 days after the date on which SJNB mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to SJNB at the office it designates in the notice of approval. SJNB will stamp or endorse the certificates with a statement that the shares are dissenting shares or SJNB will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of SJNB common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

   For Greater Bay shareholders, within 30 days after the date on which Greater Bay mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Greater Bay at the office it designates in the notice of approval. Greater Bay will stamp or endorse the certificates with a statement that the shares are dissenting shares or Greater Bay will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Greater Bay common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

   If SJNB or Greater Bay and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between SJNB or Greater Bay and the dissenting shareholder. SJNB or Greater Bay will pay the fair value of the respective dissenting shares within 30 days after SJNB or Greater Bay and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. SJNB's and Greater Bay's duty to pay is subject to your surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of SJNB and Greater Bay to purchase its outstanding shares.

   If SJNB or Greater Bay denies that the shares surrendered are dissenting shares, or SJNB or Greater Bay and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, SJNB or Greater Bay will be required to pay such costs.

   This summary has already described certain situations where shareholders of SJNB or Greater Bay will cease to have dissenters' appraisal rights. In addition to the situations described above, you will cease to have dissenters' appraisal rights if:

  . Greater Bay or SJNB abandons the merger, in which case SJNB or Greater
    Bay will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys' fees incurred in such proceedings;

  . you surrender your shares for conversion into shares of another class; or

  . you withdraw your demand for the purchase of the dissenting shares with the consent of SJNB or Greater Bay, as the case may be.

   In addition, one condition to Greater Bay and SJNB completing the merger is that the total cash payable to both Greater Bay and SJNB dissenting shareholders, when combined with all other cash payable in the merger, should not disqualify the merger from pooling of interests accounting treatment.

   Any demands, notices, certificates or other documents required to be delivered may be sent to:




   For SJNB shareholders:                  For Greater Bay shareholders:
   Corporate Secretary                     Corporate Secretary
   SJNB Financial Corp.                    Greater Bay Bancorp
   One North Market Street                 400 Emerson Street, 3rd Floor
   San Jose, California 95113              Palo Alto, California 94301

         DESCRIPTION OF GREATER BAY COMMON STOCK AND SJNB COMMON STOCK

   In the merger, shareholders of SJNB common stock will exchange shares of SJNB common stock for shares of Greater Bay common stock. Both Greater Bay and SJNB are California corporations subject to the provisions of the California General Corporation Law. On consummation of the merger, SJNB shareholders will become Greater Bay shareholders. The articles of incorporation and bylaws of Greater Bay, in addition to the California General Corporation Law, will govern your rights as a Greater Bay shareholder.

   Set forth below is a summary of the material features of the Greater Bay common stock and the SJNB common stock. Also set forth below is a summary of the material differences between the rights of a holder of Greater Bay common stock and a holder of SJNB common stock.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Greater Bay and SJNB, Greater Bay and SJNB have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Stock Description

   Greater Bay. Greater Bay has authority to issue 80,000,000 shares of Greater Bay common stock and 4,000,000 shares of serial preferred stock, without par value.

   On the record date, there were 42,772,530 shares of Greater Bay common stock outstanding. There are no shares of preferred stock outstanding. On any matter submitted to a vote of the shareholders, holders of Greater Bay common stock are entitled to one vote, in person or by proxy, for each share of Greater Bay common stock held of record in the shareholder's name on the Greater Bay books as of the record date. Holders of any class of Greater Bay common stock lack the right to cumulate votes at any election of directors. Each share of Greater Bay common stock has the same rights, privileges and preferences as every other share and will share equally in Greater Bay's net assets upon liquidation or dissolution. Greater Bay common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.


   The Greater Bay Board of Directors, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of Greater Bay common stock. Although it is not possible to state the actual effect any issuance of serial preferred stock might have upon the rights of holders of the Greater Bay common stock, the issuance of serial preferred stock might

  . restrict dividends on Greater Bay common stock if preferred stock dividends have not been paid;

  . dilute the voting power and equity interest of holders of Greater Bay common stock to the extent that any preferred stock series has voting rights or is convertible into Greater Bay common stock; or

  . prevent current holders of Greater Bay common stock from participating in Greater Bay's assets upon liquidation until any liquidation preferences granted to the holders of the serial preferred stock are satisfied.

   In addition, Greater Bay's issuance of serial preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of Greater Bay. The Greater Bay Board of Directors has adopted a shareholder rights plan and distributed preferred share purchase rights to protect Greater Bay from improper takeover tactics and unfair takeover bids. A detailed description of the shareholder rights plan is set forth below.

   Greater Bay's articles of incorporation provide that the liability of Greater Bay directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Additionally, Greater Bay has authority to provide for the indemnification of Greater Bay agents, as defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders. Greater Bay is allowed to provide this indemnification to the extent not prohibited by applicable sections of California law.

   Shareholders are entitled to dividends when legally declared by the Greater Bay Board of Directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any, subject to certain restrictions on payment of dividends imposed by California law. The transfer agent and registrar for Greater Bay common stock is Wells Fargo Bank Minnesota, N.A.

   SJNB. SJNB is authorized to issue 20,000,000 shares of common stock, without par value, of which 3,815,062 shares are issued and outstanding as of the record date, and 5,000,000 shares of preferred stock, without par value, none of which are issued and outstanding as of the record date. In addition, 763,961 shares of SJNB common stock are reserved for issuance under the SJNB 1996 Stock Option Plan, as amended, and the Saratoga Bancorp 1994 Stock Option Plan, as amended, of which options to purchase a total of 675,226 shares had been granted and were outstanding and options to purchase 88,735 shares remained available for grant thereunder as of the record date. On any matter submitted to a vote of the shareholders, holders of SJNB common stock are entitled to one vote, in person or by proxy, for each share of SJNB common stock held of record in the shareholder's name on the SJNB books as of the record date. SJNB shareholders may not cumulate their votes at any election of directors. Each share of SJNB common stock has the same rights, privileges and preferences as every other share and will share equally in SJNB's net assets upon liquidation or dissolution. SJNB common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.


   The SJNB Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and may establish series of such stock and determine the variations between series. If and when any preferred stock is issued, the holders of preferred stock may have a preference over holders of SJNB common stock upon the payment of dividends, upon liquidation of SJNB, in respect of voting rights and in the redemption of the capital stock of SJNB. The issuance of any preferred stock may have the effect of delaying, deferring or preventing a change in control of SJNB without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of SJNB common stock.

   The common stock of SJNB has no preemptive, subscription or conversion rights, or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation.

   Shareholders of SJNB are entitled to dividends when legally declared by the SJNB Board of Directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any, subject to certain restrictions on payment of dividends imposed by California law. The transfer agent and registrar for SJNB common stock is U.S Stock Transfer Corp.

Material Differences Between Holders of Greater Bay Stock and SJNB Stock

 Shareholder Rights Plan

   Greater Bay. On November 17, 1998, the Greater Bay Board of Directors declared a dividend distribution of one share purchase right for each outstanding share of Greater Bay common stock to shareholders of record at the close of business on November 30, 1998. Each Greater Bay right entitles the registered holder to purchase from Greater Bay one one-hundredth of a share of Series A Preferred Stock. The initial purchase price of each right is $145, subject to adjustment.

   These rights will also attach to all shares of Greater Bay common stock issued after November 30, 1998, but before the distribution date, as discussed below. The description and terms of the rights are set forth in a rights agreement.

   The rights are attached to all Greater Bay common stock certificates representing shares currently outstanding and no separate certificates evidencing these rights have been distributed. Greater Bay has sent a copy of a Summary of Rights to Purchase Common Shares to its shareholders. The right will separate from the Greater Bay common stock (this is referred to as the distribution date) upon the earlier of

  . 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an Acquiring Person, has acquired, or obtained the right to acquire, beneficial ownership or record ownership of 10% or more of the outstanding shares of Greater Bay common stock;

  . 10 business days following the commencement of, or the public announcement of an intent to make, a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of the outstanding shares of Greater Bay common stock; or

  . the date a person or group becomes the beneficial or record owner of 10% or more of the outstanding shares of Greater Bay common stock, and the actions that person proposes to take are likely to have a material adverse impact on the business or prospects of Greater Bay; that person intends to cause Greater Bay to repurchase the common stock owned by that person; that person exercises or attempts to exercise a controlling influence over Greater Bay; or that person transfers all or a portion of Greater Bay common stock in a manner that results in a person owning 9.9% or more of the Greater Bay common stock, referred to as an Adverse Person.

   Until the distribution date, the rights will be evidenced by the Greater Bay common stock certificates together with a copy of the Summary of Rights to Purchase Common Shares attached to the certificate and will be transferred only with the Greater Bay common stock certificates. Also, new Greater Bay common stock certificates issued after November 30, 1998 will contain a notation incorporating the rights agreement by reference. The surrender or transfer of any certificates for common stock outstanding even without the notation or a copy of the Summary of Rights to Purchase Common Shares will also constitute the transfer of the rights represented by the certificates.

   The rights are not exercisable until the distribution date and will expire on November 17, 2008, unless Greater Bay extends this date or the rights are earlier redeemed by Greater Bay as described below.

   While each right initially will provide for the acquisition of one one-hundredth of a share of Series A Preferred Stock at the purchase price, the rights agreement provides that the purchase price is subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

  . upon the grant to holders of the preferred stock of rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then current market price of the preferred stock; or

  . upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred stock, or of subscription rights or warrants, other than those referred to above.

   If Greater Bay is acquired in a merger or other business combination, or 50% or more of Greater Bay's consolidated assets or earnings power is sold, each holder of a right will have the right to receive, upon exercise and payment of the purchase price, common stock of the acquiring company having a value equal to twice the purchase price.

   If any person becomes an Acquiring Person or an Adverse Person, each holder of a right, other than rights beneficially owned by the Acquiring Person or Adverse Person (which will become void), will then have the right to receive, upon exercise and payment of the purchase price, fractions of shares of preferred stock having a value equal to twice the purchase price.

   At any time after an Acquiring Person obtains 10% or more of Greater Bay common stock and before the Acquiring Person obtains 50% of Greater Bay common stock, Greater Bay may exchange all or part of the rights for shares of Greater Bay common stock at an exchange ratio of one share per right, subject to adjustment.

   With limited exceptions, the rights agreement does not require adjustment to the purchase price until cumulative adjustments require an adjustment of at least 1% in the purchase price. The rights agreement also disallows the issuance of fractional shares of preferred stock, other than fractions that are integral multiples of one one-hundredths, and instead of issuing fractional shares, a cash adjustment will be made based on the market price of the preferred stock on the last trading day before the date of exercise.

   At any time before a person becomes an Acquiring Person or an Adverse Person, Greater Bay may redeem the rights in whole, but not in part, at a price of $.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders will be to receive the redemption price.

   Greater Bay may amend the terms of the rights without the consent of the holders of the rights, including an amendment to extend the expiration date and, provided there is no Acquiring Person or Adverse Person, to extend the period during which the rights may be redeemed, except that from and after the time that any person becomes an Acquiring Person or an Adverse Person no amendment may adversely affect the interests of the holders of the rights.

   Until a right is exercised, the holder of a right will have no rights as a shareholder of Greater Bay, including, without limitation, the right to vote or to receive dividends.

   The rights may have certain anti-takeover effects. The rights agreement is designed to maximize the long-term value of Greater Bay and protect Greater Bay's shareholders from improper takeover tactics or from takeover bids that are not fair to all Greater Bay shareholders.

   SJNB. SJNB does not have a shareholder rights plan.

 Super-majority Voting for Certain Transactions

   Greater Bay. The Greater Bay articles of incorporation provide that the vote of not less than two-thirds of all members of the Greater Bay Board of Directors is required to approve the following types of transactions:

  . any merger, sale of control or sale of material assets of Greater Bay;

  . the creation of any new business unit of Greater Bay or any subsidiary;

  . any operating budget, or any material change therein, of Greater Bay or any subsidiary; or

  . any material change in the business organization or organizational structure of Greater Bay or any subsidiary.

   Neither Greater Bay's articles of incorporation nor bylaws requires a super-majority vote of shareholders for the approval of any transactions.

   SJNB. SJNB's articles of incorporation and bylaws do not require super-majority voting by its directors for these types of transactions.

   SJNB's articles of incorporation require the approval of the holders of at least two-thirds of the outstanding shares of SJNB common stock for certain reorganizations involving SJNB, if such transaction is not approved by 80% or more of the authorized number of SJNB's directors. The principal terms of the following types of reorganization must be approved by the outstanding shares of (and consequently the super-majority vote of shareholders is required if such reorganization is not approved by at least 80% of SJNB's authorized directors):

  . the surviving corporation in a merger reorganization if any amendment is made to the articles of the surviving corporation which would otherwise require shareholders' approval;

  . any class of a corporation which is a party to a merger or sale-of-assets reorganization if holders of shares of that class receive shares of the surviving or acquiring corporation having different rights, preferences, privileges or restrictions than those surrendered;

  . any class of a corporation which is a party to a merger reorganization if holders of shares of that class receive interests of a surviving other business entity in the merger; or

  . any class or series if, as a result of the reorganization, holders of that class or series become personally liable for any obligations of a party to the reorganization, unless all holders of that class or series have the dissenters' rights provided in Chapter 13 of the CGCL (unanimous shareholders' approval required).

Because the SJNB Board unanimously approved the merger with Greater Bay, this super-majority vote requirement does not apply

 Action by Written Consent

   The Greater Bay bylaws provide for shareholder action by written consent, including the requirement for unanimous written consent for the election of directors other than to fill vacancies. The SJNB articles and bylaws authorize shareholder action by written consent only when first authorized by the Board of Directors.

 Amendment of Bylaws

   Greater Bay. The Greater Bay bylaws provide that they may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote. Subject to this shareholders' right to amend, the Greater Bay bylaws (other than those specifying or changing a fixed number, or the maximum or minimum number, of directors) may be amended by the Board of Directors of Greater Bay. The Greater Bay bylaws set the authorized range of the number of directors. They also provide that the maximum or minimum authorized number of directors may only be changed by an amendment approved by the vote or written consent of a majority of the outstanding shares entitled to vote. The Greater Bay bylaws also provide for the classification of directors depending on the authorized number thereof. Amendment of such classification provisions requires the vote of the Board of Directors of Greater Bay and the outstanding shares of Greater Bay voting as a single class. A vote of two-thirds of the Greater Bay Board is required to change the authorized number of directors.

   SJNB. The SJNB bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. The SJNB bylaws require that if the SJNB articles set forth the number of authorized directors of SJNB, the authorized number of directors may be changed only by an amendment of the SJNB articles. The SJNB articles currently do not set forth the number of authorized directors of SJNB. Subject to the rights of shareholders to amend the bylaws, the SJNB bylaws (other than a bylaw or bylaw amendment changing the authorized number of directors) may be adopted, amended or repealed by the Board of Directors.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2001, combines the historical consolidated balance sheets of Greater Bay and SJNB as if the merger between these entities had been effective on that date, after giving effect to certain adjustments. These adjustments are based on estimates. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998 present the combined results of operations of Greater Bay and SJNB as if the merger had been effective at the earliest period presented. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Greater Bay and SJNB incorporated by reference herein.

   The Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes reflect the application of the pooling of interests method of accounting for the merger. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of Greater Bay and SJNB are combined and reflected at their historical amounts.

   The pro forma combined figures shown in the Unaudited Pro Forma Condensed Combined Financial Information are simply arithmetical combinations of Greater Bay's and SJNB's separate financial results; you should not assume that Greater Bay or SJNB would have achieved the pro forma combined results if they had actually been combined during the periods presented.

   The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of the operations of Greater Bay and SJNB, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. For further explanation about these risks, read the information under "A Warning About Forward-Looking Information" and "Risk Factors--We may not successfully integrate our business operations."

              Unaudited Pro Forma Condensed Combined Balance Sheet

                              As of June 30, 2001
                                 (In thousands)

                                                                      Greater
                                   Greater                           Bay & SJNB
                                     Bay       SJNB   Adjustments(1)  Combined
                                  ---------- -------- -------------- ----------
Assets
  Cash and due from banks........ $  201,598 $ 27,008    $    --     $  228,606
  Federal funds sold.............     55,000    5,000         --         60,000
  Other short-term securities....         58      674         --            732
  Securities available-for-sale..  1,913,990  116,251         --      2,030,241
  Securities held-to-maturity and
   other.........................     68,449    1,768         --         70,217
  Total loans, net...............  3,725,382  474,100         --      4,199,482
  Property, premises and
   equipment.....................     37,905    5,133         --         43,038
  Interest receivable and other
   assets........................    222,595   30,587         --        253,182
                                  ---------- --------    --------    ----------
    Total assets................. $6,224,977 $660,521    $    --     $6,885,498
                                  ========== ========    ========    ==========

Liabilities
  Total deposits................. $4,316,752 $562,821    $    --     $4,879,573
  Other borrowings...............  1,344,926   20,539         --      1,365,465
  Other liabilities..............     92,157    6,635      12,800       111,592
  Trust Preferred Securities.....     99,500      --          --         99,500
                                  ---------- --------    --------    ----------
Total liabilities................  5,853,335  589,995      12,800     6,456,130
                                  ---------- --------    --------    ----------
Shareholders' equity.............    371,642   70,526     (12,800)      429,368
                                  ---------- --------    --------    ----------
    Total liabilities and
     shareholders' equity........ $6,224,977 $660,521    $    --     $6,885,498
                                  ========== ========    ========    ==========

--------
(1) The table above reflects all nonrecurring Greater Bay and SJNB estimated merger-related costs as of June 30, 2001. The nonrecurring Greater Bay and SJNB estimated merger-related costs are not included on the unaudited pro forma condensed combined statement of operations but are included on the unaudited pro forma condensed combined balanced sheet as a reduction to shareholders' equity, net of a $3.5 million tax benefit. These costs will be charged to expense immediately following the consummation of the merger. These estimated merger-related costs are summarized below, in thousands:

                                                              Merger Costs
                                                        ------------------------
                                                        Greater
                                                          Bay    SJNB   Combined
                                                        ------- ------- --------
Financial advisory..................................... $1,350  $ 2,000 $ 3,350
Professional fees......................................    200      650     850
Printing...............................................     50      100     150
Other..................................................    900   11,000  11,900
                                                        ------  ------- -------
    Total.............................................. $2,500  $13,750 $16,250
                                                        ======  ======= =======

         Unaudited Pro Forma Condensed Combined Statement of Operations

                     For the Six Months Ended June 30, 2001
               (In thousands, except per share and share amounts)

                                                                   Greater Bay
                                Greater                              & SJNB
                                  Bay       SJNB    Adjustments(2)  Combined
                               ---------- --------- -------------- -----------
Interest on loans............. $  173,543 $  22,621                $  196,164
Interest on investment
 securities...................     41,412     4,317                    45,729
Other interest income.........      3,546       163                     3,709
                               ---------- ---------   ---------    ----------
  Total interest income.......    218,501    27,101                   245,602
Interest on deposits..........     65,871     8,934                    74,805
Other interest expense........     17,643     1,014                    18,657
                               ---------- ---------   ---------    ----------
Net interest income...........    134,987    17,153                   152,140
Provision for loans losses....     16,777       600                    17,377
                               ---------- ---------   ---------    ----------
Net interest income after
 provision for loan losses....    118,210    16,553                   134,763
Other income..................     23,062     1,397                    24,459
Operating expenses............     72,962     8,668                    81,630
                               ---------- ---------   ---------    ----------
Income before provision for
 income taxes.................     68,310     9,282                    77,592
Provision for income taxes....     25,631     3,486                    29,117
                               ---------- ---------   ---------    ----------
  Net income.................. $   42,679 $   5,796                $   48,475
                               ========== =========   =========    ==========
Net income per share--
 basic(1)..................... $     1.00 $    1.53                $     0.98
                               ========== =========   =========    ==========
Average common shares
 outstanding.................. 42,445,000 3,789,000   3,107,000    49,341,000
                               ========== =========   =========    ==========
Net income per share--
 diluted(1)................... $     0.96 $    1.45                $     0.94
                               ========== =========   =========    ==========
Average common and common
 equivalent shares
 outstanding.................. 44,091,000 3,993,000   3,274,000    51,358,000
                               ========== =========   =========    ==========

--------

(1) Before merger and nonrecurring items.

(2) Calculated as the historical Greater Bay weighted average shares plus the historical SJNB weighted average shares adjusted for the assumed conversion ratio of 1.82.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                     For the Six Months Ended June 30, 2000
               (In thousands, except per share and share amounts)

                                                                    Greater Bay
                                 Greater                              & SJNB
                                   Bay       SJNB    Adjustments(3)  Combined
                                ---------- --------- -------------- -----------
Interest on loans.............. $  130,583 $  21,603                $  152,186
Interest on investment
 securities....................     28,800     4,746                    33,546
Other interest income..........      7,992        52                     8,044
                                ---------- ---------   ---------    ----------
  Total interest income........    167,375    26,401                   193,776
Interest on deposits...........     57,153     8,978                    66,131
Other interest expense.........      3,497     1,084                     4,581
                                ---------- ---------   ---------    ----------
Net interest income............    106,725    16,339                   123,064
Provision for loans losses.....     13,936       375                    14,311
                                ---------- ---------   ---------    ----------
Net interest income after
 provision for loan losses.....     92,789    15,964                   108,753
Other income...................     25,893       417                    26,310
Operating expenses.............     58,689     8,142                    66,831
                                ---------- ---------   ---------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs.........................     59,993     8,239                    68,232
Provision for income taxes.....     23,139     3,199                    26,338
                                ---------- ---------   ---------    ----------
Net income before merger and
 other related nonrecurring
 costs.........................     36,854     5,040                    41,894
Merger and other related
 nonrecurring costs, net tax
 (1)...........................      9,133     2,148                    11,281
                                ---------- ---------   ---------    ----------
  Net income................... $   27,721 $   2,892                $   30,613
                                ========== =========   =========    ==========
Net income per share--basic
 (2)........................... $     0.77 $    1.39                $     0.77
                                ========== =========   =========    ==========
Average common shares
 outstanding................... 40,752,000 3,635,000   2,981,000    47,368,000
                                ========== =========   =========    ==========
Net income per share--diluted
 (2)........................... $     0.74 $    1.32                $     0.74
                                ========== =========   =========    ==========
Average common and common
 equivalent shares
 outstanding................... 42,557,000 3,806,000   3,121,000    49,484,000
                                ========== =========   =========    ==========

--------
(1) Merger and other related costs include merger related expenses for SJNB of $3.4 million ($2.1 million net of tax) which are included in operating expenses in SJNB's Historical Selected Financial Data.

(2) Before merger and nonrecurring items.

(3) Calculated as the historical Greater Bay weighted average shares plus the historical SJNB weighted average shares adjusted for the assumed conversion ratio of 1.82.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 2000
               (In thousands, except per share and share amounts)

                                                                   Greater Bay
                                Greater                              & SJNB
                                  Bay       SJNB    Adjustments(3)  Combined
                               ---------- --------- -------------- -----------
Interest on loans............. $  290,757 $  44,942                $  335,699
Interest on investment
 securities...................     63,989    10,251                    74,240
Other interest income.........     13,617        83                    13,700
                               ---------- ---------   ---------    ----------
  Total interest income.......    368,363    55,276                   423,639
Interest on deposits..........    126,817    19,452                   146,269
Other interest expense........      9,583     2,198                    11,781
                               ---------- ---------   ---------    ----------
Net interest income...........    231,963    33,626                   265,589
Provision for loans losses....     28,096       725                    28,821
                               ---------- ---------   ---------    ----------
Net interest income after
 provision for loan losses....    203,867    32,901                   236,768
Other income..................     45,525     1,606                    47,131
Operating expenses............    122,612    16,932                   139,544
                               ---------- ---------   ---------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs........................    126,780    17,575                   144,355
Provision for income taxes....     48,537     6,803                    55,340
                               ---------- ---------   ---------    ----------
Net income before merger and
 other related nonrecurring
 costs, net of tax............     78,243    10,772                    89,015
Merger and other related
 nonrecurring costs, net of
 tax (1)......................     19,703     2,148                    21,851
                               ---------- ---------   ---------    ----------
  Net income.................. $   58,540 $   8,624                $   67,164
                               ========== =========   =========    ==========
Net income per share--basic
 (2).......................... $     1.71 $    2.94                $     1.70
                               ========== =========   =========    ==========
Average common shares
 outstanding.................. 41,229,000 3,665,000   3,005,000    47,899,000
                               ========== =========   =========    ==========
Net income per share--diluted
 (2).......................... $     1.62 $    2.80                $     1.61
                               ========== =========   =========    ==========
Average common and common
 equivalent shares
 outstanding.................. 43,505,000 3,854,000   3,160,000    50,519,000
                               ========== =========   =========    ==========

--------
(1) Merger and other related costs include merger related expenses for SJNB of $3.4 million ($2.1 million net of tax) which are included in operating expenses in SJNB's Historical Selected Financial Data.

(2) Before merger and nonrecurring items.

(3) Calculated as the historical Greater Bay weighted average shares plus the historical SJNB weighted average shares adjusted for the assumed conversion ratio of 1.82.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 1999
               (In thousands, except per share and share amounts)

                                                                   Greater Bay
                                Greater                              & SJNB
                                  Bay       SJNB    Adjustments(3)  Combined
                               ---------- --------- -------------- -----------
Interest on loans............. $  197,480 $  35,826                $  233,306
Interest on investment
 securities...................     43,549     7,374                    50,923
Other interest income.........     14,348        57                    14,405
                               ---------- ---------   ---------    ----------
  Total interest income.......    255,377    43,257                   298,634
Interest on deposits..........     84,842    13,746                    98,588
Other interest expense........      5,975     1,946                     7,921
                               ---------- ---------   ---------    ----------
Net interest income...........    164,560    27,565                   192,125
Provision for loans losses....     14,039       862                    14,901
                               ---------- ---------   ---------    ----------
Net interest income after
 provision for loan losses....    150,521    26,703                   177,224
Other income..................     42,979     1,866                    44,845
Operating expenses............    117,424    16,064                   133,488
                               ---------- ---------   ---------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs........................     76,076    12,505                    88,581
Provision for income taxes....     25,406     5,079                    30,485
                               ---------- ---------   ---------    ----------
Net income before merger and
 other related nonrecurring
 costs, net of tax............     50,670     7,426                    58,096
Merger and other related
 nonrecurring costs, net of
 tax (1)......................      6,486       309                     6,795
                               ---------- ---------   ---------    ----------
  Net income.................. $   44,184 $   7,117                $   51,301
                               ========== =========   =========    ==========
Net income per share--basic
 (2).......................... $     1.21 $    2.13                $     1.20
                               ========== =========   =========    ==========
Average common shares
 outstanding.................. 38,245,000 3,491,000   2,863,000    44,599,000
                               ========== =========   =========    ==========
Net income per share--diluted
 (2).......................... $     1.15 $    2.00                $     1.14
                               ========== =========   =========    ==========
Average common and common
 equivalent shares
 outstanding.................. 40,304,000 3,722,000   3,052,000    47,078,000
                               ========== =========   =========    ==========

--------
(1) Merger and other related costs include merger related expenses for SJNB of $487,000 ($309,000 net of tax) which are included in operating expenses in SJNB's Historical Selected Financial Data.
(2) Before merger and nonrecurring items.
(3) Calculated as the historical Greater Bay weighted average shares plus the historical SJNB weighted average shares adjusted for the assumed conversion ratio of 1.82.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 1998
               (In thousands, except per share and share amounts)

                                                                     Greater
                                 Greater                            Bay & SJNB
                                   Bay       SJNB    Adjustments(2)  Combined
                                ---------- --------- -------------- ----------
Interest on loans.............. $  155,543 $  31,252                $  186,795
Interest on investment
 securities....................     35,799     7,668                    43,467
Other interest income..........     13,847       160                    14,007
                                ---------- ---------   ---------    ----------
  Total interest income........    205,189    39,080                   244,269
Interest on deposits...........     66,758    11,766                    78,524
Other interest expense.........      7,160     1,711                     8,871
                                ---------- ---------   ---------    ----------
Net interest income............    131,271    25,603                   156,874
Provision for loans losses.....      8,279       436                     8,715
                                ---------- ---------   ---------    ----------
Net interest income after
 provision for loan losses.....    122,992    25,167                   148,159
Other income...................     21,941     1,824                    23,765
Operating expenses.............     90,370    14,462                   104,832
                                ---------- ---------   ---------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs.........................     54,563    12,529                    67,092
Provision for income taxes.....     19,105     5,040                    24,145
                                ---------- ---------   ---------    ----------
Net income before merger and
 other related nonrecurring
 costs, net of tax.............     35,458     7,489                    42,947
Merger and other related
 nonrecurring costs, net of
 tax...........................      1,674       --                      1,674
                                ---------- ---------   ---------    ----------
  Net income................... $   33,784 $   7,489                $   41,273
                                ========== =========   =========    ==========
Net income per share--basic
 (1)........................... $     0.95 $    2.06                $     0.98
                                ========== =========   =========    ==========
Average common shares
 outstanding................... 37,049,000 3,635,000   2,981,000    43,665,000
                                ========== =========   =========    ==========
Net income per share--diluted
 (1)........................... $     0.89 $    1.92                $     0.91
                                ========== =========   =========    ==========
Average common and common
 equivalent shares
 outstanding................... 39,639,000 3,902,000   3,200,000    46,741,000
                                ========== =========   =========    ==========

--------
(1) Before merger and nonrecurring items.
(2) Calculated as the historical Greater Bay weighted average shares plus the historical SJNB weighted average shares adjusted for the assumed conversion ratio of 1.82.

                                    EXPERTS

   The consolidated financial statements of Greater Bay incorporated in this joint proxy statement/prospectus by reference to Greater Bay's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of SJNB as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the Greater Bay special meeting, and representatives of KPMG LLP are expected to be present at the SJNB special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of the shares of Greater Bay common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Greater Bay by Linda M. Iannone, Senior Vice President and General Counsel of Greater Bay. As of the date of this document, Ms. Iannone owned 1,402 shares of Greater Bay common stock and held options to purchase 56,800 shares of Greater Bay common stock. Certain legal matters in connection with the federal income tax consequences of the merger will be passed upon for Greater Bay by Manatt, Phelps & Phillips, LLP, Los Angeles, California and for SJNB by Pillsbury Winthrop LLP, San Francisco, California.


                      WHERE YOU CAN FIND MORE INFORMATION

   Greater Bay and SJNB each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies submit at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Greater Bay's and SJNB's public submissions are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http:// www.sec.gov."

   Greater Bay has filed a registration statement to register with the SEC the shares of Greater Bay common stock to be issued to SJNB shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus and proxy statement of Greater Bay for its special meeting and a proxy statement of SJNB for its special meeting.

   As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

   The SEC allows Greater Bay and SJNB to "incorporate by reference" information into this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that Greater Bay and SJNB have previously filed with the SEC. These documents contain important business information about Greater Bay and SJNB and their financial condition.

                                                                       Period
                                                                       ------
 Greater Bay Commission Filings (File No. 0-25034)
 Annual Report on Form 10-K, except for Part II, Items 6, 7,  Year ended December 31,
  7A and 8..................................................  2000

 Quarterly Reports on Form 10-Q.............................  Quarters ended March 31,
                                                              2001 and June 30, 2001

 Current Reports on Form 8-K................................  January 16, 2001,
                                                              January 19, 2001, March
                                                              6, 2001, March 15, 2001,
                                                              April 2, 2001, April 17,
                                                              2001, April 30, 2001,
                                                              June 26, 2001 and July
                                                              18, 2001 (except for the
                                                              information filed
                                                              pursuant to Item 9
                                                              relating to Regulation
                                                              FD disclosure)
 SJNB Commission Filings (File No. 0-11771)
 Annual Report on Form 10-K.................................  Year ended December 31,
                                                              2000

 Quarterly Reports on Form 10-Q.............................  Quarters ended March 31,
                                                              2001 and June 30, 2001

 Current Reports on Form 8-K................................  January 19, 2001, June
                                                              26, 2001 and July 18,
                                                              2001 (except for the
                                                              information filed
                                                              pursuant to Item 9
                                                              relating to Regulation
                                                              FD disclosure)

   Greater Bay and SJNB incorporate by reference additional documents that they may file with the SEC between the date of this document and the date of their respective shareholder meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Greater Bay has supplied all information contained or incorporated by reference in this document relating to Greater Bay, and SJNB has supplied all such information relating to SJNB.

   Shareholders may obtain documents incorporated by reference through Greater Bay, SJNB or through the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:

   GREATER BAY BANCORP          SJNB Financial Corp.
   2860 West Bayshore Road      One North Market Street
   Palo Alto, California 94303  San Jose, California 95113
   Telephone: (650) 614-5733    Telephone: (408) 947-7562
   Attention: Carleen Maniglia  Attention: Eugene Blakeslee

   If you would like to request documents, please do so at least five business days before the date of the SJNB special meeting (by October 16, 2001) or Greater Bay special meeting (by October 16, 2001) in order to receive timely delivery of such documents before the meeting.


   You should rely only on the information contained or incorporated by reference in this document to vote your shares at your meeting. Greater Bay and SJNB have not authorized anyone to provide you with information that is different from that which is contained in this document. This document is dated September 17, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Greater Bay common stock in the merger creates any implication to the contrary.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   Greater Bay and SJNB have each made forward-looking statements in this document and in certain documents that we refer to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Greater Bay and/or SJNB set forth under "Questions and Answers About the Merger," "Summary," "The Merger--Background of and Reasons for the Merger," "The Merger--Opinion of SJNB's Financial Advisor," "The Merger--Opinion of Greater Bay's Financial Advisor," and "Unaudited Pro Forma Condensed Combined Financial Information," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated accretive effect of the merger and Greater Bay's anticipated performance in future periods. With respect to estimated cost savings, Greater Bay has made assumptions regarding the extent of operational overlap between Greater Bay and SJNB, the amount of general and administrative expense consolidation, costs relating to converting San Jose National Bank's bank operations and data processing to Greater Bay's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies and the costs related to the merger. The realization of the expected cost savings are subject to the risk that the foregoing assumptions are inaccurate.

   Moreover, any statements in this document regarding the anticipated accretive effect of the merger and Greater Bay's anticipated performance in future periods are subject to risks relating to the following:

  . expected cost savings from the merger may not be fully realized or realized within the expected time-frame;

  . revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected;

  . competitive pressures among depository and other financial institutions may increase significantly;

  . costs of difficulties related to the integration of the businesses of Greater Bay and SJNB may be greater than expected;

  . changes in the interest rate environment may reduce margins;

  . general economic or business conditions, either nationally or in California, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Greater Bay and SJNB are engaged;

  . changes may occur in the securities markets; and

  . competitors of Greater Bay and SJNB may have greater financial resources to develop products that enable such competitors to compete more successfully than Greater Bay and SJNB.

   Management of Greater Bay believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Greater Bay following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Greater Bay's and SJNB's ability to control or predict. For those statements, Greater Bay and SJNB claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

           ADDITIONAL INFORMATION FOR THE GREATER BAY SPECIAL MEETING

Proposal 1: Approve Merger with SJNB

   For a discussion of the proposed merger with SJNB, see the information on pages (i) and (ii) and pages 1 through 82 of this document.


Proposal 2: Approve Amendment to Option Plan

   We are seeking your approval of an amendment to Greater Bay's Amended and Restated 1996 Stock Option Plan. The option plan was approved by the Board of Directors and by our shareholders in October 1996. In November 1997, our shareholders approved an increase in the number of shares reserved under the option plan from 3,006,256 to 4,831,560. In July 1998, the Board approved an amendment to the option plan to allow the grant of restricted stock awards. In May 2000, our shareholders approved a 2,500,000 increase in the number of shares reserved under the option plan. The Board adopted an amendment to further increase the number of shares of common stock reserved for issuance under the option plan on July 24, 2001, subject to your approval at the special meeting.

   We propose to amend the option plan to increase the number of shares of common stock reserved for issuance by 4,000,000 shares. As of September 12, 2001, of the shares reserved for issuance under the option plan, only 1,439,299 are available for future grant, of which approximately 1,241,000 will be used to exchange SJNB options for Greater Bay options once the merger is completed. We believe that in order to attract, retain and motivate officers, employees and non-employee directors, the number of shares available for issuance under the option plan must be increased. In addition, as we continue to pursue merger opportunities, additional shares under the option plan are needed for those transactions to exchange for options of the merged companies.


   While we recognize the possible dilutive effect on the shareholders, we believe, on balance, the incentive that is provided by the opportunity to participate in the growth and earnings of Greater Bay through the granting of awards to acquire Greater Bay common stock is important to our success and, accordingly, will benefit Greater Bay and its shareholders. We believe it is in the best interests of our shareholders to approve this amendment to the option plan. If the proposal is not approved by the shareholders, the option plan will continue with only approximately 190,000 shares of common stock reserved for issuance.


   Summary of the Option Plan. The following summary of the option plan is qualified in its entirety by the specific language of the option plan, a copy of which is available to you upon request.

   The purpose of our option plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in our success, or to increase their proprietary interests, by granting them options to purchase shares of our common stock or to receive awards of restricted stock. The Compensation Committee of our Board administers the option plan. Under the option plan, our Board or the committee selects the individuals to whom options will be granted, the type of option to be granted, the exercise price of each option, the number of shares covered by the option and the other terms and conditions of each option.

   The option plan authorizes our Board or the committee to grant non-qualified stock options, incentive stock option or restrictive stock grants. The incentive stock options are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Options under the option plan may be granted to:

  . any individual who is a common law employee of Greater Bay or any subsidiary of Greater Bay,

  . any member of our Board, and

  . any independent contractor who performs services for Greater Bay or a subsidiary and who is not a member of our Board.

   The option price per share ordinarily may not be less than the fair market value of the common stock at the time the option is granted, provided that if an incentive stock option is granted to an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of Greater Bay's stock, the option price may not be less than 110% of the fair market value of the common stock on the date of the grant. No person may be granted an option for more than 60,000 shares of common stock in any single calendar year.

   The option plan provides that the vesting of any option, or the lapse of restrictions on restricted stock grants, will be determined by the Board or a committee appointed by the Board, provided that

  . each option agreement must provide for immediate exercisability of the entire option in the event of a change in control of Greater Bay,

  . if an optionee's service as an employee, director or non-director consultant of Greater Bay terminates, then the option will be exercisable only to the extent it was vested as of the termination date, unless otherwise specified in the option agreement, and

  . if a restricted stock grantee's service terminates as a result of death, total and permanent disability or retirement, the term of the award expires and the restrictions immediately lapse.

   In order to obtain the shares, a participant must pay the full option price to Greater Bay at the time of exercise of the option. The purchase price may be paid in cash or, at the discretion of the Board or the committee appointed by the Board, may be paid as follows:

  . in shares of Greater Bay stock owned by the optionee for more than six months,

  . by the delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sales proceeds to Greater Bay to pay for the exercise price, or

  . by the delivery of an irrevocable direction to pledge shares to a securities broker or lender as security for a loan and to deliver all or part of the loan proceeds to Greater Bay to pay for the exercise price.

   The option plan also provides that if we succeed to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of that corporation, then options or restricted stock may be granted under the option plan in substitution of options or restricted stock previously granted by such corporation with respect to its common stock. In order to receive substitute options or restricted stock, the options or restricted stock granted by such corporation must be outstanding at the date of the succession and must be surrendered in exchange for the substitute options or restricted stock.

   The option plan provides that stock options may be granted with terms of no more than 10 years from the date of grant, provided that with respect to the grant of an incentive stock option to an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of Greater Bay's stock, the term of such option may not exceed five years. Options will survive for a limited period of time after the optionee's death or total and permanent disability. Options will expire in 30 days after an optionee is notified of his termination for cause. Any shares as to which an option expires or is canceled or terminated may be subject to a new option. In addition, the exercise price, the number of shares covered by each outstanding option and the shares available for future grant may be adjusted in specific situations which include, among others, a recapitalization, spin off or declaration of a dividend payable in common stock.

   The option plan will terminate on November 27, 2006. Our Board may amend, suspend or terminate the option plan at any time and for any reason. An amendment of the option plan shall be subject to the approval of our shareholders only to the extent required by applicable laws or regulations.

   Federal Income Tax Consequences. The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the option plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. State and local tax consequences may differ. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences discussed.

   Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Non-qualified stock options need not comply with such requirements.

   The grant of a nonqualified stock option has no immediate federal income tax effect: the optionee will not recognize taxable income and Greater Bay will not receive a tax deduction at such time. When the optionee exercises the option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. In the case of employees, Greater Bay is required to withhold tax on the amount of income recognized. Greater Bay will receive a tax deduction equal to the amount of income recognized. The timing of such deduction is based upon the timing of the optionee's income inclusion. When the optionee sells common stock obtained from exercising a nonqualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the optionee.

   Only common law employees of Greater Bay or its subsidiaries may receive incentive stock options. When an employee is granted an incentive stock option, or when the employee exercises the option, the employee will generally not recognize taxable income (but may incur the alternative minimum tax upon exercise of the option) and Greater Bay will not receive a tax deduction. If the employee holds the shares of common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are sold or exchanged during this period, the disposition will be deemed to be a disqualifying disposition. The optionee would have taxable ordinary income at the time of the disposition equal to the lesser of the difference between the exercise price and the fair market value of the shares determined as of the date of exercise of the option or as of the date of the disqualifying disposition. Any additional gain on the disposition would be capital gain.

   The treatment of restricted stock awards is governed by Section 83 of the Internal Revenue Code of 1986, as amended. If a grantee does not make an election under Section 83(b) of the Internal Revenue Code, then the grantee's tax consequences will be governed by Section 83(a). Under that section, at the time of the grant, the grantee has no tax consequences. As the restrictions on the stock lapse or terminate and the grantee is entitled to receive the stock, then the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on that date over any amount paid by the grantee. In the case of employees, Greater Bay is required to withhold tax on the amount of income recognized by a grantee. Greater Bay will receive a tax deduction equal to the amount of income recognized. The timing of such deduction is based on the timing of the grantee's income inclusion.

   However, under Section 83(b), the grantee can elect to recognize ordinary income at the time of grant in an amount equal to the excess of the fair market value of the stock at the time of grant over any amount to be paid by the grantee to purchase the stock. If a grantee makes a Section 83(b) election and the stock is subsequently forfeited, then the grantee does not have the right to claim a tax-loss deduction.

      The Greater Bay Board of Directors recommends a vote "FOR" approval of the amendment to the Amended and Restated 1996 Stock Option Plan.

                                                                         ANNEX A
                      Agreement and Plan of Reorganization
                                 by and between
                  Greater Bay Bancorp and SJNB Financial Corp.

                                 June 25, 2001

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 25th day of June, 2001, by and between GREATER BAY BANCORP, a California corporation ("GBB"), and SJNB FINANCIAL CORP., a California corporation ("SJNB").

     WHEREAS, the Boards of Directors of GBB and SJNB deem advisable and in the best interests of their respective shareholders the merger of SJNB with and into GBB (the "Merger") upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the "CGCL") (GBB, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Boards of Directors of GBB and SJNB have approved this Agreement and the Agreement of Merger by and between GBB and SJNB (the "Agreement of Merger"), in substantially the form of Exhibit A attached hereto,
                                                     ---------
pursuant to which SJNB has agreed to merge with and into GBB and each outstanding share of SJNB common stock, no par value ("SJNB Stock"), excluding any SJNB Perfected Dissenting Shares (as defined below), will be converted into the right to receive a specified amount of GBB common stock, no par value ("GBB Stock"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, as an inducement to GBB to enter into this Agreement, SJNB desires to, and immediately after the execution and delivery hereof will, enter into a stock option agreement (the "Stock Option Agreement") dated as of the date hereof with GBB, pursuant to which SJNB shall grant to GBB an option to purchase shares of SJNB Stock;

     WHEREAS, it is the intention of the parties that, following the Merger, SJNB's subsidiary, San Jose National Bank ("SJNBank"), shall remain a separate, wholly owned subsidiary of GBB; and

     WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and to be accounted for on a pooling-of-interests basis.

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:


                                  ARTICLE 1.

                                  DEFINITIONS
                                  -----------

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

     "Affiliate" of, or a Person (as defined herein) "Affiliated" with, a specific Person(s) is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person(s) specified.

     "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

     "Agreement of Merger" has the meaning set forth in the second recital of this Agreement.

     "Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on the Nasdaq National Market System (as defined herein) during the 20 consecutive trading days (whether or not trades occurred on those days) ending at the end of the third trading day immediately preceding the Effective Time of the Merger (as defined herein), rounded to four decimal places. The term "trading day" shall mean a day on which trading generally takes place on the Nasdaq National Market System and on which trading in GBB Stock has not been halted or suspended. In the event GBB pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or distribution with respect to GBB Stock between the date of this Agreement and the Effective Time of the Merger, appropriate adjustments will be made to the Average Closing Price of GBB Stock.

     "Banks" means Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce, each a wholly owned subsidiary of GBB.

     "Benefit Arrangements" has the meaning set forth in Section 4.20(b).

     "BHC Act" means the Bank Holding Company Act of 1956, as amended.

     "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

     "Certificates" has the meaning set forth in Section 2.5(b).

     "CFC" means California Financial Code.

     "CGCL" has the meaning set forth in the first recital of this Agreement.

     "Classified Credits" has the meaning set forth in Section 6.7.

     "Closing" means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California, or at such other place as the parties may agree upon.

     "Closing Date" means the date which is the first Friday which follows the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of SJNB and GBB, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under the law, (iv) the expiration of the 30 day period following the mailing by SJNB to its shareholders of a notice of approval of the Merger by the outstanding shares pursuant to Section 1301 of the CGCL, if such notice shall be required, or such other date as the parties may agree upon. Notwithstanding the foregoing, if in the good faith judgment of GBB the Closing would (a) interfere with or affect any financing, acquisition or other significant transaction being contemplated by GBB, whether or not a final determination has been made to undertake such transaction, or (b) GBB has a bona fide business purpose for delaying the Closing, GBB will have the right to delay the Closing for a period of not more than 30 days from the date which would otherwise be the Closing Date as determined by the first sentence of this paragraph, except that in no event shall the Closing Date occur after January 31, 2002, unless the parties hereto shall otherwise mutually agree. If GBB exercises its right in the immediately preceding sentence, the conditions set forth in Articles 9 and 11 to GBB's obligations shall be determined based on the date which would otherwise be the Closing Date as determined by the first sentence of this paragraph, except that the conditions in Sections 9.6 and 11.16 shall be as of the Closing Date determined in accordance with the immediately preceding sentence.

     "Code" has the meaning set forth in the fourth recital of this Agreement.

     "Commissioner" means the Commissioner of Financial Institutions of the State of California.

     "Competing Transaction" has the meaning set forth in Section 6.1(n).

     "Competing Transaction Notice" has the meaning set forth in Section
13.1(o).

     "Conversion Ratio" has the meaning set forth in Section 2.2(a).

     "Covered Parties" has the meaning set forth in Section 4.30.

     "Dain Rauscher Agreement" means the letter agreement dated March 14, 2001 between SJNB and Dain Rauscher Wessels.

     "Effective Time of the Merger" means the date upon which the Merger is consummated and the Agreement of Merger is filed with the Secretary of State of the State of California or at such time thereafter as shall be agreed to by the parties and specified in the Agreement of Merger.

     "Employee Plans" has the meaning set forth in Section 4.20(a).

     "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

     "Environmental Regulations" has the meaning set forth in Section 4.12(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliates" has the meaning set forth in Section 4.20(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means Wells Fargo Bank Minnesota, N.A. or such other bank or trust company as shall be mutually agreed to by the parties.

     "Exchange Fund" has the meaning set forth in Section 2.5(a) hereof.

     "Expenses" has the meaning set forth in Section 14.1(d).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Statements of GBB" means the audited consolidated financial statements of GBB consisting of the consolidated balance sheets as of December 31, 1998, 1999 and 2000, the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended and GBB's unaudited consolidated balance sheets and consolidated statements of operations, shareholders' equity and cash flows as of and for the three month period ended March 31, 2001.

     "Financial Statements of SJNB" means the audited consolidated financial statements of SJNB consisting of the consolidated balance sheets as of December 31, 1998, 1999 and 2000, the related consolidated statements of income, shareholders' equity and cash flows for the years then ended and related notes thereto and related opinions thereon for the years then ended and SJNB's unaudited consolidated balance sheet and consolidated statements of income, shareholders' equity and cash flows as of and for the three month period ended March 31, 2001.

     "FRB" means the Board of Governors of the Federal Reserve System.

     "GAAP" means United States generally accepted accounting principles consistently applied during the periods involved, except in each case as indicated in the financial statements or in the notes thereto or, in the case of unaudited statements (subject to normal recurring and year-end audit adjustments), as permitted by SEC Form 10-Q.

     "GBB 401(k) Plan" means the Greater Bay Bancorp 401(k) Profit Sharing Plan.

     "GBB Acquisition Transaction" has the meaning set forth in Section 2.2(a)(iv).

     "GBB Disclosure Letter" means that letter designated as such which has been delivered by GBB to SJNB concurrently with the execution and delivery of this Agreement.

     "GBB Dissenting Shares" means any shares of GBB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

     "GBB Filings" has the meaning set forth in Section 5.4.

     "GBB Perfected Dissenting Shares" means any GBB Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as GBB Dissenting Shares.

     "GBB Shareholders' Meeting" means the meeting of GBB's shareholders referred to in Section 7.12.

     "GBB Stock" has the meaning set forth in the second recital of this Agreement.

     "GBB Stock Option Plan" means the Greater Bay Bancorp Amended and Restated 1996 Stock Option Plan.

     "GBB Supplied Information" has the meaning set forth in Section 5.22.

     "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

     "Hazardous Materials" has the meaning set forth in Section 4.12(b).

     "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

     "Indemnified Parties" has the meaning set forth in Section 7.13(c).

     "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

     "IRS" means the Internal Revenue Service.

     "Joint Proxy Statement and Prospectus" means the Joint Proxy Statement and Prospectus that is included as part of the Registration Statement on Form S-4 (as defined herein) and used to solicit proxies for the SJNB Shareholders' Meeting and the GBB Shareholders' Meeting and to offer and sell the shares of GBB Stock to be issued in connection with the Merger.

     "KPMG" means KPMG LLP, SJNB's independent public accountants.

     "Material Adverse Effect" means,

     (A) with respect to SJNB, any material adverse effect on (1) the financial condition, business, results of operations or prospects of SJNB and the SJNB Subsidiaries, taken as a whole, or (2) the ability of SJNB to timely perform its obligations under this Agreement or the Agreement of Merger or to consummate the transactions contemplated hereby; and

     (B) with respect to GBB, any material adverse effect on (1) the financial condition, business, results of operations or prospects of GBB and the Banks, taken as a whole, or (2) the ability of GBB to timely perform its obligations under this Agreement or the Agreement of Merger or to consummate the transactions contemplated hereby;

provided, however, that in determining whether a Material Adverse Effect has
--------  -------
occurred, there shall be excluded the effect of (i) changes in banking and other laws or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, and (iv) changes in prevailing interest rates, currency exchange rates or general economic conditions, except to the extent that such changes, events or developments have, or could reasonably be expected to have, an adverse effect on the party hereto and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities.

     "Merger" has the meaning set forth in the first recital of this Agreement.

     "Merger Consideration" has the meaning set forth in Section 2.2(a).

     "Nasdaq National Market System" means the National Market System of the National Association of Securities Dealers Inc.

     "OCC" means the Office of the Comptroller of the Currency.

     "Operating Loss" has the meaning set forth in Section 4.24.

     "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

     "PwC" means PricewaterhouseCoopers LLP, GBB's independent public accountants.

     "Registration Statement on Form S-4" means the Registration Statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of GBB Stock to be issued in the Merger under the Securities Act (as defined herein) and to clear use of the Joint Proxy Statement and Prospectus in connection with the SJNB Shareholders' Meeting and the GBB Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

     "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

     "Representatives" has the meaning set forth in Section 6.1(n).

     "Scheduled Contracts" has the meaning set forth in Section 4.16.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "SJNB 401(k) Plan" means the SJNB Cash or Deferred Profit Sharing Plan.

     "SJNB Disclosure Letter" means that letter designated as such which has been delivered by SJNB to GBB concurrently with the execution and delivery of this Agreement.

     "SJNB Dissenting Shares" means any shares of SJNB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

     "SJNB Filings" has the meaning set forth in Section 4.5.

     "SJNB Fully Diluted Book Value" means the total stockholders' equity of SJNB as reflected on the consolidated financial statements to be provided by SJNB to GBB pursuant to Section 11.13, as adjusted (a) to eliminate all amounts paid in connection with the exercise of any SJNB Stock Options (as defined herein) since March 31, 2001, (b) to eliminate any amount related to accumulated other comprehensive income and including instead on such financial statements the amount of SJNB's consolidated accumulated other comprehensive income as of March 31, 2001, (c) to deduct any dividends to be paid pursuant to Section 6.1(b) hereof after the date of such financial statements (to the extent not previously accrued on such financial statements), (d) to add back any transaction costs relating to this Agreement or the Merger, such as legal, accounting and financial advisory costs, net of applicable taxes, to the extent previously accrued or expensed on such financial statements, and (e) to add back any costs or losses of the type referred to in Section 4.24 or Section 8.3, net of the amount of insurance proceeds which GBB determines in its reasonable judgment are payable in respect of such costs or losses pursuant to Section 2.2(a)(v), and only with respect to that portion of such costs or losses which are over $1,000,000 and have been used in connection with the calculation of the Conversion Ratio pursuant to Section 2.2(a)(v), to the extent such costs or losses have been previously accrued or expensed on such financial statements.

     "SJNB Investment Securities List" has the meaning set forth in Section
4.26.

     "SJNB List" means any list required to be furnished by SJNB to GBB herewith.

     "SJNB Loan List" has the meaning set forth in Section 4.25.

     "SJNB Offices List" has the meaning set forth in Section 4.23.

     "SJNB Operating Losses List" has the meaning set forth in Section 4.24.

     "SJNB Perfected Dissenting Shares" means any SJNB Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as SJNB Dissenting Shares.

     "SJNB Real Property List" has the meaning set forth in Section 4.9.

     "SJNB Shareholders' Meeting" means the meeting of SJNB's shareholders referred to in Section 6.6.

     "SJNB Stock" has the meaning set forth in the second recital of this Agreement.

     "SJNB Stock Option" means any option issued pursuant to the SJNB Stock Option Plans.

     "SJNB Stock Option Plans" means, collectively, the SJNB Financial Corp. 1996 Stock Option Plan, as amended, and the Saratoga Bancorp 1994 Stock Option Plan, as amended.

     "SJNB Subsidiaries" means, collectively, SJNBank (as defined herein) and Epic Funding Corporation, a California corporation.

     "SJNB Supplied Information" has the meaning set forth in Section 4.34.

     "SJNBank" has the meaning set forth in the fourth recital of this Agreement.

     "Stock Option Agreement" has the meaning set forth in the third recital of this Agreement.

     "Subsidiary" of a Person means any corporation, partnership, limited liability company or other business entity of which 50% or more of the voting power is owned or controlled by such Person.

     "Superior Proposal" has the meaning set forth in Section 6.1(n).

     "Surviving Corporation" has the meaning set forth in the first recital of this Agreement.

     "Tanks" has the meaning set forth in Section 4.12(b).

     "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

     "368 Reorganization" has the meaning set forth in Section 4.11(l).

     "Top Up Option" means, in the event that the Average Closing Price is less than $21.1429, the option of GBB to elect to issue that number of shares of GBB Stock so that the Conversion Ratio will be equal to the quotient obtained by dividing $38.4801 by the Average Closing Price.

     "Understanding" means any contract, agreement, understanding, commitment or offer, whether oral or written, which may become a binding obligation if accepted by another Person.

                                  ARTICLE 2.

                                TERMS OF MERGER
                                ---------------

     2.1. Effect of Merger and Surviving Corporation.  At the Effective Time
          ------------------------------------------
of the Merger, SJNB will be merged with and into GBB pursuant to the terms, conditions and provisions of this Agreement and the Agreement of Merger and in accordance with the applicable provisions of the CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of SJNB and GBB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of SJNB and GBB, including all debts due to either of them on whatever account, shall be the property of the Surviving Corporation as they were of SJNB and GBB and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either SJNB or GBB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of SJNB and GBB shall be preserved unimpaired and all debts, liabilities and duties of SJNB and GBB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2. Stock of SJNB.  Subject to Section 2.4, each share of SJNB Stock
          -------------
issued and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of SJNB or the holders of such shares, be treated on the basis set forth herein.

          (a)  Conversion of SJNB Stock.  At the Effective Time of the Merger,
               ------------------------
pursuant to the Agreement of Merger, each outstanding share of SJNB Stock excluding any SJNB Perfected Dissenting Shares shall, without any further action on the part of SJNB or the holders of any such shares, be automatically canceled and cease to be an issued and outstanding share of SJNB Stock and be converted into the right to receive per share consideration (the "Merger Consideration") in the amount calculated as set forth below in the form of GBB Stock (the "Conversion Ratio"), rounded to four decimal places, as follows:

          (i) If the Average Closing Price is greater than or equal to $21.1429 or less than or equal to $31.0925, 1.82 shares of GBB Stock, subject to downward adjustment as provided in Section 2.2(a)(v); or

          (ii) If the Average Closing Price is greater than $31.0925, a number of shares of GBB Stock equal to the quotient obtained by dividing (x) $56.5884 plus the product of 0.3333 times the difference between the Average Closing Price and $31.0925, by (y) the Average Closing Price, subject to downward adjustment as provided in Section 2.2(a)(v); or

          (iii) If the Average Closing Price is less than $21.1429, SJNB may give written notice to GBB within one Business Day of the calculation of the Average Closing Price of its intention to terminate the Agreement pursuant to
Section 13.1(l); provided, however, that GBB may, but shall not be required to,
                 --------  -------
exercise the Top Up Option by giving SJNB written notice, within one Business Day from the date of receipt of written notice of SJNB's intention to terminate the Agreement, of GBB's election to exercise the Top Up Option. If GBB exercises the Top Up Option, the Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $38.4801 by the Average Closing Price, subject to downward adjustment as provided in Section 2.2(a)(v).

          (iv)   Notwithstanding anything to the contrary stated in subsections
(a)(i), (a)(ii) and (a)(iii) of this Section 2.2, the Conversion Ratio shall be 1.82, subject to downward adjustment as provided in Section 2.2(a)(v), if the Average Closing Price is greater than $31.0925 and on or prior to the Closing Date, (A) GBB publicly announces the signing of a definitive agreement with a third party with respect to a merger, consolidation, sale of all or substantially all of its assets or similar business combination transaction which if consummated would result in the GBB shareholders as of the date of such announcement owning less than 66-2/3% of the outstanding shares of common stock of the surviving corporation or any Person announces a tender or exchange offer for a minimum of 25% or more of the outstanding common shares of GBB and (B) the price to be paid to GBB shareholders in such transaction would exceed $31.0925 and such transaction is not terminated or abandoned prior to the Closing Date (a "GBB Acquisition Transaction"). If such GBB Acquisition Transaction is terminated or abandoned during the period for determining the Average Closing Price, GBB may elect to proceed with the Closing hereunder on the Closing Date (and the Conversion Ratio shall be 1.82 shares of GBB Stock, subject to downward adjustment as provided in Section 2.2(a)(v)) or to delay the Closing Date, by written notice to SJNB, for a period of 25 trading days from the date of the public announcement of such termination or abandonment. To preserve the rights of holders of shares of SJNB Stock pursuant to this Section 2.2(a)(iv), GBB and SJNB agree to coordinate the closing of any GBB Acquisition Transaction with the Closing and to cooperate with such third party in otherwise accomplishing the purpose hereof.

          (v) In the event that, as of the Closing Date, the representation and warranty contained in Section 4.24 is not true and correct or the estimated costs of remediation as determined by either consultant pursuant to Section 8.3 is in excess of $1,000,000, the Conversion Ratio shall be determined in accordance with the following formula:

A-B, where
---
 C

A = the product obtained by multiplying (i) the Conversion Ratio calculated pursuant to Section 2.2(a)(i), (ii), (iii) or (iv), as applicable, without regard to this Section 2.2(c)(v), (ii) the number of shares of SJNB Stock outstanding immediately prior to the Effective Time of the Merger and (iii) the Average Closing Price.

B = the sum of (i) the amount of Operating Losses in excess of $1,000,000 and
    (ii) the estimated costs of remediation in excess of $1,000,000 (as estimated by SJNB's consultant pursuant to Section 8.3 or, if applicable, GBB's consultant pursuant to such section), net of any insurance proceeds which GBB determines in its reasonable judgment are payable in respect of such Operating Losses or such estimated costs of remediation.

C = the product obtained by multiplying (i) the Average Closing Price and (ii) the number of shares of SJNB Stock outstanding immediately prior to the Effective Time of the Merger.

          (b) SJNB Perfected Dissenting Shares.  SJNB Perfected Dissenting
              --------------------------------
Shares shall not be converted into shares of GBB Stock, but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for such shareholder's shares of SJNB Stock shall receive such payment therefor from the Surviving Corporation in an amount as determined pursuant to Chapter 13 of the CGCL.

          (c) Dividends, Etc.  If,  prior to the Effective Time of the Merger,
              --------------
GBB shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the GBB Stock, or make a distribution on the GBB Stock in any security convertible into GBB Stock, with a record date prior to the Effective Time of the Merger, appropriate adjustment or adjustments will be made to the Conversion Ratio, with the result that the holders of SJNB Stock shall receive the same economic benefit as is provided for in Section 2.2(a).

     2.3. Effect on GBB Stock.  At and after the Effective Time of the Merger,
          -------------------
each outstanding share of GBB Stock shall remain an outstanding share of GBB Stock and shall not be converted or otherwise affected by the Merger. GBB Perfected Dissenting Shares shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his or her shares of GBB Stock shall receive such payment therefor from the Surviving Corporation in an amount as determined pursuant to Chapter 13 of the CGCL.

     2.4. Fractional Shares.  No fractional shares of GBB Stock shall be
          -----------------
issued in the Merger. In lieu thereof, each holder of SJNB Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest cent) obtained by multiplying (a) the closing price of GBB Stock reported on the Nasdaq National Market System on the Business Day immediately preceding the Closing Date times
(b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional share.

     2.5  Exchange Procedures.
          -------------------

          (a) At the Effective Time of the Merger, GBB shall deposit with the Exchange Agent for the benefit of the holders of shares of SJNB Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of GBB Stock issuable pursuant to Section
2.2 in exchange for shares of SJNB Stock outstanding immediately prior to the Effective Time of the Merger, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of GBB Stock pursuant to Section 2.4 of this Agreement (collectively, the "Exchange Fund").

          (b) GBB shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of SJNB Stock (the "Certificates") whose shares were converted into the right to receive shares of GBB Stock pursuant to Section
2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GBB and SJNB may reasonably specify), and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of GBB Stock, both of which shall be reasonably satisfactory to SJNB. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GBB, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of GBB Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to Sections 2.2 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing SJNB Stock, the transfer of ownership of which is not registered in the transfer records of SJNB, a certificate representing the proper number of shares of GBB Stock may be issued to a transferee if the Certificate representing such SJNB Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.5, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of GBB Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of SJNB should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to GBB and shall be entitled to receive the certificate representing the proper number of shares of GBB Stock and cash in lieu of fractional shares in accordance with Sections 2.2 and 2.4 hereof.

          (c) No dividends or other distributions declared or made with respect to GBB Stock which are declared payable to shareholders of record of GBB Stock after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GBB Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of GBB Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of GBB Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of GBB Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GBB Stock.

          (d) All shares of GBB Stock issued upon the surrender for exchange of SJNB Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SJNB Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SJNB Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to GBB for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of SJNB following the passage of six months after the Effective Time of the Merger shall be delivered to GBB, upon demand, and any shareholders of SJNB who have not theretofore complied with this Section 2.5 shall thereafter look only to GBB for payment of their claim for GBB Stock, any cash in lieu of fractional shares of GBB Stock and any dividends or distributions with respect to GBB Stock.

          (f) Neither GBB nor SJNB shall be liable to any holder of shares of SJNB Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of GBB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of GBB Stock for the account of the Persons entitled thereto.

          (h) Certificates surrendered for exchange by any Person constituting an "Affiliate" of SJNB for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of GBB Stock until GBB has received a written agreement from such person as provided in
Section 6.9.

     2.6. Directors of Surviving Corporation.  Immediately after the Effective
          -----------------------------------
Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of GBB immediately prior to the Effective Time of the Merger, plus two members of SJNB's Board of Directors selected by GBB. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

     2.7  Directors of SJNBank.   Immediately after the Effective Time of the
          --------------------
Merger, SJNBank will operate as a wholly owned subsidiary of GBB, retaining its name, charter and current Board of Directors; provided, however, David L. Kalkbrenner, or such other person designated by GBB and reasonably acceptable to SJNB, shall be appointed to the Board of Directors of SJNBank. GBB confirms that it has no current plan or intention to combine SJNBank with or into any of the Banks.

     2.8  Executive Officers of Surviving Corporation.  Immediately after the
          --------------------------------------------
Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of GBB immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

                                  ARTICLE 3.

                                  THE CLOSING
                                  -----------

     3.1. Closing Date.  The Closing shall take place on the Closing Date.
          ------------

     3.2. Execution of Agreements.  As soon as practicable after execution of
          -----------------------
this Agreement, the Agreement of Merger together with all other agreements necessary to consummate the transactions described herein shall be executed by the parties thereto. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the Secretary of State of the State of California as required by applicable law and regulations.

     3.3  Further Assurances.  At the Closing, the parties hereto shall
          ------------------
deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement and the Agreement of Merger.

                                  ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF SJNB
                    --------------------------------------

          SJNB represents and warrants to GBB as follows, except as set forth in the SJNB Disclosure Letter:

     4.1. Incorporation, Standing and Power.  SJNB has been duly organized, is
          ---------------------------------
validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. SJNBank is a national banking association duly organized, validly existing and in good standing under the laws of the United

States of America and is authorized by the OCC to conduct a general banking business. SJNBank's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Epic Funding Corporation has been duly organized, is validly existing and in good standing as a corporation under the laws of the State of California. Each of the SJNB Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of SJNB or the SJNB Subsidiaries nor the location of any of their respective properties requires that either SJNB or the SJNB Subsidiaries be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect on SJNB. SJNB has delivered to GBB true and correct copies of its and each of the SJNB Subsidiaries' Articles of Incorporation or Association, as the case may be, and Bylaws, as amended, and in effect as of the date hereof.

     4.2. Capitalization.
          --------------

     (a) As of June 22, 2001, the authorized capital stock of SJNB consists of 20,000,000 shares of SJNB Stock, of which 3,808,402 shares are outstanding, and 5,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of SJNB Stock are duly authorized, validly issued, fully paid and nonassessable. Except for SJNB Stock Options covering 662,167 shares of SJNB Stock granted pursuant to the SJNB Stock Option Plan, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of SJNB Stock nor any securities convertible into such stock, and SJNB is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. SJNB has furnished GBB a list (the "SJNB Option List") setting forth the name of each holder of a SJNB Stock Option, the number of shares of SJNB Stock covered by each such option, the vesting schedule of such option, the exercise price per share and the expiration date of each such option.

          (b) As of the date of this Agreement, the authorized capital stock of SJNBank consists of 1,411,400 shares of common stock, $2.50 par value per share, of which 1,067,207 shares are outstanding. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable (except to the extent provided in the National Bank Act) and are owned of record and beneficially by SJNB. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and SJNBank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

          (c) As of the date of this Agreement, the authorized capital stock of Epic Funding Corporation consists of 100 shares of common stock, no par value, of which 100 shares are outstanding. All of the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by SJNBank. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Epic Funding Corporation is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.3. Subsidiaries.   Other than the SJNB Subsidiaries, SJNB does not own,
          ------------
directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any Person.

     4.4. Financial Statements.  SJNB has previously furnished to GBB a copy
          --------------------
of the Financial Statements of SJNB. The Financial Statements of SJNB: (a) present fairly the consolidated financial condition of SJNB as of the respective dates indicated and its consolidated statements of operations and changes in shareholders' equity and cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring or end of period adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies, in management's judgment; and (d) are based upon the books and records of SJNB and the SJNB Subsidiaries.

     4.5. Reports and Filings.  Since January 1, 1998, each of SJNB and the
          -------------------
SJNB Subsidiaries has filed all reports, proxy statements, returns, registrations and statements (collectively, "SJNB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the OCC, (c) the FRB, (d) the SEC and (e) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, proxy statements, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect on SJNB. No administrative actions have been taken or threatened or orders issued in connection with such SJNB Filings. As of their respective dates, each of such SJNB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such SJNB Filings fairly presented the financial position of SJNB on a consolidated basis, SJNB alone or each of the SJNB Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or banking regulations consistently applied, except as stated therein, during the periods involved. SJNB has furnished or made available to GBB true and correct copies of all SJNB Filings filed by SJNB since January 1, 1998.

     4.6. Authority of SJNB.  The execution and delivery by SJNB of this
          -----------------
Agreement and the Agreement of Merger and, subject to the requisite approval of the shareholders of SJNB of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of SJNB. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of SJNB enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by SJNB of this Agreement and the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by SJNB with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its or the SJNB Subsidiaries' Articles of Incorporation or Association, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which SJNB or either of the SJNB Subsidiaries is a party, or by which SJNB or either of the SJNB Subsidiaries or any of their respective properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of SJNB or the SJNB Subsidiaries; or (d) violate any order, writ, injunction, decree (as to each of the foregoing, of which SJNB has notice), statute, rule or regulation applicable to SJNB or either of the SJNB Subsidiaries or any of their respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of SJNB or the SJNB Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by SJNB of this Agreement and the Agreement of Merger or the consummation by SJNB of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of SJNB; (ii) such approvals as may be required by the FRB and the OCC; (iii) the filing of the Joint Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC; and (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California.

     4.7. Insurance.  Each of SJNB and the SJNB Subsidiaries has policies of
          ---------
insurance and bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets.
All such insurance policies and bonds are in full force and effect. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Neither SJNB nor the SJNB Subsidiaries is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the SJNB Disclosure Letter is a list, as of the date hereof, of all policies of insurance carried and owned by either SJNB or the SJNB Subsidiaries showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to GBB a copy of each such policy of insurance.

     4.8. Personal Property.  Each of SJNB and the SJNB Subsidiaries has good
          -----------------
and marketable title to all its material properties and assets, other than real property, owned or stated to be owned by SJNB or the SJNB Subsidiaries, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of SJNB; (b) for Encumbrances for current taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; or (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of SJNB or the SJNB Subsidiaries.

     4.9. Real Estate.  SJNB has furnished GBB a list, as of the date hereof,
          -----------
of real property, including leaseholds and all other interests in real property (other than easements or security interests), owned by SJNB or the SJNB Subsidiaries (the "SJNB Real Property List"). Each of SJNB and the SJNB Subsidiaries has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property, including leaseholds and all other interests in such real property (other than easements or security interests), owned by SJNB or the SJNB Subsidiaries. Either SJNB or the SJNB Subsidiaries has good and marketable title to such real property, and valid leasehold interests in such leaseholds, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the SJNB Filings. SJNB has furnished GBB with true and correct copies of all leases evidencing leaseholds owned by SJNB or the SJNB Subsidiaries, all title insurance policies and all documents evidencing recordation of all recordable interests in such real property (other than easements or security interests) owned by SJNB or the SJNB Subsidiaries.

     4.10.  Litigation.  There is no private or governmental suit, claim,
            ----------
action or proceeding pending, nor to SJNB's knowledge threatened, against SJNB or either of the SJNB Subsidiaries or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of SJNB or the SJNB Subsidiaries which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on SJNB. Also, there are no material judgments, decrees, stipulations or orders against SJNB or the SJNB Subsidiaries or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11.  Taxes.
            -----

            (a) Except as set forth in the SJNB Disclosure Letter, (i) all Tax Returns required to be filed by or on behalf of SJNB or the SJNB Subsidiaries or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of SJNB or the SJNB Subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on the SJNB balance sheet, and adequate reserves or accruals for Taxes have been provided in the SJNB balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of SJNB, the SJNB Subsidiaries or any of their Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

          (b) SJNB and the SJNB Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (c) GBB has received complete copies of (i) all income or franchise Tax Returns of SJNB and the SJNB Subsidiaries relating to the taxable periods since January 1, 1998 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to SJNB or the SJNB Subsidiaries with respect to their respective income, assets or operations.

          (d) No written claim has been made by a taxing authority in a jurisdiction where SJNB or the SJNB Subsidiaries do not file an income or franchise Tax Return such that SJNB or the SJNB Subsidiaries are or may be subject to taxation by that jurisdiction.

          (e) (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including SJNB or the SJNB Subsidiaries have been fully paid, and, to the best of SJNB's knowledge, there are no other audits or investigations by any taxing authority in progress, nor have SJNB or the SJNB Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against SJNB or the SJNB Subsidiaries for any subsequent taxable period that could be material.

          (f) Neither SJNB or the SJNB Subsidiaries nor any other Person on behalf of SJNB or the SJNB Subsidiaries has (i) filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by SJNB or the SJNB Subsidiaries (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by SJNB or the SJNB Subsidiaries or has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of SJNB or the SJNB Subsidiaries or
(iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to SJNB or the SJNB Subsidiaries.

          (g) No property owned by SJNB or the SJNB Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to provisions of Section

168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.

          (h) Neither SJNB (except with the SJNB Subsidiaries) nor either of the SJNB Subsidiaries (except with SJNB) is a party to any tax sharing agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

          (i) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by SJNB or the SJNB Subsidiaries or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (j) There are no liens as a result of any due and unpaid Taxes upon any of the assets of SJNB or the SJNB Subsidiaries.

          (k) None of the members of SJNB's Affiliated Group has any net operating loss carryovers.

          (l) SJNB agrees, and agrees to cause the SJNB Subsidiaries, to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Merger qualifies as a tax-deferred reorganization within the meaning of
Section 368(a) of the Code (a "368 Reorganization") as contemplated in Section
11.16 hereof. SJNB acknowledges that its and the SJNB Subsidiaries' inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

     4.12.  Compliance with Laws and Regulations.
            ------------------------------------

          (a) Neither SJNB nor the SJNB Subsidiaries is in default under or in breach or violation of (i) any provision its Articles of Incorporation or Association, as amended, or Bylaws, as amended, or (ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect on SJNB.

          (b) To SJNB's knowledge, (i) each of SJNB and the SJNB Subsidiaries is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about SJNB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from SJNB Property; (iv) neither SJNB nor the SJNB Subsidiaries has loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against SJNB or the SJNB Subsidiaries or concerning property securing SJNB or SJNB Subsidiaries loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting SJNB Property or property securing SJNB or SJNB Subsidiaries loans, relating to the foregoing representations (i) - (iv), in each case the noncompliance with which, or the presence of which would have a Material Adverse Effect on SJNB. For purposes of this Agreement, the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "SJNB Property" shall mean real estate currently owned, leased, or otherwise used by SJNB or the SJNB Subsidiaries, or in which SJNB or the SJNB Subsidiaries has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by SJNB or the SJNB Subsidiaries in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance: (1) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (2) which is defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.
Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C.
Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; (3) comparable laws of other jurisdictions or orders and regulations thereunder; (4) the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (5) polychlorinated biphenyls (PCBs), asbestos, lead-containing paints or urea formaldehyde foam insulation.

            (c) SJNB has provided to GBB phase I environmental assessments with respect to each interest in real property owned by SJNB or the SJNB Subsidiaries as to which such a phase I environmental investigation has been prepared by or on behalf of SJNB or the SJNB Subsidiaries. The SJNB Real Property list shall disclose each such property as to which such an assessment has not been prepared on behalf of SJNB or the SJNB Subsidiaries.

     4.13.  Performance of Obligations.  Each of SJNB and the SJNB
            ---------------------------
Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Scheduled Contract to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a Material Adverse Effect on SJNB. Except for loans and leases made by SJNB or the SJNB Subsidiaries in the ordinary course of business, to SJNB's knowledge, no party to any Scheduled Contract is in default thereunder.

     4.14.  Employees.  There are no controversies pending or, to the best of
            ---------
SJNB's knowledge, threatened between either SJNB or the SJNB Subsidiaries and any of their respective employees that are likely to have a Material Adverse Effect on SJNB. Neither SJNB nor the SJNB Subsidiaries is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     4.15.  Brokers and Finders.  Except for the obligation to Dain Rauscher
            -------------------
Wessels set forth in the Dain Rauscher Agreement, a copy of which has been delivered to GBB, neither SJNB nor the SJNB Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     4.16.  Material Contracts.  Except as set forth in the SJNB Disclosure
            ------------------
Letter (each item listed or required to be listed in such SJNB Disclosure Letter by this Section 4.16 being referred to herein as a "Scheduled Contract"), neither SJNB nor the SJNB Subsidiaries is a party or otherwise subject to:

            (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of SJNB or the SJNB Subsidiaries and is not terminable by SJNB or the SJNB Subsidiaries within one year without penalty or (ii) requires payment by SJNB or the SJNB Subsidiaries of $100,000 or more per annum;

            (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by SJNB or the SJNB Subsidiaries of $100,000 or more per annum;

            (c) any contract or agreement that restricts SJNB or the SJNB Subsidiaries (or would restrict any Affiliate of SJNB or the SJNB Subsidiaries or the Surviving Corporation (including GBB and its Subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

            (d) any lease of real or personal property providing for annual lease payments by or to SJNB or the SJNB Subsidiaries in excess of $100,000 per annum other than (A) financing leases entered into in the ordinary course of business in which SJNB or the SJNB Subsidiaries is lessor and (B) leases of real property presently used by the SJNB Subsidiaries as offices;

            (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of SJNB or the SJNB Subsidiaries (other than as mortgagor or pledgor in the ordinary course of its banking business, as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its banking business or as security for deposits of Governmental Entities in the ordinary course of its banking business ) in personal property having a value of $100,000 or more;

            (f) other than as described in the SJNB Filings or as set forth in the SJNB Disclosure Letter, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of SJNB or the SJNB Subsidiaries;

            (g) any agreement to acquire equipment or any commitment to make capital expenditures of $100,000 or more;

            (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which SJNB or the SJNB Subsidiaries has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

            (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of SJNB or the SJNB Subsidiaries);

            (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by SJNB or the SJNB Subsidiaries (as lessee) that materially restricts the use, transferability or value of such property;

            (k) any guarantee or indemnification which involves the sum of $100,000 or more, other than letters of credit or loan commitments issued in the normal course of business, indemnification obligations set forth in the Bylaws of SJNB or the SJNB Subsidiaries or in the SJNB Scheduled Contracts;

            (l) any supply, facilities maintenance or landscape contracts not terminable by SJNB or the SJNB Subsidiaries without penalty on 30 days' or less notice and which provides for payments in excess of $100,000 per annum;

            (m) any material agreement which would be terminable other than by SJNB or the SJNB Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

            (n) any contract of participation with any other bank in any loan in excess of $100,000 or any sales of assets of SJNB or the SJNB Subsidiaries with recourse of any kind to SJNB or the SJNB Subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

            (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

            (p) any contract relating to the provision of data processing services to SJNB or the SJNB Subsidiaries which provides for payments in excess of $100,000 per annum; or

            (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $100,000 or more to or by SJNB or the SJNB Subsidiaries other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

     True copies of all SJNB Scheduled Contracts, including all amendments and supplements thereto, have been delivered to GBB.

     4.17.  Certain Material Changes.  Except as specifically required,
            ------------------------
permitted or effected by this Agreement or as disclosed in the SJNB Filings, since March 31, 2001, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

            (a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of SJNB or the SJNB Subsidiaries or any other event or development that has had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SJNB;

            (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect on SJNB;

            (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a Material Adverse Effect on SJNB;

            (d) any disposition by SJNB or the SJNB Subsidiaries of an asset the lack of which has had or may reasonably be expected to have a Material Adverse Effect on SJNB; or

            (e) any direct or indirect redemption, purchase or other acquisition by SJNB or the SJNB Subsidiaries of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of SJNB Stock whether consisting of money, other personal property, real property or other things of value (except for dividends permitted by Section 6.1(b)).

     4.18.  Licenses and Permits.  Each of SJNB and the SJNB Subsidiaries has
            --------------------
all material licenses and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on SJNB. The respective properties, assets, operations and businesses of SJNB and the SJNB Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable (a) licenses and permits; and (b) laws and regulations.

     4.19.  Undisclosed Liabilities.  Neither SJNB nor the SJNB Subsidiaries
            -----------------------
has any liabilities or obligations, either accrued or contingent, that are material to SJNB and that have not been: (a) reflected or disclosed in the Financial Statements of SJNB; (b) incurred subsequent to December 31, 2000 in the ordinary course of business consistent with past practices; or (c) disclosed in the SJNB Disclosure Letter or on any other SJNB List. SJNB does not know of any basis for the assertion against it or the SJNB Subsidiaries of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect on SJNB that is not fairly reflected in the Financial Statements of SJNB or otherwise disclosed in this Agreement.

     4.20.  Employee Benefit Plans.
            ----------------------

            (a) SJNB has previously made available to GBB copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, of which SJNB or any member of the same controlled group of corporations, trades or businesses as SJNB within the meaning of Section 4001(a)(14) of ERISA ("ERISA Affiliates") is a sponsor or participating employer or as to which SJNB or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of SJNB or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) and a summary of material modifications and all material employee communications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." SJNB does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

Each Employee Plan which is intended to be qualified in form and operation under
Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder. Except as disclosed in the SJNB Disclosure Letter, all Employee Plans were in effect prior to January 1, 2001, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder on or after January 1, 2001.

            (b) SJNB has previously made available to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by SJNB or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination insurance, profit sharing, benefit, retirement, group health or insurance, disability, workers' compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of SJNB or any of its ERISA Affiliates (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the SJNB Disclosure Letter, all Benefit Arrangements which are in effect were commenced or in effect prior to January 1, 2001. Except as disclosed in the SJNB Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 2001. Except as set forth in the SJNB Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of SJNB since January 1, 2001, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 2001.

            (c) With respect to all Employee Plans and Benefit Arrangements, SJNB and its ERISA Affiliates are in compliance (other than noncompliance the cost or liability for which would not have a Material Adverse Effect on SJNB) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. SJNB and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the best of SJNB's knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by SJNB or any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject any person (other than a person for whom SJNB is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code (other than any such transaction the cost or liability for which would not have a Material Adverse Effect on SJNB). No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has SJNB failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. Neither SJNB nor any of its ERISA Affiliates has incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of GBB or of any of its Affiliates (including SJNB and the SJNB Subsidiaries) at or after the Effective Time of the Merger.

            (d) Neither SJNB nor any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS and neither SJNB nor the SJNB Subsidiaries knows of any fact which reasonably could be expected to adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of SJNB properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. The fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable law, equals or exceeds the liabilities, including the present value of benefit obligations, of such Employee Plan or Benefit Arrangement.

            (e) Except for SJNB Scheduled Contracts or as set forth in the SJNB Disclosure Letter, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by SJNB within a period of 30 days following the Effective Time of the Merger, without payment of any specified material amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

            (f) All group health plans of SJNB have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

            (g) Except as set forth in the SJNB Disclosure Letter, neither SJNB nor the SJNB Subsidiaries has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) individuals who have provided services to SJNB or the SJNB Subsidiaries as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

            (h) Except as set forth in the SJNB Disclosure Letter, with respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no material liability of SJNB or the SJNB Subsidiaries, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     4.21.  Corporate Records.  The minute books of each of SJNB, SJNBank and
            -----------------
Epic Funding Corporation (since May 22, 1998 with respect to Epic Funding Corporation) accurately reflect all material corporate actions taken to this date by the respective shareholders, board of directors and committees of each of SJNB and the SJNB Subsidiaries.

     4.22.  Accounting Records.  Each of SJNB and the SJNB Subsidiaries
            ------------------
maintains accounting records which fairly and accurately reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to SJNB or the SJNB Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     4.23.  Offices and ATMs.  SJNB has furnished to GBB a list (the "SJNB
            ----------------
Offices List") setting forth the headquarters of each of SJNB and the SJNB Subsidiaries (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by SJNB or the SJNB Subsidiaries (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the SJNB Offices List, neither SJNB nor the SJNB Subsidiaries maintains any other office or ATM or conducts business at any other location, and neither SJNB nor the SJNB Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

     4.24.  Operating Losses.  SJNB has furnished to GBB a list (the "SJNB
            ----------------
Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at SJNB during the period after December 31, 2000 to the date of this Agreement. To the best of SJNB's knowledge, no action has been taken or omitted to be taken by any employee of SJNB that has resulted in the incurrence by SJNB of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which would exceed $1,000,000 on an individual basis or in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation, claims or other similar acts or occurrences.

     4.25.  Loan Portfolio.  SJNB has furnished to GBB a list (the "SJNB Loan
            --------------
List") that sets forth (a) as of May 31, 2001, a description of, by type and classification, if any, each loan, lease, other extension of credit or commitment to extend credit by SJNB or the SJNB Subsidiaries; (b) sets forth as of May 31, 2001, by type and classification, all loans, leases, other extensions and commitments to extend credit of SJNB or the SJNB Subsidiaries that have been classified by its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and
(c) all consumer loans due to SJNB or the SJNB Subsidiaries as to which any payment of principal, interest or any other amount is 90 days or more past due.

     4.26.  Investment Securities.  SJNB has furnished to GBB a list (the
            ---------------------
"SJNB Investment Securities List") setting forth a description of each Investment Security held by SJNB or the SJNB Subsidiaries on May 31, 2001. The SJNB Investment Securities List sets forth, with respect to each such Investment
Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. Neither SJNB nor the SJNB Subsidiaries has any Investment Security classified as trading.

     4.27.  Power of Attorney.  Neither SJNB nor the SJNB Subsidiaries has
            -----------------
granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.28.  Facts Affecting Regulatory Approvals.  To the best knowledge of
            ------------------------------------
SJNB, there is no fact, event or condition applicable to SJNB or the SJNB Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

     4.29.  Pooling; Tax Treatment.
            ----------------------

     (a) SJNB intends that the Merger be accounted for under the "pooling-of-interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     (b) Neither SJNB nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to SJNB that would prevent the Merger from qualifying (i) for "pooling-of-interests" accounting treatment as described in (a) above or (ii) as a 368 Reorganization.

     4.30.  Indemnification.  Other than pursuant to the provisions of their
            ---------------
respective Articles of Incorporation or Association, as the case may be, or Bylaws, or as disclosed in the SJNB Disclosure Letter, the Dain Rauscher Agreement or the Scheduled Contracts, neither SJNB nor the SJNB Subsidiaries is a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of SJNB or the SJNB Subsidiaries ("Covered Parties"), and to the best knowledge of SJNB, there are no claims for which any Covered Person would be entitled to indemnification by SJNB or the SJNB Subsidiaries if such provisions were deemed in effect, except as set forth in a list furnished by SJNB to GBB (the "SJNB Indemnification List").

     4.31.  Community Reinvestment Act.  SJNBank has received rating of
            --------------------------
"satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. SJNBank has not been advised of any material supervisory concerns regarding SJNBank's compliance with the Community Reinvestment Act.

     4.32.  Derivative Transactions.   Except as set forth in the SJNB
            -----------------------
Disclosure Letter, neither SJNB nor the SJNB Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     4.33.  Trust Administration.  Neither SJNB nor the SJNB Subsidiaries
            --------------------
presently maintains trusts or exercises trust powers, including, but not limited to, trust administration, and none of them nor any predecessor has maintained any trusts or exercised such trust powers for a period of at least three years prior to the date hereof. The term "trusts" as used in this Section 4.33 includes (i) any and all common law or other trusts between an individual, corporation or other entities and SJNB or the SJNB Subsidiaries or any of their predecessors, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where SJNB or the SJNB Subsidiaries or any of their predecessors is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where SJNB or the SJNB Subsidiaries or any of their predecessors is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which SJNB or the SJNB

Subsidiaries or any of their predecessors is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

     4.34.  Disclosure Documents and Applications.  None of the information
            -------------------------------------
supplied or to be supplied by or on behalf of SJNB ("SJNB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus and (b) any other documents to be filed with the SEC, the FRB, the OCC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Joint Proxy Statement and Prospectus when mailed, with respect to the SJNB Supplied Information, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.35.  Intellectual Property.  SJNB and the SJNB Subsidiaries own or
            ---------------------
possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and neither SJNB nor the SJNB Subsidiaries has received any notice with respect thereto that asserts the rights of others. SJNB and the SJNB Subsidiaries have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.36.  Insider Loans; Other Transactions.  SJNB has previously provided GBB
            ---------------------------------
or its agent with a listing, current as of May 31, 2001, of all outstanding extensions of credit made by SJNB and the SJNB Subsidiaries to each of its executive officers and directors and their related interests (all as defined under FRB Regulation O), all of which have been made in compliance with Regulation O, and Section 23B under the Federal Reserve Act which listing is true, correct and complete in all material respects. Neither SJNB nor the SJNB Subsidiaries owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of SJNB or the SJNB Subsidiaries (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the SJNB Stock Option Plans or any amounts due pursuant to SJNB's Employee Plans).

     4.37.  Registration Obligation.  Except as disclosed in the SJNB Disclosure
            -----------------------
Letter, neither SJNB nor the SJNB Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

     4.38.  Accuracy and Currentness of Information Furnished.  The
            -------------------------------------------------
representations and warranties made by SJNB hereby or in the SJNB Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

       4.39  Opinion of Financial Advisor.  SJNB has received the opinion of
             ----------------------------
Dain Rauscher Wessels to the effect that, asof the date of such opinion, the Conversion Ratio is fair from a financial point of view to the holders of the SJNB Stock, and as of the date hereof such opinion has not been withdrawn.

       4.40  Pooling Letter.  SJNB has received a letter from KPMG dated as of
             --------------
June 22, 2001 and addressed to SJNB, a copy of which has been delivered to GBB, stating that KPMG concurs with SJNB management's conclusion that, as of June 22, 2001, SJNB is eligible to participate in a transaction accounted for as a "pooling-of-interests" under Opinion 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants, and the rules and regulations of the SEC.

                                   ARTICLE 5.

                     REPRESENTATIONS AND WARRANTIES OF GBB
                     -------------------------------------

     GBB represents and warrants to SJNB as follows, except as set forth in the GBB Disclosure Letter:

     5.1. Incorporation, Standing and Power.  GBB has been duly organized, is
          ---------------------------------
validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. GBB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. GBB is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect on GBB. True and correct copies of the Articles of Incorporation and Bylaws of GBB have been delivered to SJNB. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof.

     5.2. Capitalization.  As of the date of this Agreement, the authorized
          --------------
capital stock of GBB consists of 80,000,000 shares of common stock, of which 42,707,679 shares are outstanding as of June 22, 2001, and 4,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of GBB Stock are duly authorized, validly issued, fully paid and nonassessable. The GBB Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable. GBB has entered into a Rights Agreement, dated as of November 17, 1998, with Wells Fargo Bank Minnesota, N.A., pursuant to which GBB has issued rights to purchase shares of GBB's preferred stock upon the occurrence of certain events. Neither the execution and delivery of this Agreement, the Merger nor the issuance of GBB Stock in connection therewith will constitute an event triggering the exercisability of such rights.

     5.3. Financial Statements.  GBB has previously furnished to SJNB a copy
          --------------------
of the Financial Statements of GBB. The Financial Statements of GBB: (a) present fairly and accurately the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in shareholders' equity and cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (d) are based upon the books and records of GBB and its Subsidiaries.

     5.4. Reports and Filings.  Since January 1, 1998, GBB and each of the
          -------------------
Banks have filed all reports, returns, registrations and statements (collectively, "GBB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, (c) the DFI, (d) the FDIC, (e) the OCC and (f) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect on GBB. No administrative actions have been taken or threatened or orders issued in connection with such GBB Filings. As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position of GBB on a consolidated basis fairly presented the financial position of GBB on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved.

     5.5. Authority.  The execution and delivery by GBB of this Agreement and
          ---------
the Agreement of Merger, and, subject to the approval of the shareholders of GBB of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of GBB. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties hereto, valid and binding obligations of GBB enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by GBB of this Agreement or the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by GBB with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB or any subsidiary of GBB is a party, or by which GBB or any subsidiary of GBB or any of its properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the respective properties or assets of GBB or any subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any subsidiary of GBB or any of its respective properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of GBB or any of its Subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement or the Agreement of Merger, or the consummation by GBB of the Merger or the transactions contemplated hereby or thereby, except (i) such approvals as may be required by the FRB; (ii) the filing of the Joint Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC and the issuance by the SEC of an order declaring the Registration Statement on Form S-4 effective; (iii) the approval of this Agreement and the transactions contemplated hereby by the shareholders of GBB; (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California; and (v) such approvals as may be required to approve for inclusion on the Nasdaq National Market System of the GBB Stock to be issued in the Merger.

     5.6  Insurance.  Each of GBB and the Banks has policies of insurance and
          ---------
bonds with respect to its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Neither GBB nor the Banks is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion.

     5.7  Subsidiaries.  As of the date of this Agreement, GBB owns 100% of
          ------------
the outstanding stock of each of the Banks, Matsco Lease Finance, Inc. II, Matsco Lease Finance, Inc. III, Pacific Business Funding Corporation, Peninsula Real Estate Corporation and GBBK Corp. As of the date of this Agreement, and except for its investments in the entities listed in the preceding sentence, GBB Capital I, GBB Capital II, GBB Capital III, GBB Capital IV and GBB Capital V, GBB does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any other Person.

     5.8  Litigation.  There is no private or governmental suit, claim, action
          ----------
or proceeding pending, nor to GBB's knowledge threatened, against GBB or any of the Banks or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of GBB or the Banks which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on GBB. Also, there are no material judgments, decrees, stipulations or orders against GBB or the Banks or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     5.9  Taxes.
          -----
     (a) (i) All Tax Returns required to be filed by or on behalf of GBB or the Banks or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of GBB or the Banks, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied on the GBB balance sheet, and adequate reserves or accruals for Taxes have been provided in the GBB balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of GBB, the Banks or any of their Subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

     (b) GBB and the Banks have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (c) No written claim has been made by a taxing authority in a jurisdiction where GBB or the Banks do not file an income or franchise Tax Return such that GBB or the Banks are or may be subject to taxation by that jurisdiction.

     (d) (i) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including GBB or the Banks have been fully paid, and, to the best of GBB's knowledge, there are no other audits or investigations by any taxing authority in progress, nor have GBB or the Banks received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against GBB or the Banks for any subsequent taxable period that could be material.

     (e) There are no liens as a result of any due and unpaid Taxes upon any of the assets of GBB or the Banks.

     (f) GBB agrees, and agrees to cause the Banks, to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Merger qualifies as a 368 Reorganization as contemplated by Section 10.6. GBB acknowledges that its and the Banks' inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

     5.10  Compliance with Laws and Regulations.  Neither GBB nor the Banks is
           ------------------------------------
in default under or in breach or violation of (i) any provision its Articles of Incorporation or Association, as amended, or Bylaws, as amended, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect on GBB.

     5.11  Performance of Obligations.  Each of GBB and the Banks has performed
           --------------------------
in all material respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any material contract included in the GBB Filings to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a Material Adverse Effect on GBB. Except for loans and leases made by GBB or the Banks in the ordinary course of business, to GBB's knowledge, no party with whom GBB or the Banks has an agreement that is of material importance to the business of GBB on a consolidated basis is in default thereunder.

     5.12  Brokers and Finders.  Except for the obligation to Sandler O'Neill &
           -------------------
Partners, L.P., GBB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     5.13  Certain Material Changes.  Except as specifically required,
           ------------------------
permitted or effected by this Agreement or as disclosed in the GBB Filings, since March 31, 2001, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of GBB or its Subsidiaries or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect on GBB;

          (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a Material Adverse Effect on GBB;

          (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a Material Adverse Effect on GBB; or

          (d) any disposition by GBB or any of its Subsidiaries of an asset the lack of which has had or may reasonably be expected to have a Material Adverse Effect on GBB.

     5.14  Licenses and Permits.  GBB and each subsidiary of GBB have all
           --------------------
material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on GBB. The properties, assets, operations and businesses of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of GBB and each subsidiary of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     5.15 Undisclosed Liabilities.  Neither GBB nor the Banks has any
          -----------------------
liabilities or obligations, either accrued or contingent, that are material to GBB and that have not been: (a) reflected or disclosed in the Financial Statements of GBB; (b) incurred subsequent to December 31, 2000 in the ordinary course of business consistent with past practices; or (c) disclosed in the GBB Disclosure Letter. GBB does not know of any basis for the assertion against it or the Banks of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect on GBB that is not fairly reflected in the Financial Statements of GBB or otherwise disclosed in this Agreement.

     5.16 Employee Benefit Plans.

     (a) All material Employee Plans of which GBB or any of its ERISA Affiliates is a sponsor or participating employer or as to which GBB or any of its ERISA Affiliates makes contributions or is required to make contributions are reflected in the GBB Filings. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under
Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into substantial conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made, except to the extent that such amendments may be retroactively adopted under Section 401(b) of the Code and the regulations issued thereunder. All Employee Plans were in effect prior to January 1, 2001, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder since January 1, 2001.

     (b) With respect to all Employee Plans and Benefit Arrangements, GBB and its ERISA Affiliates are in compliance (other than noncompliance the cost or liability for which would not have a Material Adverse Effect on GBB) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. GBB and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to GBB's knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code (other than any such transaction the cost or liability for which would not have a Material Adverse Effect on GBB), has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by GBB or any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject any person (other than a person for whom GBB is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code. No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or
Section 412 of the Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has GBB failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. Neither GBB nor any of its ERISA Affiliates has incurred nor expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of SJNB or of any of its Affiliates (including GBB and the Banks) at or after the Effective Time of the Merger.

     (c) Neither GBB nor any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under
Section 401(a) of the Code has received a favorable determination letter from the IRS and neither GBB nor the Banks knows of any fact which reasonably could be expected to adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of GBB properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. To GBB's knowledge, the fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable law, equals or exceeds the liabilities, including the present value of benefit obligations, of such Employee Plan or Benefit Arrangement.

     5.17  Corporate Records.  The minute books of GBB and each of its
           -----------------
Subsidiaries reflect all material actions taken to this date by its shareholders, boards of directors and committees.

     5.18. Accounting Records.  GBB and its Subsidiaries maintain accounting
           ------------------
records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to GBB and its Subsidiaries which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     5.19. Facts Affecting Regulatory Approvals.  To the best knowledge of
           ------------------------------------
GBB, there is no fact, event or condition applicable to GBB or any of its Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

     5.20  Pooling; Tax Treatment.
           ----------------------

     (a) GBB intends that the Merger be accounted for as a "pooling-of-interests" as described in Section 4.29.

     (b) Neither GBB nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling-of-interests" accounting treatment as described in Section 4.29 or (ii) as a 368 Reorganization.

     5.21  Community Reinvestment Act.  Each of the Banks has received a
           --------------------------
rating of at least "satisfactory" in its most recent examination or interim review with respect to the Community Reinvestment Act. None of the Banks has been advised of any supervisory concerns regarding any of the Banks' compliance with the Community Reinvestment Act.

     5.22  Disclosure Documents and Applications.  None of the information
           -------------------------------------
supplied or to be supplied by or on behalf of GBB or any of its Subsidiaries ("GBB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus to be mailed to the shareholders of GBB and SJNB in connection with obtaining the approval of the shareholders of GBB and SJNB of this Agreement, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the FRB or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Joint Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.23  Nasdaq Listing.  As of the date hereof, GBB Stock is listed on the
           --------------
Nasdaq National Market System.

     5.24. Accuracy and Currentness of Information Furnished.  The
           -------------------------------------------------
representations and warranties made by GBB hereby or in the GBB Disclosure Letter do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

     5.25  Opinion of Financial Advisor.  GBB has received the opinion of
           ----------------------------
Sandler O'Neill & Partners, L.P. to the effect that, as of the date of such opinion, the consideration to be paid by GBB in the Merger is fair, from a financial point of view, to GBB, and, as of the date hereof, such opinion has not been withdrawn.

     5.26  Pooling Letter.  GBB has received a letter from PwC dated as of
           --------------
June 25, 2001 and addressed to GBB, a copy of which has been delivered to SJNB, stating that PwC concurs with GBB management's conclusion that, as of June 25, 2001, no conditions exist that would preclude GBB's accounting for the Merger as a pooling-of-interests as described in Section 4.29, and such letter has not been withdrawn or modified in any material respect as of the date hereof.


                                  ARTICLE 6.

                               COVENANTS OF SJNB
                              ------------------
                     PENDING EFFECTIVE TIME OF THE MERGER
                     ------------------------------------

     SJNB covenants and agrees with GBB as follows:

     6.1.  Limitation on Conduct Prior to Effective Time of the Merger.
           -----------------------------------------------------------
Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation, SJNB agrees to conduct its business (and to cause the SJNB Subsidiaries to conduct their respective businesses) in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and SJNB and the SJNB Subsidiaries shall not, without the prior written consent of GBB, which consent GBB shall not unreasonably withhold or delay:

           (a) issue, sell or grant any SJNB Stock (except pursuant to the exercise of SJNB Stock Options outstanding as of the date hereof), any other securities (including long term debt) of SJNB or the SJNB Subsidiaries, or any rights, stock appreciation rights, options or securities to acquire any SJNB Stock, or any other securities (including long term debt) of SJNB or the SJNB Subsidiaries, other than SJNB Stock Options to newly hired employees of SJNB or the SJNB Subsidiaries consistent with past practice;

          (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of SJNB or the SJNB Subsidiaries, provided, however, that subject to Section 6.10, SJNB may pay to its shareholders its regular cash dividend in amounts and in a manner consistent with past practices;

          (c) purchase, redeem or otherwise acquire any capital stock or other securities of SJNB or the SJNB Subsidiaries or any rights, options, or securities to acquire any capital stock or other securities of SJNB or the SJNB Subsidiaries;

          (d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Association, as the case may be, or Bylaws;

          (e) grant any general or uniform increase in the rate of pay of employees or employee benefits;

          (f) grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits, other than payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed in the SJNB Disclosure Letter and increases in salary consistent with past practice to Persons eligible for such salary increases on the anniversary dates of their employment, provided that the percentage increase in salaries for all such Persons shall not exceed 4% on average;

          (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate, except for ordinary repairs, renewals and replacements;

          (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election that is inconsistent with SJNB's current tax election practices;

          (i) grant or commit to grant any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $2,000,000, except that the grant, renewal or commitment to grant or renew any Classified Credits (as defined herein) shall be subject to GBB's prior written consent, which will not be unreasonably withheld or delayed (consent shall be deemed granted if within two Business Days of written notice, together with all relevant documents, delivered to GBB's Chief Credit Officer, written notice of objection is not received by SJNB);

          (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or a Governmental Entity;

          (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding SJNB Stock, or any Affiliate of such Person;

          (l) close any offices at which business is conducted or open any new offices;

          (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

          (n) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its or the SJNB Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates (the "Representatives") to take any such action, and SJNB will use its commercially reasonable efforts to cause the Representatives not to take any such action, and SJNB shall promptly notify GBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving SJNB or the SJNB Subsidiaries: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of SJNB or the SJNB Subsidiaries representing 25% or more of the consolidated assets of SJNB; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 25% or more of the voting power of SJNB or the SJNB Subsidiaries; a tender offer or exchange offer for at least 25% of the outstanding shares of SJNB; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. SJNB and the SJNB Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than GBB) conducted heretofore with respect to any of the foregoing. SJNB and the SJNB Subsidiaries shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. SJNB shall notify GBB within one Business Day of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions with SJNB and the SJNB Subsidiaries. SJNB shall promptly request each other person, other than GBB, that has, since April 5, 2001, executed a confidentiality agreement in connection with its consideration of entering into a business combination with SJNB and the SJNB Subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of SJNB and the SJNB Subsidiaries and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n), nothing in this Agreement shall prevent SJNB from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by any such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of SJNB Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of SJNB concludes in good faith that the Competing Transaction, if consummated, would result, or has a reasonable likelihood of resulting, in a transaction more favorable to holders of SJNB Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"); (B) the Board of Directors of SJNB determines in good faith (following consultation with outside counsel) that failure to do so is, or would be reasonably likely to be, inconsistent with its fiduciary duties under applicable law; and (C) at least forty-eight (48) hours prior to providing any information or data to any person or entering into discussions or negotiations with any Person, the Board of Directors of SJNB notifies GBB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with SJNB and the SJNB Subsidiaries. Nothing in this Section 6.1(n) shall prohibit SJNB or its Board of Directors from taking and disclosing to the SJNB shareholders a position with respect to a Competing Transaction to the extent required under the Exchange Act or from making such disclosure to the SJNB shareholders which, after consultation with outside counsel, the Board determines is otherwise required under applicable law;

          (o) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of SJNB's or the SJNB Subsidiaries' business or operations, except such changes as may be required in the opinion of SJNB's or the SJNB Subsidiaries' management to respond to economic or market conditions or as may be required by any Governmental Entity;

          (p)  grant any Person a power of attorney or similar authority;

          (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading (consent shall be deemed granted if within three Business Days of written notice together with all relevant documents delivered to GBB's Chief Financial Officer or Controller, written notice of objection is not received by SJNB);

          (r) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16;

          (s) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

          (t) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB or SJNB to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect SJNB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or SJNB's obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

          (u)  make any special or extraordinary distributions to any Person;

          (v) reclassify any Investment Security from held-to-maturity or available for sale to trading, unless required by changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally;

          (w) sell any security other than in the ordinary course of business, or engage in gains trading;

          (x) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

          (y) take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (z) settle any material claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

          (aa) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 2000; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

          (bb) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings made at prevailing market rates and terms; or

          (cc) agree or make any commitment to take any actions prohibited by this Section 6.1.

     6.2  Affirmative Conduct Prior to Effective Time of the Merger.  Between
          ---------------------------------------------------------
the date hereof and the Effective Time of the Merger, SJNB shall (and shall cause the SJNB Subsidiaries to):

          (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with SJNB or the SJNB Subsidiaries;

          (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of SJNB and the SJNB Subsidiaries;

          (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on its business operations;

          (d) perform its material contractual obligations and not become in material default on any such obligations;

          (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

          (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

          (g) promptly upon learning of such information, advise GBB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of 5% or more of the outstanding SJNB Stock prior to the record date fixed for the SJNB Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (h) promptly notify GBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of SJNB, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of SJNB;

          (i) make available to GBB monthly unaudited balance sheets and income statements of SJNB within 25 days after the close of each calendar month;

          (j) not later than the 30th day of each calendar month, amend or supplement the SJNB Disclosure Letter and the SJNB Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the SJNB Disclosure Letter and the SJNB Lists accurately reflects the then-current status of SJNB and the SJNB Subsidiaries;

          (k) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of SJNB and the SJNB Subsidiaries on a consolidated basis or that is contemplated in this Agreement as required in connection with the Merger; provided, however, that no such third party consent need be obtained if a
--------  -------
material amount of monetary consideration is required;

          (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement; and

          (m) furnish to Manatt, Phelps & Phillips, LLP promptly upon its written request written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Manatt, Phelps & Phillips, LLP to render the tax opinion referred to in Section 11.16 hereof.

     6.3  Access to Information  .
          ---------------------

          (a) SJNB will afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of SJNB and the SJNB Subsidiaries and the condition thereof and to update such examination at such intervals as GBB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of SJNB and the SJNB Subsidiaries and in such a manner as to minimize any disruption of, or interference with, the normal business operations of SJNB and the SJNB Subsidiaries. Upon the request of GBB, SJNB will request KPMG to provide reasonable access to representatives of PwC working on behalf of GBB to auditors' work papers with respect to the business and properties of SJNB and the SJNB Subsidiaries, including tax accrual work papers prepared for SJNB and the SJNB Subsidiaries during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that SJNB or the SJNB Subsidiaries are legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by SJNB herein; provided, that GBB shall disclose to SJNB any fact or circumstance it may discover which GBB believes renders any representation or warranty made by SJNB hereunder incorrect in any respect. GBB covenants and agrees that it, its Subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning SJNB and the SJNB Subsidiaries so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Joint Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to SJNB.

          (b) A representative of GBB, selected by GBB in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by SJNB or the SJNB Subsidiaries after the date hereof, and all information associated with such loan, lease or other credit, such review to take place, if possible, on SJNB's premises.

          (c) A representative of GBB, selected by GBB in its sole discretion, shall be permitted by SJNB and the SJNB Subsidiaries to attend all regular and special Board of Directors and committee meetings of SJNB and the SJNB Subsidiaries from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted (i) at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of SJNB under this Agreement or (ii) during the course of any meeting upon the determination of the Board of Directors (following consultation with outside counsel) that such attendance would be inappropriate or in violation of the directors' fiduciary duties.

     6.4  Filings.  SJNB agrees that through the Effective Time of the Merger,
          -------
each of SJNB's or the SJNB Subsidiary's reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

     6.5  Notices; Reports.  SJNB will promptly notify GBB of any event of
          ----------------
which SJNB obtains knowledge which has had or may have a Material Adverse Effect on SJNB, or in the event that SJNB determines that it is unable to fulfill any of the conditions to the performance of GBB's obligations hereunder, as set forth in Articles 9 or 11 herein, and SJNB will furnish GBB (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of SJNB or the SJNB Subsidiaries or committees thereof, any report by SJNB or the SJNB Subsidiaries for submission to the Board of Directors of SJNB or the SJNB Subsidiaries or committees thereof, provided, however, that SJNB need not furnish to GBB communications of SJNB's legal counsel regarding SJNB's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by SJNB to its shareholders or other security holders, and all reports filed by SJNB or the SJNB Subsidiaries with the SEC, FRB or the OCC, and (iii) such other existing reports as GBB may reasonably request relating to SJNB or the SJNB Subsidiaries.

     6.6  SJNB Shareholders' Meeting.  Subject to the provisions of Section
          --------------------------
6.1(n) and 13.1, as promptly as practicable after the execution of this Agreement, SJNB will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of SJNB shall recommend that its shareholders approve this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors may withdraw, modify or
        --------  -------
change its recommendation to the shareholders if the Board determines in good faith, following consultation with its outside counsel as to legal matters, that failure to do so would be reasonably likely to constitute or result in a breach of its fiduciary duties. Subject to the proviso of the immediately preceding sentence, SJNB will use commercially reasonable efforts to obtain the requisite affirmative vote of the holders of the outstanding SJNB Stock for the approval of this Agreement and the Merger.

     6.7  Certain Loans and Other Extensions of Credit.  SJNB will promptly
          --------------------------------------------
inform GBB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority (and so advised to SJNB by such authority) or by any unit of SJNB or the SJNB Subsidiaries or by any other Person as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). SJNB will furnish GBB, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by SJNB or the SJNB Subsidiaries to any SJNB or the SJNB Subsidiaries director, officer at or above the senior vice president level, or shareholder holding 10% or more of the capital stock of SJNB, including with respect to each such loan or lease the identity and, to the knowledge of SJNB, the relation of the borrower to SJNB or the SJNB Subsidiaries, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.8  Applications.  Subject to Section 7.5, SJNB will promptly prepare or
          ------------
cause to be prepared the portions of the Joint Proxy Statement and Prospectus as it pertains to SJNB or the SJNB Subsidiaries and any other applications necessary to consummate the transactions contemplated hereby, and further agrees to provide any information requested by GBB for the preparation of any applications necessary to consummate the transactions contemplated hereby. SJNB shall afford GBB a reasonable opportunity to review the portions of the Joint Proxy Statement and Prospectus pertaining to SJNB or the SJNB Subsidiaries and all such applications and all amendments and supplements thereto before the filing thereof. SJNB covenants and agrees that, with respect to the information relating to SJNB or the SJNB Subsidiaries, the Joint Proxy Statement and Prospectus will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. SJNB will use its commercially reasonable efforts to obtain all approvals or consents of Governmental Entities necessary to effect the Merger and the transactions contemplated herein.

     6.9   Affiliate Agreements.  Concurrently with the execution of this
           --------------------
Agreement, (a) SJNB shall deliver to GBB a letter identifying all persons who are then "affiliates" of SJNB for purposes of ASR 130 and 135 and Rule 145 under the Securities Act and (b) SJNB shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use its commercially reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit B. SJNB shall use its commercially reasonable efforts to
          ---------
obtain from any person who becomes an affiliate of SJNB after SJNB's delivery of the letter referred to above, and on or prior to the date of the SJNB Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit B hereto as soon as practicable
                                      ---------
after such person attains  such status.

     6.10  Coordination of Dividends.  SJNB shall coordinate with GBB the
           -------------------------
declaration of any dividends that may be allowed pursuant to Section 6.1(b) hereof, and the record date and the payment dates relating thereto, it being the intention of the parties that holders of SJNB Stock shall not receive two dividends, or fail to receive one dividend, for any applicable dividend period with respect to their shares of SJNB Stock and any shares of GBB Stock any such holder will receive in exchange therefor in the Merger.


                                  ARTICLE 7.

                               COVENANTS OF GBB
                               -----------------
                     PENDING EFFECTIVE TIME OF THE MERGER
                     ------------------------------------

     GBB covenants and agrees with SJNB as follows:

     7.1.  Limitation on Conduct Prior to Effective Time of the Merger.
           -----------------------------------------------------------
Between the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, each of GBB and its Subsidiaries shall not, without the prior written consent of SJNB, which consent SJNB shall not unreasonably withhold or delay:

          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect GBB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or SJNB's obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

          (b) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (c) amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the GBB Stock; or

          (d) agree or make any commitment to take any actions prohibited by this Section 7.1.

     7.2. Affirmative Conduct of GBB and Subsidiaries Prior to Effective Time of
          ----------------------------------------------------------------------
the Merger.  Between the date hereof and the Effective Time of the Merger, GBB
----------
shall (and shall cause its Subsidiaries to):

          (a) duly observe and conform in all material respects to all lawful requirements applicable to the business of GBB or any subsidiary of GBB;

          (b) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of GBB on a consolidated basis or that is contemplated in this Agreement as required in connection with the Merger;

          (c) not later than the 20th day of each calendar month, amend or supplement the GBB Lists prepared and delivered pursuant to Article 5 to ensure that the information set forth in the GBB Lists accurately reflects the then-current status of GBB and its Subsidiaries. GBB shall further amend or supplement the GBB Disclosure Letter as of the Closing Date if necessary to reflect any additional information that needs to be included in the GBB Disclosure Letter; and

          (d) furnish to Pillsbury Winthrop LLP promptly upon its written request written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Pillsbury Winthrop LLP to render the tax opinion referred to in Section 10.6

     7.3. Access to Information.  Upon reasonable request by SJNB, GBB shall
          ---------------------
(i) make its Chief Executive Officer, Chief Administrative Officer/Chief Financial Officer, Chief Credit Officer and Controller available to discuss with SJNB and its representatives GBB's operations; and (ii) shall provide SJNB with written information which is (a) similar to the written information that SJNB reviewed in connection with this Agreement, and (b) related to GBB's business condition, operations and prospects on a consolidated basis. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of SJNB of the right to rely upon the representations and warranties made by GBB herein; provided, that SJNB shall disclose to GBB any fact or circumstance it may discover which SJNB believes renders any representation or warranty made by GBB hereunder incorrect in any respect. SJNB covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Joint Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.

     7.4. Filings.  GBB agrees that through the Effective Time of the Merger,
          -------
each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

     7.5. Applications.  GBB will, as promptly as practicable, prepare and
          ------------
file or cause to be prepared and filed (i) an application for approval of the Merger with the FRB; (ii) in conjunction with SJNB, the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus as it pertains to GBB; and (iii) any other applications necessary to consummate the transactions contemplated hereby. GBB shall afford SJNB a reasonable opportunity to review the Joint Proxy Statement and Prospectus and all such applications and all amendments and supplements thereto before the filing thereof. GBB shall use its commercially reasonable efforts to have the SEC declare the Registration Statement on Form S-4 effective as soon as possible after it is filed with the SEC. GBB covenants and agrees that the Registration Statement on Form S-4 and the Joint Proxy Statement and Prospectus and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information relating to GBB or its Subsidiaries, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. GBB will use its commercially reasonable efforts to obtain all approvals or consents of Governmental Entities necessary to effect the Merger.

     7.6. Blue Sky.  GBB agrees to use commercially reasonable efforts to have
          --------
the shares of GBB Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of SJNB reside.

     7.7. Notices; Reports.  GBB will promptly notify SJNB of any event of
          ----------------
which GBB obtains knowledge which has had or may have a material adverse affect on the financial condition, operations, business or prospects of GBB on a consolidated basis or in the event that GBB determines that it is unable to fulfill any of the conditions to the performance of SJNB's obligations hereunder, as set forth in Articles 9 or 10 herein.

     7.8. Removal of Conditions.  In the event of the imposition of a
          ---------------------
condition to any approvals of Governmental Entities which GBB deems to materially adversely affect it or to be materially burdensome, GBB shall use its commercially reasonable efforts to obtain the removal of such condition.

     7.9. Stock Options.
          -------------

          (a) At and as of the Effective Time of the Merger, each SJNB Stock Option that is outstanding and unexercised shall be assumed by GBB and converted into an option to purchase such number of shares of GBB Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the SJNB Stock Option pursuant to the SJNB Stock Option Plan). Each SJNB Stock Option shall be exercisable for that number of whole shares of GBB Stock equal to the product of (A) the number of shares of SJNB Stock that were purchasable under such SJNB Stock Option immediately prior to the Effective Time of the Merger multiplied by (B) the Conversion Ratio, with such product rounded down to the nearest whole number of shares of GBB Stock; and (ii) the per share exercise price for the shares of GBB Stock issuable upon exercise of such SJNB Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of SJNB Stock at which such SJNB Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio, with such quotient rounded up to the nearest cent. After the Effective Time of the Merger, GBB shall issue to each holder of an outstanding SJNB Stock Option a document evidencing the assumption of such SJNB Stock Option by GBB pursuant to this Section 7.9.

          (b) GBB shall comply with the terms of the SJNB Stock Option Plan and cause, to the extent required by, and subject to the provisions of, such Plan and the Code, the SJNB Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger to continue to qualify as incentive stock options of GBB after the Effective Time of the Merger.

          (c) At or prior to the Effective Time of the Merger, GBB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GBB Stock for delivery upon exercise of SJNB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time of the Merger, or as soon as practicable thereafter, GBB shall, if necessary, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of GBB Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     7.10 Reservation, Issuance and Registration of GBB Stock.  GBB shall
          ---------------------------------------------------
reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of GBB Stock to be issued to the shareholders of SJNB in the Merger pursuant to
Article 2 hereof.

     7.11 Nasdaq Listing.  GBB shall use its commercially reasonable efforts to
          --------------
cause the shares of GBB Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Effective Time of the Merger.

     7.12 GBB Shareholders' Meeting.  As promptly as  practicable after the
          -------------------------
execution of this Agreement, GBB will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of GBB shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby. The Board of Directors of GBB shall, subject to its fiduciary duties, use its commercially reasonable efforts to obtain the requisite affirmative vote of the holders of the outstanding GBB Stock for the approval of this Agreement, the Merger and the transactions contemplated hereby.

     7.13 Indemnification and Insurance.
          -----------------------------

     (a) GBB shall, for six years from and after the Effective Time of the Merger, maintain, as continuing obligations of GBB for the benefit of the individuals who on or at any time prior to the Effective Time of the Merger were entitled to rights thereunder with respect to matters occurring prior to the Effective Time of the Merger, the indemnification, expense advancement and exculpation obligations set forth in SJNB's or any SJNB Subsidiary's Articles of Incorporation or Association and By-Laws, as amended, in each case as of the date of this Agreement, irrespective of any amendment, repeal or modification thereof after the Effective Time of the Merger. In addition, GBB agrees that the indemnification and advancement obligations of SJNB or any SJNB Subsidiary as set forth in indemnification agreements to which it is a party shall be continuing obligations of GBB and shall not be amended, repealed, or otherwise modified after the Effective Time of the Merger, except as permitted by the terms and provisions of those agreements.

     (b) GBB shall maintain in effect, for six years from and after the Effective Time of the Merger, directors' and officers' liability insurance policies covering the Covered Parties under SJNB's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring at or prior to the Effective Time of the Merger; provided, however, in the event the annual premium for such coverage exceeds an amount equal to 300% of the last annual premium paid immediately prior to the date hereof by SJNB for such coverage, GBB shall obtain as much comparable insurance as possible for an annual premium equal to 300% of the last annual premium paid immediately prior to the date hereof by SJNB. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by SJNB prior to the Closing for purposes of this Section 7.13(b), which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time of the Merger, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that SJNB shall not purchase any such policies if the cost thereof would exceed the amount specified in the preceding sentence and shall consult with GBB prior to purchasing any such policy in order to determine the most cost-effective and efficient means of obtaining such coverage. If such prepaid policies have been obtained by SJNB prior to the Closing, GBB shall maintain such policies in full force and effect, and continue to honor SJNB's obligations thereunder. If GBB or any of its successors and assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of GBB assume the obligations set forth in this Section 7.13.

     (c) In addition to, and not in lieu of the foregoing, GBB shall indemnify, defend (with mutually acceptable counsel) and hold harmless all current and former officers and directors of SJNB and any SJNB Subsidiary (the "Indemnified Parties") to the fullest extent permitted by the CGCL, as amended from time to time, from and against all liabilities (including amounts paid in settlement; provided GBB has approved such settlement), costs, expenses and claims (including without limitation reasonable legal fees and disbursements).

     (d) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time of the Merger, the parties hereto agree to cooperate and use their respective commercially reasonable efforts to vigorously defend against and respond thereto.

     (e) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Covered Party and Indemnified Party, and their respective heirs and representatives.

                                  ARTICLE 8.
                             ADDITIONAL COVENANTS
                             --------------------

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1. Commercially Reasonable Efforts.  Subject to the terms and
          -------------------------------
conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2. Public Announcements.  No press release or other public disclosure
          --------------------
of matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB or SJNB unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law, including without limitation such disclosure as is required by Regulation FD of the SEC.

     8.3. Environmental Assessment and Remediation.  GBB may cause to be
          ----------------------------------------
prepared at GBB's sole cost and expense within 45 days of the date of this Agreement one or more phase I environmental investigations with respect to the Real Property set forth on the SJNB Real Property List. In the event any such phase I environmental investigation report, or any such report which SJNB or the SJNB Subsidiaries has already obtained on any of the Real Property set forth on SJNB's Real Property List, discloses facts which, in the sole discretion of GBB, warrant further investigation, GBB shall provide written notice to SJNB, and SJNB shall be required to cause to be completed within 60 days of such written notice, at the sole cost and expense of GBB, a phase II environmental investigation and report with respect to such property. The consultant engaged by SJNB to conduct such investigation and provide such report shall be reasonably acceptable to GBB. GBB shall have 10 days from the receipt of such investigation report to reasonably object thereto, which objection shall be by written notice. In the event of any such objection, GBB shall engage an environmental consultant reasonably satisfactory to SJNB who shall provide an estimate of the cost of taking any remedial action recommended or suggested in such phase II environmental investigation report, or which is required by law, or which is determined to be prudent by GBB, in its reasonable judgment. The parties will consult in good faith with one another regarding the nature and scope of any required remediation. If the estimated cost of such remediation is more than $100,000 but less than $1,000,000, SJNB shall immediately commence such remediation, all at the sole cost and expense of SJNB; provided that such remediation shall not be required with respect to any asbestos contamination, lead-containing paint or urea formaldehyde foam insulation which is not required by law to be remediated at such time and the presence of asbestos or such materials which is not so required to be remediated shall not be a failure of condition to GBB's obligations to close hereunder. In the event either of the environmental consultants determines that the estimated cost of such remediation is in excess of $1,000,000, the Conversion Ratio shall be determined as set forth in Section 2.2(a)(v).

     GBB agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the SJNB Real Property List, except as required by law.

     8.4  Appointment of Director.  GBB agrees to take all necessary action to
          -----------------------
appoint as contemplated by Section 2.6 hereof two members of SJNB's Board of Directors to the Board of Directors of GBB effective at the Effective Time of the Merger.

                                  ARTICLE 9.

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

     9.1. Shareholder Approval.  The Agreement and the transactions
          --------------------
contemplated hereby shall have received all requisite approvals of the shareholders of SJNB and GBB.

     9.2. No Judgments or Orders.  No judgment, decree, injunction, order or
          ----------------------
proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement.

     9.3. Regulatory Approvals.  To the extent required by applicable law or
          --------------------
regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FRB, shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

     9.4. Securities Laws.  The Registration Statement on Form S-4 shall have
          ---------------
been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order.

     9.5  Listing.  The GBB Stock issuable in the Merger shall have been
          -------
included for listing on the Nasdaq National Market System.

     9.6  Pooling of Interests.   Prior to the Effective Time of the Merger,
          --------------------
GBB shall have received from PwC a written confirmation, dated as of the Closing Date, that the Merger will qualify for pooling-of-interests accounting treatment. Additionally, prior to the Effective Time of the Merger, KPMG shall have delivered a letter to SJNB, dated as of the Closing Date, to the effect that, as of the Effective Time of the Merger, no conditions exist with respect to either SJNB or the SJNB Subsidiaries that would preclude accounting for the Merger as a pooling-of-interests. In making their determinations that the Merger will qualify for such treatment, PwC and KPMG shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares and with respect to fractional shares in accordance with
Section 2.4.

                                  ARTICLE 10.

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SJNB
                -----------------------------------------------

     All of the obligations of SJNB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by SJNB:

     10.1 Representations and Warranties; Performance of Covenants.  All the
          --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by GBB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of GBB contained in Article 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the GBB Disclosure Letter and the GBB Lists in accordance with Section 7.2(c).

     10.2 Authorization of Merger.  All actions necessary to authorize the
          -----------------------
execution, delivery and performance of this Agreement and the Agreement of Merger by GBB and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of GBB, as required by applicable law, and GBB shall have full power and right to merge pursuant to the Agreement of Merger.

     10.3 Absence of Certain Changes.  Between the date of this Agreement and
          --------------------------
the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GBB, whether or not such event, change or effect is reflected in the GBB Disclosure Letter as amended or supplemented after the date of this Agreement.

     10.4 Third Party Consents.  GBB shall have obtained all consents of other
          --------------------
parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     10.5 Officers' Certificate.  There shall have been delivered to SJNB on
          ---------------------
the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of GBB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.1, 10.2, 10.3 and 10.4.

     10.6 Tax Opinion.  SJNB shall have received from Pillsbury Winthrop LLP an
          -----------
opinion, dated as of or prior to the date of the Joint Proxy Statement and Prospectus, reasonably satisfactory to SJNB to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to SJNB, nor shall the issuance of the GBB Stock result in the recognition of gain or loss by the holders of SJNB Stock who receive such stock, nor shall the substitution of options under Section 7.9 result in any income or gain to the option holder or disqualify any such options as incentive stock options in connection with the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

                                  ARTICLE 11.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF GBB
                  -------------------------------------------

     All of the obligations of GBB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by GBB:

     11.1 Representations and Warranties; Performance of Covenants.  All the
          --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by SJNB at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of SJNB contained in
Article 4 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the SJNB Disclosure Letter and the SJNB Lists in accordance with Section 6.2(j).

     11.2   Authorization of Merger.  All actions necessary to authorize the
            -----------------------
execution, delivery and performance of this Agreement and the Agreement of Merger by SJNB and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of SJNB, as required by applicable law, and SJNB shall have full power and right to merge pursuant to the Agreement of Merger.

     11.3   Third Party Consents.  SJNB shall have obtained all consents of
            --------------------
other parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder with respect to any such item which is material to SJNB and the SJNB Subsidiaries taken as a whole.

     11.4   Absence of Certain Changes.  Between the date of this Agreement and
            --------------------------
the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SJNB, whether or not such event, change or effect is reflected in the SJNB Disclosure Letter as amended or supplemented after the date of this Agreement.

     11.5   Reserved.

     11.6.  Officers' Certificate.  There shall have been delivered to GBB on
            ---------------------
the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of SJNB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.1, 11.2, 11.3 and 11.4.

     11.7.  Shareholder's Agreements. Concurrently with the execution of this
            ------------------------
Agreement, each director of SJNB and the SJNB Subsidiaries shall have executed and delivered to GBB agreements substantially in the form of Exhibit D hereto.
                                                             ---------

     11.8.  Agreements Not to Compete.  Concurrently with the execution of
            -------------------------
this Agreement, the directors of SJNB and the SJNB Subsidiaries shall have executed and delivered to GBB agreements substantially in the form of Exhibit C
                                                                      ---------
hereto.

     11.9.  Affiliates Agreements.  Concurrently with the execution of this
            ---------------------
Agreement, GBB shall have received from each person named in the letter or otherwise referred to in Section 6.9 an executed copy of an agreement substantially in the form of Exhibit B hereto.
                             ---------

     11.10.  Employee Benefit Plans. GBB shall have received satisfactory
             ----------------------
evidence that all of SJNB's employee benefit plans, programs and arrangements, including, without limitation, the SJNB 401(k) Plan, have been treated as provided in Article 12 of this Agreement.

     11.11.  Dissenting Shares.  The number of shares of SJNB Stock and GBB
             -----------------
Stock for which demand is made to be SJNB Perfected Dissenting Shares and GBB Perfected Dissenting Shares shall not exceed an amount which, when combined with other amounts payable in connection with the Merger, would result in the Merger being disqualified from pooling of interest accounting treatment.

     11.12.  Reserved.

     11.13.  SJNB Adjusted Book Value.  At least five Business Days prior to
             ------------------------
the Effective Time of the Merger, SJNB shall provide GBB with SJNB's consolidated financial statements as of the close of business on the last day of the month prior to the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with generally accepted accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time of the Merger, the SJNB Adjusted Book Value, as determined in accordance with such financial statements, shall be not less than:

             (a) $69,642,389 if the Closing Date occurs in October 2001;

             (b) $69,611,147 if the Closing Date occurs in November 2001;

             (c) $70,323,372 if the Closing Date occurs in December 2001; or

             (d) $71,066,331 if the Closing Date occurs in January 2002.

     11.14   Allowance for Loan Losses.  SJNB's allowance for loan and lease
             -------------------------
losses, as reflected on the consolidated financial statements referred to in
Section 11.13, shall equal at least 1.60% of SJNB's total gross loans; provided,
                                                                       --------
however, that for purposes of this Section 11.14, the loan loss provision shall
-------
be greater than zero in each month between the date of this Agreement and the Closing Date, unless GBB otherwise agrees.

     11.15   Regulatory Approvals.  Any and all approvals or consents of any
             --------------------
Governmental Entity which are necessary to consummate the Merger and the transactions contemplated hereby shall have been granted without the imposition of any conditions which GBB deems, in its sole and absolute opinion, to materially adversely affect it or be materially burdensome.

     11.16   Tax Opinion.  GBB shall have received from Manatt, Phelps &
             -----------
Phillips, LLP an opinion, dated as of or prior to the date of the Joint Proxy Statement and Prospectus, reasonably satisfactory to GBB to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to GBB, and such opinion shall not have been withdrawn or modified in any material respect.

                                  ARTICLE 12.

                               EMPLOYEE BENEFITS
                               -----------------

     12.1 Employee Benefits.  GBB in its sole discretion, may elect to
          -----------------
terminate the SJNB 401(k) Plan or to discontinue contributions to the SJNB 401(k) Plan following the Effective Time of the Merger, to cause SJNB to terminate the SJNB 401(k) Plan or to discontinue contributions to the SJNB 401(k) Plan prior to the Effective Time of the Merger, or to merge the SJNB 401(k) Plan with and into the GBB 401(k) Plan after the Effective Time of the Merger. In no event shall the SJNB 401(k) Plan be merged with and into the GBB 401(k) Plan, however, unless GBB determines, in its reasonable judgment, that:
(i) the SJNB 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the SJNB 401(k) Plan and as to its operation; and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the SJNB 401(k) Plan. If GBB determines in its sole discretion not to merge the SJNB 401(k) Plan into the GBB 401(k) Plan and that the SJNB 401(k) Plan should be terminated prior to the Effective Time of the Merger, SJNB agrees to use its commercially reasonable efforts to have the SJNB 401(k) Plan terminated prior to the Effective Time of the Merger and to obtain an IRS determination that the SJNB 401(k) Plan continues to be qualified upon termination.

     As soon as practicable after the Effective Time of the Merger, all other Employee Plans will be discontinued or merged into GBB plans, in the discretion of GBB, and employees of SJNB and the SJNB Subsidiaries shall become eligible for the employee benefit plans of GBB on the same terms as such plans and benefits are generally offered from time to time to employees of GBB and its Subsidiaries in comparable positions with GBB or its Subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of GBB, GBB shall recognize such employees' years of service with SJNB or the SJNB Subsidiaries beginning on the date such employees commenced employment with SJNB or the SJNB Subsidiaries through the Effective Time of the Merger.

                                  ARTICLE 13.

                                  TERMINATION
                                  -----------

     13.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time of the Merger upon the occurrence of any of the following:

          (a)  By mutual agreement of the parties, in writing;

          (b) By SJNB (unless SJNB's Board of Directors shall have withdrawn or modified in a manner adverse to GBB in any respect its recommendation of the Merger to the holders of SJNB Stock) or GBB (unless GBB's Board of Directors shall have withdrawn or modified in a manner adverse to SJNB in any respect its recommendation of the Merger to the holders of GBB Stock) upon the failure of the shareholders of SJNB or GBB to give the requisite approval of this Agreement;

          (c) By SJNB promptly following the expiration of 30 days from delivery of written notice by SJNB to GBB of GBB's breach of or failure to satisfy any condition, covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by SJNB from the performance or satisfaction of such condition, covenant or agreement (provided that such breach has not been waived by SJNB or cured by GBB prior to expiration of such 30 day period);

          (d) By GBB promptly following the expiration of 30 days from delivery of written notice by GBB to SJNB of SJNB's breach of or failure to satisfy any condition, covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by GBB from the performance or satisfaction of such condition, covenant or agreement (provided that such breach has not been waived by GBB or cured by SJNB prior to expiration of such 30 day period);

          (e) By SJNB or GBB if any Governmental Entity which must grant a regulatory approval required for consummation of the Merger has denied such approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or prohibiting the Merger; provided, however, that such right to terminate this Agreement under this Section 13.1(e) shall not be available to SJNB or GBB if either such party's failure to comply with Section
6.8 or 7.5, respectively, was a cause of such action;

          (f) By SJNB or GBB if any conditions set forth in Article 9 shall not have been met by January 31, 2002, or such earlier time as it becomes apparent that such condition shall not be met; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate;

          (g) By SJNB if any of the conditions set forth in Article 10 shall not have been met by January 31, 2002, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed to occur as a result of any act or omission of SJNB;

          (h) By GBB if any of the conditions set forth in Article 11 shall not have been met by January 31, 2002, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(h) if the relevant condition shall have failed to occur as a result of any act or omission of GBB;

          (i) By GBB if SJNB or the SJNB Subsidiaries shall have breached any of their obligations contained in Section 6.1(n);

          (j) By GBB, if (i) SJNB shall have exercised a right specified in the penultimate sentence of Section 6.1(n) with respect to any Superior Proposal and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Superior Proposal for more than fifteen
(15) Business Days following the later to occur of (x) the tenth day following the date of this Agreement or (y) the date of receipt of such Superior Proposal; or (ii) SJNB shall have exercised a right specified in the penultimate sentence of Section 6.1(n) with respect to a Superior Proposal which constitutes a tender or exchange offer that has been commenced, publicly proposed or communicated to SJNB, such Superior Proposal contains a proposal as to price (without regard to the specificity of such price proposal) and SJNB shall not have rejected such proposal within fifteen (15) Business Days following the later to occur of (x) the tenth day following the date of this Agreement or (y) the date of its receipt or the date its existence first becomes publicly disclosed, if earlier;

          (k)  Reserved.

          (l) By SJNB if the Average Closing Price is less than $21.1429, subject to GBB's right to exercise the Top Up Option;

          (m) By SJNB if the Board of Directors of GBB shall have withdrawn or modified in a manner adverse to SJNB its favorable recommendation of this Agreement;

          (n) By GBB if the Board of Directors of SJNB shall have withdrawn or modified in a manner adverse to GBB its favorable recommendation of this Agreement or recommended any Competing Transaction to the shareholders of SJNB;

          (o) By SJNB if the Board of Directors of SJNB shall concurrently with such termination authorize SJNB to enter into an agreement with respect to a Competing Transaction; provided, however, that SJNB may only exercise its right to terminate this Agreement pursuant to this Section 13.1(o) if (i) SJNB is not in material breach of any of the terms of this Agreement; (ii) the shareholders of SJNB have not yet approved this Agreement; (iii) SJNB shall have complied in all material respects with Section 6.1(n); (iv) the Board of Directors of SJNB, after consultation with its financial advisor, determines in good faith that such Competing Transaction is a Superior Proposal; (v) at least ten Business Days shall have passed since GBB has received written notice from SJNB (the "Competing Transaction Notice") advising GBB that the Board of Directors of SJNB is prepared to accept such Competing Transaction, which notice shall specify the identity of the other Person to the Competing Transaction and the material terms and conditions of such Competing Transaction, and include a copy of the definitive agreement and all other documentation relating thereto, and if by the end of such tenth Business Day, GBB shall not have made an offer to increase the Merger Consideration and/or revise the other terms of this Agreement so that the Merger Consideration and such terms, taken together as so revised, are, in the good faith judgment of the Board of Directors of SJNB, at least as favorable to the consideration and terms of such Competing Transaction, such that the latter is no longer a Superior Proposal; and (v) simultaneously with such termination, SJNB shall make a payment to GBB in the amount of $6,000,000 which shall be credited against any amounts owing to GBB under the Stock Option Agreement. Without limiting the foregoing, SJNB agrees and acknowledges that it cannot terminate this Agreement pursuant to this Section 13.1(o) in order to enter into a written agreement referred to in this Section 13.1(o) until at least ten (10) Business Days after receipt by GBB of the Competing Transaction Notice and to notify GBB promptly in writing if its intention to enter into a written agreement referred to in the Competing Transaction Notice shall change at any time after giving such notification; or

          (p) By SJNB if GBB shall have entered into a GBB Acquisition Transaction that includes as a condition precedent to such GBB Acquisition Transaction that GBB terminate this Agreement.

     13.2.  Effect of Termination.  In the event of termination of this
            ---------------------
Agreement by either SJNB or GBB as provided in Section 13.1, neither SJNB nor GBB shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of Section 6.3(a), Section 7.3 and
Section 8.3, and Section 13.1(o) and this Section 13.2, (b) with respect to
Section 14.1; (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder; and (d) as provided in the Stock Option Agreement, the form of which is attached hereto as Exhibit E and which is governed by its own terms as to termination.

     13.3.  Force Majeure.  SJNB and GBB agree that, notwithstanding anything
            -------------
to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this

Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE 14.

                                 MISCELLANEOUS
                                 -------------

     14.1.  Expenses.
            --------

            (a) GBB hereby agrees that if this Agreement is terminated by SJNB pursuant to Section 13.1(b) with respect to the failure of GBB shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to
Section 13.1(c), 13.1(m) or 13.1(p), GBB shall promptly and in any event within 10 days after such termination pay SJNB all Expenses (as defined in Section 14.1(d) below) of SJNB, but not to exceed $250,000.

            (b) SJNB hereby agrees that if the Agreement is terminated by GBB or SJNB pursuant to Section 13.1(b) with respect to the failure of SJNB shareholders to approve the Agreement and the transactions contemplated hereby, or by GBB pursuant to Section 13.1(d), 13.1(i), 13.1(j) or 13.1(n), SJNB shall promptly and in any event within 10 days after such termination pay GBB all Expenses of GBB, but not to exceed $375,000.

            (c) Except as otherwise provided herein, all Expenses incurred by GBB and SJNB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, GBB and SJNB shall share equally the cost of printing the Joint Proxy Statement and Prospectus.

            (d) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

            (e) As an inducement to SJNB to enter into this Agreement, in the event this Agreement is terminated by SJNB pursuant to Section 13.1(p) or 13.1(m) (where GBB's Board has withdrawn or modified in a manner adverse to SJNB its favorable recommendation of this Agreement due to a proposal for a GBB Acquisition Transaction), GBB shall wire to SJNB within three Business Days of the date of such termination $6,000,000, which amount the parties acknowledge as representing (i) SJNB's Expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including SJNB's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) SJNB's indirect expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) SJNB's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by GBB pursuant to Section 14.1(a)
hereof shall be credited against any amount due under this Section 14.1(e). If any payment is made to SJNB pursuant to this Section 14.1(e), GBB shall have no further obligation to make any payment pursuant to Section 14.1(a).

     14.2 Notices.  Any notice, request, instruction or other document to be
          -------
given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

          To GBB:          Greater Bay Bancorp
                           2860 West Bayshore Road
                           Palo Alto, California  94303
                           Attention: Steven C. Smith
                           Facsimile Number:  (415) 494-9220

          With a copy to:  Greater Bay Bancorp
                           400 Emerson Street, 3rd Floor
                           Palo Alto, California 94301
                           Attention: Linda M. Iannone, Esq.
                           Facsimile Number: (650) 473-9419

          To SJNB:         SJNB Financial Corp.
                           One North Market Street
                           San Jose, California 95113
                           Attention:  James R. Kenny
                           Facsimile Number:  (408) 298-5657

          With a copy to:  Pillsbury Winthrop LLP
                           50 Fremont Street
                           San Francisco, California  94105
                           Attention:  Rodney R. Peck, Esq.
                                       Patricia F. Young, Esq.
                           Facsimile Number:  (415) 983-1200

     Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, postage prepaid; or (iii) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     14.3.  Successors and Assigns.  All terms and conditions of this
            ----------------------
Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     14.4.  Counterparts.  This Agreement and any exhibit hereto may be
            ------------
executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     14.5.  Effect of Representations and Warranties.  The representations and
            ----------------------------------------
warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

     14.6.  Third Parties.  Each party hereto intends that this Agreement
            -------------
shall not benefit or create any right or cause of action to any person other than parties hereto, except as provided in Section 7.13(e). As used in this Agreement the term "parties" shall refer only to GBB and SJNB as the context may require.

     14.7.  Lists; Exhibits; Integration.  Each List, exhibit and letter
            ----------------------------
delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     14.8.  Knowledge.  Whenever any statement herein or in any list,
            ---------
certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

     14.9   Governing Law.  This Agreement is made and entered into in the State
            -------------
of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     14.10. Captions.  The captions contained in this Agreement are for
            --------
convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     14.11. Severability.  If any portion of this Agreement shall be deemed
            ------------
by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     14.12. Waiver and Modification; Amendment.  No waiver of any term,
            ----------------------------------
provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of GBB and SJNB without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     14.13  Attorneys' Fees.  If any legal action or any arbitration upon
            ---------------
mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

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


                             AMENDMENT TO NO. 1 TO
                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1, dated as of September 5, 2001, is made to that certain Agreement and Plan of Reorganization (the "Agreement"), dated as of June 25, 2001, by and between GREATER BAY BANCORP, a California corporation ("GBB"), and SJNB FINANCIAL CORP., a California corporation ("SJNB").

     WHEREAS, the Agreement provides for the merger of SJNB with and into GBB, on the terms and subject to the conditions set forth in the Agreement;

     WHEREAS, the parties desire to amend the Agreement to clarify the applicable Conversion Ratio in the event the Average Closing Price is less than $21.1429;

     WHEREAS, unless otherwise defined herein, capitalized terms used in this Amendment No. 1 have the meanings ascribed to such terms in the Agreement;

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

     1. Section 2.2(a)(iii) of the Agreement is hereby amended to read in its entirety as follows:

     (iii) If the Average Closing Price is less than $21.1429, 1.82 shares of GBB Stock, subject to downward adjustment as provided in Section 2.2(a)(v), unless SJNB gives written notice to GBB within one Business Day of the calculation of the Average Closing Price of its intention to terminate the Agreement pursuant to Section 13.1(1); provided, however, that GBB may, but
                                       --------  -------
shall not be required to, exercise the Top Up Option by giving SJNB written notice, within one Business Day from the date of receipt of written notice of SJNB's intention to terminate the Agreement, of GBB's election to exercise the Top Up Option. If GBB exercises the Top Up Option, the Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $38.4801 by the Average Closing Price, subject to downward adjustment as provided in Section 2.2(a)(v).

     2. Except as amended hereby, the remaining terms and conditions of the Agreement shall remain in full force and effect.

                        [Signatures on Following Page]

          IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the day and year first above written.


ATTEST:                                    GREATER BAY BANCORP



/s/ Linda M. Iannone                  By:  /s/ David L. Kalkbrenner
--------------------                       ------------------------
Secretary                                  David L. Kalkbrenner
                                           President and Chief Executive Officer


ATTEST:                                    SJNB FINANCIAL CORP.



/s/ Barbara Bahl                      By:  /s/ Eugene E. Blakeslee
----------------                           -----------------------
Assistant Corporate Secretary              Eugene E. Blakeslee
                                           Executive Vice President
                                           Chief Financial Officer

                                                                         ANNEX B
                             Stock Option Agreement
                                 by and between
                  Greater Bay Bancorp and SJNB Financial Corp.

                                 June 25, 2001

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                  HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                    SECURITIES ACT OF 1933, AS AMENDED, AND
                        APPLICABLE STATE SECURITIES LAWS
                             STOCK OPTION AGREEMENT

     This Stock Option Agreement, dated as of June 25, 2001 (the "Agreement"), is made by and between SJNB Financial Corp., a California corporation ("Issuer"), and Greater Bay Bancorp, a California corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization, dated as of June 25, 2001 (the "Reorganization Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger"), with Grantee being the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Reorganization Agreement, Issuer has agreed to grant to Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1.   Defined Terms.  Capitalized terms which are used but not defined
          -------------
herein shall have the meanings ascribed to such terms in the Reorganization Agreement. As used in this Agreement, the following terms shall have the meanings indicated:

          (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          (c) "Holder" means Grantee and, to the extent Grantee has assigned its rights and obligations under this Agreement as permitted herein, any subsidiary or direct or indirect transferee of Grantee.

          (d) "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder.

          (e)  "Securities Act" means the Securities Act of 1933, as amended.

     2.   Grant of Option.  Subject to the terms and conditions set forth
          ---------------
herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 757,872 shares (the "Option Shares") of common stock, no par value ("Issuer Common Stock"), of Issuer at a purchase price per Option Share of $40.00 (the "Purchase Price"), but in no event shall the number of Option Shares exceed 19.9% of the issued and outstanding shares of Issuer Common

Stock (without giving effect to any shares subject or issued pursuant to the Option). The Purchase Price and the number of Option Shares that may be received upon the exercise of the Option are subject to adjustment as set forth below.

     3.   Exercise of Option.
          ------------------

          (a) The Holder may exercise the Option, in whole or in part, at any time and from time to time but only following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (such earliest date the "Expiration Date"):

               (i)   the Effective Time of the Merger; or

               (ii)  15 months after the first occurrence of a Purchase Event;
or

               (iii) 15 months after the termination of the Reorganization Agreement on or following (x) the occurrence of a Preliminary Purchase Event (as defined below) or Purchase Event, (y) a termination by Grantee pursuant to
Section 13.1(d), 13.1(i), 13.1(j) or 13.1(n) of the Reorganization Agreement, or
(z) a termination by Issuer pursuant to Section 13.1(o) of the Reorganization Agreement; or

               (iv) termination of the Reorganization Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than (x) a termination by Grantee pursuant to
Section 13.1(d), 13.1(i), 13.1(j) or 13.1(n) of the Reorganization Agreement, or
(y) a termination by Issuer pursuant to Section 13.1(o) of the Reorganization Agreement.

Notwithstanding anything to the contrary contained herein, any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended.

          (b) As used herein, a "Purchase Event" means any of the following events:

               (i) The Board of Directors of Issuer shall have approved, or recommended to the Issuer's shareholders that they approve, a proposal received by Issuer from a person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below), Tender Offer (as defined below) or Exchange Offer (as defined below); or

               (ii) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction; or

               (iii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of twenty-five percent (25%) or more of the then outstanding shares of Issuer Common Stock.

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

As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation, share exchange or other business combination involving Issuer or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only Issuer and/or existing subsidiaries and other than a merger, consolidation, share exchange or other business combination in which the common shareholders of Issuer immediately prior thereto in the aggregate own at least sixty-six and two-thirds percent (66 2/3%) of the common stock of the surviving or successor corporation immediately after the consummation thereof), (B) the disposition, by sale, lease, exchange, mortgage, pledge, transfer or otherwise, of twenty (25%) or more of the consolidated assets or deposit liabilities of Issuer and its subsidiaries, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Issuer or its subsidiaries, of securities representing twenty-five percent (25%) or more of the voting power of Issuer or any of its subsidiaries or (D) a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Issuer Common Stock.

          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

               (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" (as defined under the Exchange Act and the rules and regulations thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the then outstanding shares of Issuer Common Stock; or

               (ii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control fifteen percent (15%) or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); or

               (iii) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) with respect to, or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept, a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Issuer or its subsidiaries, representing fifteen percent (15%) or more of the voting power of Issuer or any of its subsidiaries; or

               (iv) any person (other than Grantee or any subsidiary of Grantee) shall have filed an application or notice with the Federal Reserve Board or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

               (v) the holders of Issuer Common Stock shall not have approved the Reorganization Agreement at the meeting of such shareholders held for the purpose of voting on the Reorganization Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Reorganization Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Reorganization Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event or Preliminary Purchase Event; provided, however, such notice shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (dated the date on which it is sent to Issuer, which date is referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). The Closing shall be held at the Issuer's principal office or at such other place as Issuer and Holder may agree. If prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required as a condition precedent to such purchase, then (A) Holder shall promptly file and process the required notice or application for approval; (B) Issuer shall cooperate with Holder (at Holder's expense) in the filing of the required notice or application for approval and the obtaining of any such approval; and (C) the Closing Date shall be subject to extension for such period of time, not to exceed six (6) months, as may be necessary to permit the Holder to submit such filing to, and, if necessary, to obtain such approval from, the Federal Reserve Board or other applicable regulatory authority; provided, however, that the notice of Option exercise and such governmental filing must be made, and the Notice Date must be, no later than the date on which the Option would otherwise terminate. Any exercise of the Option shall be deemed to have occurred on the Notice Date.

     4.   Payment and Delivery of Certificates.
          ------------------------------------

          (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(g) hereof.

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder; and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such

Option Shares in violation of the provisions of this Agreement or applicable state and federal securities laws.

          (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE SECURITIES EVIDENCED BY THIS CERT1FICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR QUALIFIED OR REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNTIL THEY HAVE BEEN QUALIFIED OR REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO RESALE RESTRICTIONS, AND THE SECURITIES ARE SUBJECT TO A PURCHASE OPTION BY THE ISSUER, ARISING UNDER THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 25, 2001, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF THE ISSUER.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act or applicable state securities laws.

     5.   Representations and Warranties and Covenants of Issuer.  Issuer hereby
          ------------------------------------------------------
represents and warrants to Grantee as follows:

          (a)  Due Authorization.  Issuer has all requisite corporate power and
               -----------------
authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a binding agreement of Issuer enforceable against Issuer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

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

          (b)  Authorized Stock.  Issuer has taken all necessary corporate
               ----------------
action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c)  No Conflict  The execution and delivery by Issuer of this
               -----------
Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with Issuer's Articles of Incorporation or Bylaws, or any statute, regulation, judgment, order, writ, decree or injunction applicable to Issuer (other than as may be effected by Grantee's ownership of Issuer Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which Issuer is a party, or by which Issuer or any of its properties or assets may be bound or affected.

          (d)  Observance of Covenants.  Issuer agrees that it will not, by
               -----------------------
amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid, or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

          (e)  Compliance.  Issuer shall promptly take all action as may from
               ----------
time to time be required (including, complying with all premerger notification, reporting and waiting period requirements of any federal or state regulatory authority, as necessary, before the Option may be exercised, and cooperating fully with Holder (at Holder's expense) in preparing such applications or notices and providing such information to the Federal Reserve Board, the Office of the Comptroller of the Currency or any other regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

     6.  Representations and Warranties of Grantee.  Grantee hereby represents
         -----------------------------------------
and warrants to Issuer that this Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and applicable state securities laws, and otherwise in accordance with the requirements of this Agreement.

     7.   Adjustment Upon Changes in Capitalization, etc.
          ----------------------------------------------

          (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the documentation pertaining to such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (whether upon exercise of stock options or otherwise but excluding any issuance pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, such number of shares, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option (with any fractional share being rounded up to the next full share). Issuer agrees that in no event shall the number of shares of Issuer Common Stock issued after the date of this Agreement pursuant to the preceding sentence, together with the number of shares of Issuer Common Stock subject to the Option, adjusted as aforesaid, exceed the number of available authorized but unissued and unreserved shares of Issuer Common Stock. Nothing contained in this
Section 7(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Reorganization Agreement.

          (b) In the event that Issuer shall, prior to the occurrence of an event set forth in Section 3(a) terminating the Holder's right to exercise the Option, enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its consolidated assets or deposit liabilities to any person other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (A) the Acquiring Corporation (as defined below), (B) any person that controls the Acquiring Corporation, (such person being referred to as the "Substitute Option Issuer"), or (C) in the case of a merger described in clause (ii), Issuer.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The

Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purposes to the provisions of this Agreement), which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

          (e)  As used herein, the following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or any substantial part of the Issuer's assets (or the assets of its subsidiaries).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (iii) "Assigned Value" shall mean the highest of (A) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee or a subsidiary of Grantee), (B) the price per share of the Issuer Common Stock to be paid by any person (other than Grantee or a subsidiary of Grantee) pursuant to an agreement with Issuer, and (C) the highest closing price per share of Issuer Common Stock as quoted on The Nasdaq Stock Market (or if Common Stock is not quoted on The Nasdaq Stock Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) within the six-month period immediately preceding the agreement governing the transaction described in Section 7(b) which gave rise to the Substitute Option; provided, however, that in the event of a sale of less than all of Issuer's consolidated assets or deposit liabilities, the Assigned Value shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder (or by a majority in interest of the Holders if there shall be more than one Holder (a "Holder Majority")) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder (or a Holder Majority) and reasonably acceptable to Issuer.

               (iv) "Average Price" shall mean the average closing price of the Substitute Common Stock for the one year immediately preceding the effective date of the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Holder may elect.

          (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option (with any fractional share being rounded up to the next full share). In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). The difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer, whose determination shall be conclusive and binding on the parties.

          (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

          (h) At the written request of Holder delivered to the Substitute Option Issuer prior to the occurrence of an event set forth in Section 3(a) above terminating the Substitute Option, the Substitute Option Issuer shall repurchase from Holder (i) the Substitute Option and/or (ii) all Substitute Common Stock theretofore purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 7(h) is referred to as the "Substitute Option Request Date." Such repurchase shall be at an aggregate price (the "Substitute Option Repurchase Consideration") equal to the sum of (A) the excess, if any, of
(1) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (2) the Substitute Purchase Price per share of Substitute Common Stock, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised and as to which Holder has exercised its repurchase right hereunder, plus (B) the Highest Closing Price for each share of Substitute Common Stock, multiplied by the number of shares of Substitute Common Stock previously acquired by Holder upon exercise of the Option or Substitute Option and as to which Holder has exercised its repurchase right hereunder. The term "Highest Closing Price" shall mean the highest closing price per share of Substitute Common Stock on the Nasdaq National Market (or, if Substitute Common Stock is not quoted on The Nasdaq Stock Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) or, if such shares are not traded in a trading market or listed on an exchange, as quoted by the brokerage firms acting as market makers for the Substitute Common Stock prior to the trading or listing of the Substitute Common Stock on any national securities exchange and thereafter as reported by the principal trading market or securities exchange on which such shares are traded, during the 60 business days preceding the Substitute Option Request Date.

          (i) The provisions of Sections 8(b), 8(c), 11 and 12 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price", "Issuer Common Stock", "Repurchase Consideration", and "Request Date" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price", "Substitute Common Stock", "Substitute Option Repurchase Consideration", and "Substitute Option Request Date", respectively.

     8.   Repurchase at the Option of Grantee or Issuer.
          ---------------------------------------------
          (a) At any time after the first occurrence of a Repurchase Event (as defined in Section 8(e) below), at the written request of Holder delivered to Issuer prior to the occurrence of an event set forth in Section 3(a) above terminating the Option, Issuer shall repurchase from Holder (i) the Option and
(ii) all Option Shares theretofore purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

               (i) the aggregate Purchase Price paid by Holder for any Option Shares acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

               (ii) the excess, if any, of (A) the Applicable Price (as defined below) for each Option Share over (B) the Purchase Price per Option Share (subject to adjustment pursuant to Section 7(a)), multiplied by the number of Option Shares with respect to which the Option has not been exercised; and

               (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7(a)) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each Option Share with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

          (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten (10) business days after the Request Date, pay the Repurchase Consideration to Holder in immediately available funds, and Holder shall surrender to Issuer the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership and has designated to be repurchased, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

          (c) Notwithstanding the provisions hereof to the contrary, to the extent that Issuer is prohibited under applicable law, regulation or administrative policy from repurchasing all or any portion of the Option or Option Shares, then (i) Issuer shall promptly give notice of such fact to Holder; (ii) Issuer shall, from time to time subject to the last sentence of this Section 8(c), deliver to Holder that portion of the Repurchase Consideration that it is not then so prohibited from paying; (iii) at Holder's request, Issuer shall promptly file any required notice or application for approval and expeditiously process the same. After Holder's receipt of such notice from Issuer, Issuer shall not be in breach of its repurchase obligation hereunder to the extent it is or remains, despite reasonable efforts to obtain any required approvals, legally prohibited from repurchasing the Option or Option Shares. Holder shall have the right (A) to revoke its request for repurchase with respect to the portion of the Option or Option Shares that Issuer is prohibited from repurchasing, (B) to require Issuer to deliver to Holder the Option and/or Option Shares Issuer is prohibited from repurchasing, and (C) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of such Option Shares in respect of which the Repurchase Consideration has been lawfully paid. Notwithstanding anything herein to the contrary, Issuer shall not be obligated to repurchase all or any part of the Option or Option Shares pursuant to more than one written request from Holder, except that Issuer shall be obligated to repurchase, pursuant to more than one written request, any Option or Option Shares in the event that Holder (1) has revoked its request for repurchase in accordance with the provisions of this Section 8 prior to the occurrence of an event set forth in Section 3(a) terminating the Holder's right to exercise the Option and (2) has delivered, prior to such event, a new written notice requesting a repurchase. If an event set forth in Section 3(a) terminating the Holder's right to exercise the Option occurs prior to, or is scheduled to occur within, 60 days after the date of the notice by Issuer described in clause 8(c)(i) above, then, notwithstanding the occurrence of such terminating event, Holder shall have the right to receive the Repurchase Consideration to the extent Issuer is or becomes, within a 60 day period from the date of such notice by Issuer, legally permitted to repurchase. Except as set forth in the preceding sentence, Holder's repurchase rights under this Agreement shall terminate concurrently with the termination of Holder's right to exercise the Option, pursuant to Section 3(a).

          (d) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(e)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest bid price per share of Issuer Common Stock on The Nasdaq Stock Market or other principal trading market or securities exchange on which such shares are traded as reported by a recognized source selected by Holder during the 20 trading days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder (or the Holder Majority) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by

Holder (or the Holder Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (e) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

          (f) At any time following the exercise of the Option by the Grantee, the Issuer or its designee shall have the right, upon five business days written notice to the Grantee, to purchase for cash all of the outstanding Option Shares received by the Grantee pursuant to this Agreement. The aggregate purchase price for such Option Shares shall be equal to the amount required to provide Grantee with a Total Profit of $6,000,000. At the closing of any purchase pursuant to this paragraph (f), the Issuer shall make payment by wire transfer to the Grantee of the aggregate purchase price for the Option Shares to be purchased and the Grantee shall deliver to the Issuer the certificate representing the purchased Option Shares. Notwithstanding anything to the contrary stated in this Section 8(f), Issuer shall not be entitled to exercise the right to purchase the Option Shares and Grantee shall not be required to sell the Option Shares pursuant to this Section 8(f) if Grantee determines, in its sole discretion, that consummation of the purchase and sale contemplated by this Section 8(f) would subject Grantee to liability under Section 16(b) of the Exchange Act.

     9.   Registration Rights.
          -------------------

          (a)  Demand Registration Rights. For two years after the exercise of
               --------------------------
the Option, Issuer shall, subject to the conditions of Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), after exercise of the Option and prior to an Expiration Date, expeditiously prepare and file, a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its commercially reasonable efforts to qualify such shares or other securities for sale under any applicable state securities laws. Issuer shall not be obligated to effect more than one (1) registration pursuant to this Section 9(a).

          (b)  Additional Registration Rights.  For two years after the exercise
               ------------------------------
of the Option, if Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Holders of its intention to do so and, upon the written request of any Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Holder), Issuer will cause all such shares for which a Holder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause all of such shares to be so registered (i) if the managing underwriter imposes a limitation on the number of shares of Issuer Common Stock that may be included in the registration because, in such underwriter's judgment, such limitation would be necessary to effect an orderly public distribution, then Issuer will be obligated to include only such limited portion, if any, of the Issuer Common Stock with respect to which the Holders have requested inclusion hereunder, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor form, in which case Issuer shall not be required to include any of Holder's shares in the registration; provided, further, however, that an election pursuant to (i) may be only made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Holders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Holder bears to the total number of shares requested to be registered by all such Holders then desiring to have Issuer Common Stock registered for sale. Issuer shall not be obligated to effect more than one (1) registration pursuant to this Section 9(b).

          (c)  Conditions to Required Registration.  Issuer shall use
               -----------------------------------
commercially reasonable efforts to cause each registration statement referred to in Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding 180 days if Issuer determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide financing plans of Issuer or would require disclosure of information, the premature disclosure of which could adversely affect Issuer or any transaction under active consideration by Issuer. Notwithstanding anything to the contrary stated herein, Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a) above:

               (i)   on more than one occasion during any calendar year;

               (ii) within 180 days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Holders concerned were afforded the opportunity to register or qualify such shares under the Securities Act and such shares were registered or qualified as requested, and

               (iii) unless a request therefor is made to Issuer by Holders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of six months
from the effective date of such registration statement.   Issuer shall use all
reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to the general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

          (d)  Expenses.  Except where applicable state law prohibits such
               --------
payments, Issuer will pay the costs of such registration or qualification expenses, including without limitation registration fees, qualification fees, blue sky fees and expenses, Issuer's legal expenses, costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions, and the reasonable fees and expenses of any necessary special experts in connection with each registration pursuant to Section 9(a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications, or exemptions pursuant to Section 9(a) or 9(b) above.

          (e)  Indemnification.  In connection with any registration under
               ---------------
Section 9(a) or 9(b) above, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such indemnified party or any underwriter expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnified party that may be contrary to the interest of the indemnifying party. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim, provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

          (f)  Miscellaneous Reporting.  Issuer shall comply with all reporting
               -----------------------
requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     10.  Listing.  If Issuer Common Stock or any other securities to be
          -------
acquired upon exercise of the Option are not then authorized for quotation on The Nasdaq Stock Market or any securities exchange, Issuer, upon the request of Holder, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on The Nasdaq Stock Market and will use its commercially reasonable efforts to obtain approval of such listing as soon as practicable.

     11.  Division of Option.  This Agreement (and the Option granted hereby)
          ------------------
are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other agreements providing for other options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "other agreements" and "other options" as used in the preceding sentence mean any other agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  Limitation on Total Profit and Notional Total Profit.
          ----------------------------------------------------

          (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 12(c) hereof) exceed $6,000,000 and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer common stock subject to the Option, (ii) pay cash to Issuer, or (iii) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $6,000,000 after taking into account the foregoing actions.

          (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 12(d) hereof) of more than $6,000,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date on which the Notional Total Profit would be less than $6,000,000.

          (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 8 hereof, (ii) (x) the amount received by Grantee or any affiliate of Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 8 hereof, less (y) Grantee's or any affiliate of Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee or any affiliate of Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's or any affiliate of Grantee's purchase price of such Option Shares, (iv) any equivalent amounts with respect to the Substitute Option, and (v) amounts received by Grantee pursuant to Sections 13.1(o) or 14.1 of the Reorganization Agreement.

          (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee or any affiliate of Grantee may propose to exercise the

Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee or any affiliate of Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          (e) Grantee agrees, promptly following any exercise of all or any portion of the Option, and subject to its rights under Section 8 hereof, to use and cause any wholly owned Subsidiary of Grantee to use commercially reasonable efforts promptly to maximize the value of Option Shares purchased taking into account market conditions, the number of Option Shares, the potential negative impact of substantial sales on the market price for Issuer Common stock, and the availability of an effective registration statement to permit public sale of Option Shares.

     13.  Miscellaneous.
          -------------

          (a)  Expenses.  Except as otherwise provided in Section 9 or elsewhere
               --------
herein, each of the parties hereto and any Holder shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b)  Waiver and Amendment.  Any provision of this Agreement may be
               --------------------
waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)  Entire Agreement; No Third-Party Beneficiary.  This Agreement,
               --------------------------------------------
together with the Reorganization Agreement and the other documents and instruments referred to herein and therein (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto, and their respective successors and assigns, any rights or remedies hereunder, except as expressly provided in this Agreement.

          (d)  Severability.  If any term, provision, covenant or restriction of
               ------------
this Agreement is held by a court or a federal or state regulatory authority of competent jurisdiction to be invalid, void or unenforceable, such invalid, void or unenforceable term, provision, covenant or restriction shall, if it is so susceptible, be deemed modified to the minimum extent necessary to render the same valid and enforceable and, in all events, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Without limiting the foregoing, if for any reason such court or regulatory authority determines that Holder may not legally acquire, or Issuer may not legally repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase the maximum number of shares as may be legally permissible without any amendment or modification hereof.

          (e)  Governing Law.  This Agreement shall be governed and construed in
               -------------
accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

          (f)  Descriptive Headings.  The descriptive headings contained herein
               --------------------
are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g)  Notices.  All notices, requests, claims, demands and other
               -------
communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by personal delivery, by telecopy (provided that copy is concurrently sent by first class U.S. mail, postage prepaid), or by mail (registered or certified mail, postage prepaid, return receipt requested) to the parties as follows:

        To Grantee:      Greater Bay Bancorp
                         2860 West Bayshore Road
                         Palo Alto, California  94303
                         Attention: Steven C. Smith
                         Facsimile Number:  (415) 494-9220

        With a copy to:  Greater Bay Bancorp
                         400 Emerson Street, 3rd Floor
                         Palo Alto, California 94301
                         Attention: Linda M. Iannone, Esq.
                         Facsimile Number: (650) 473-9419

        To Issuer:       SJNB Financial Corp.
                         One North Market Street
                         San Jose, California 95113
                         Attention:  James R. Kenny
                         Facsimile Number:  (408) 298-5657

        With a copy to:  Pillsbury Winthrop LLP
                         50 Fremont Street
                         San Francisco, California  94105
                         Attention:  Rodney R. Peck, Esq.
                                     Patricia F. Young, Esq.
                         Facsimile Number:  (415) 983-1200

or to such other address as a party may have furnished to the others in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt. Any notice, demand or other communication given pursuant to the provisions of this Section 11(g) shall be deemed to have been given on the date actually delivered or on the third day following the date mailed, whichever first occurs.

          (h)  Counterparts.  This Agreement and any amendments hereto may be
               ------------
executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

          (i)  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly-owned subsidiary of Grantee and at any time after a Purchase Event occurs, Holder may assign or transfer its rights and obligations hereunder, in whole or in part, to any Person or Persons, subject to compliance with applicable laws. In order to effectuate the foregoing, Grantee shall be entitled to surrender this Agreement to Issuer in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

          (j)  Further Assurances.  In the event of any exercise of the Option
               ------------------
by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (k)  Specific Performance.  The parties hereto agree that this
               --------------------
Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

GREATER BAY BANCORP                    SJNB FINANCIAL CORP.

By:  /s/ David L. Kalkbrenner          By:  /s/ James R. Kenny
     ------------------------               ------------------
     David L. Kalkbrenner                   James R. Kenny
     President and Chief                    President and Chief
     Executive Officer                      Executive Officer

                                                                         ANNEX C
                   Fairness Opinion of Dain Rauscher Wessels
                              Dated June 25, 2001

                           [DAIN RAUSCHER LETTERHEAD]






June 25, 2001

Members of the Board of Directors
SJNB Financial Corp.
One North Market Street
San Jose, CA 95113

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of SJNB Financial Corp. ("SJNB") of the Conversion Ratio as defined in Section 2.2(a) of the Agreement and Plan of Reorganization dated as of June 25, 2001 (the "Agreement"), in the proposed merger (the "Merger") of Greater Bay Bancorp ("Greater Bay") and SJNB. On the Effective Time of the Merger (as such term is defined in the Agreement), each share of SJNB Common Stock will be converted into the right to receive 1.82 shares of Greater Bay Common Stock subject to adjustment as described in the Agreement.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Greater Bay and SJNB, including consolidated financial statements for recent years and interim periods to March 31, 2001;
(iii) certain other publicly available financial and other information concerning Greater Bay and SJNB and the trading markets for the publicly traded securities of Greater Bay and SJNB; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of SJNB or a committee thereof in connection with the Merger. We have held discussions with senior management of Greater Bay and SJNB concerning the companies' past and current operations, financial condition and prospects.

We have reviewed with the senior management of SJNB earnings projections for SJNB as a stand-alone entity, assuming the Merger does not occur. We have also reviewed with the management of Greater Bay earnings projections for Greater Bay as a stand-alone entity, assuming the Merger does not occur. Certain financial projections for the combined companies and for SJNB and Greater Bay as stand-alone entities were derived by us based upon the projections and information described above.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied on advice of counsel as to all legal matters with respect to Greater Bay, SJNB, the Merger and the Agreement. We have relied upon the managements of SJNB and Greater Bay as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming

SJNB Financial Corp.
June 25, 2001
Page 2


any responsibility for the independent verification of same, that the aggregate allowances for loan losses for SJNB and Greater Bay are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of SJNB or Greater Bay, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling of interests) described in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Stock of SJNB of the Conversion Ratio in the Merger and does not address SJNB's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of SJNB and Greater Bay, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for SJNB and for Greater Bay; (ii) the assets and liabilities of SJNB and Greater Bay, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of SJNB. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of SJNB with respect to any approval of the Merger. This opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Conversion Ratio in the Merger is fair, from a financial point of view, to the holders of the Common Stock of SJNB.

Very truly yours,

/s/ Dain Rauscher Wessels

                                                                         ANNEX D
              Fairness Opinion of Sandler O'Neill & Partners, L.P.
                              Dated June 25, 2001

                         [SANDLER O'NEILL LETTERHEAD]



June 25, 2001



Board of Directors
Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, CA  94303


Ladies and Gentlemen:

     Greater Bay Bancorp ("Greater Bay") and SJNB Financial Corp. ("SJNB") have entered into an Agreement and Plan of Reorganization, dated as of June 25, 2001 (the "Agreement"), pursuant to which SJNB will be merged with and into Greater Bay (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of common stock, no par value, of SJNB issued and outstanding immediately prior to the effective time of the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 1.82 shares of Greater Bay common stock, no par value; provided, however, that if the Average Closing Price (as defined in the Agreement) of Greater Bay common stock is greater than $31.0925 and there has not been an announcement of a GBB Acquisition Transaction, the Exchange Ratio shall be equal to a quotient, the numerator of which shall be $56.5884 plus the product of 0.3333 times the difference between the Average Closing Price and $31.0925, and the denominator of which shall be the Average Closing Price (as so determined, the "Exchange Ratio"). If the Average Closing Price is less than $21.1429, SJNB has the right to terminate the Agreement, subject to Greater Bay's right to increase the Exchange Ratio to a number equal to the quotient obtained by dividing $38.4801 by the Average Closing Price. The Exchange Ratio is subject to downward adjustment under certain limited circumstances as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Greater Bay common stock.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement dated June 25, 2001 by and between Greater Bay and SJNB; (iii) certain publicly available financial statements and other historical financial information of Greater Bay that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of SJNB that we deemed relevant; (v) the operating budget for Greater Bay for the years ending December 31, 2001 and 2002 prepared by and reviewed with management of Greater Bay, consensus earnings per share estimates for Greater Bay for the years ending December 31, 2001 and 2002 published by IBES, and the views of senior management of Greater Bay, based on limited discussions with certain

Board of Directors
Greater Bay Bancorp
June 25, 2001
Page 2


members of senior management, regarding Greater Bay's business, financial condition, results of operations and future prospects; (vi) the operating budget for SJNB for the year ending December 31, 2001 prepared by and reviewed with management of SJNB, consensus earnings per share estimates for SJNB for the years ending December 31, 2001 and 2002 published by IBES, and the views of senior management of SJNB, based on limited discussions with certain members of senior management, regarding SJNB's business, financial condition, results of operations and future prospects; (vii) the pro forma financial impact of the Merger on Greater Bay, based on assumptions relating to transaction expenses, cost savings and operating synergies, and additional leveraging of capital determined by senior management of Greater Bay; (viii) the relative contributions of assets, liabilities, equity and earnings of Greater Bay and SJNB to the resulting institution; (ix) the publicly reported historical price and trading activity for Greater Bay's and SJNB's common stock, including a comparison of certain financial and stock market information for Greater Bay and SJNB with similar publicly available information for certain other companies the securities of which are publicly traded; (x) the financial terms of certain recent business combinations in the financial institutions industry, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Greater Bay or SJNB or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Greater Bay and SJNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Greater Bay or SJNB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Greater Bay or SJNB nor have we reviewed any individual credit files relating to Greater Bay or SJNB and, with your consent, we have assumed that the respective allowances for loan losses for both Greater Bay and SJNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of Greater Bay and SJNB for the accuracy and completeness of the audited financial statements made available to us. With respect to the respective published earnings estimates for each of Greater Bay and SJNB and all financial projections prepared by and reviewed with the respective managements of Greater Bay and SJNB, including without limitation all projections of transaction costs, expected cost savings and operating synergies and leveraging transactions, we have assumed that they reflect the best currently available estimates and judgments of such managements of the respective future financial performances of

Board of Directors
Greater Bay Bancorp
June 25, 2001
Page 3


Greater Bay and SJNB and that such performances will be achieved, and we express no opinion as to such estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in Greater Bay's or SJNB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Greater Bay and SJNB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived, that no adjustment is made to the Exchange Ratio pursuant to the Top Up Option (as defined in the Agreement) and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Greater Bay's common stock will be when issued to SJNB's shareholders pursuant to the Agreement or the prices at which Greater Bay's or SJNB's common stock will trade at any time.

     We have acted as Greater Bay's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the past, we have also provided certain other investment banking services for Greater Bay and have received compensation for such services. As we have previously advised you, in the past we have also provided certain investment banking services for SJNB and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Greater Bay and SJNB. We may also actively trade the debt and/or equity securities of Greater Bay and SJNB for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Greater Bay in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Greater Bay as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to Greater Bay's shareholders from a financial point of view and does not address the underlying business decision of Greater Bay to engage in the Merger or any other aspect of the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without

Board of Directors
Greater Bay Bancorp
June 25, 2001
Page 4


Sandler O'Neill's prior written consent.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Greater Bay common stock.

                                    Very truly yours,

                                    /s/ Sandler O'Neill & Partners, L.P.

                                                                         ANNEX E
         Selected Provisions of the California General Corporation Law

                          Regarding Dissenters' Rights

   CALIFORNIA CORPORATIONS CODE, SECTIONS 1300--1304

Section 1300. Right to Require Purchase--"Dissenting Shares" and "Dissenting Shareholder" Defined.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

      (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

      (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

      (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

      (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Demand for Purchase.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Endorsement of Shares.

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Agreed Price--Time for Payment.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Dissenter's Action to Enforce Payment.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Article Five of Greater Bay's articles of incorporation provides that Greater Bay shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Five also provides for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of Greater Bay. If agents of Greater Bay breach a duty to Greater Bay and its shareholders, then Article Five authorizes Greater Bay, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

   Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of Greater Bay in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.
Section 317 mandates Greater Bay's indemnification of agents where the agent's defense is successful on the merits. In other cases, Section 317 allows Greater Bay to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of Greater Bay's Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, Greater Bay can indemnify an agent even when the agent is found liable. Section 317 also allows Greater Bay to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse Greater Bay if the agent is found liable. Greater Bay has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. Greater Bay also maintains directors and officers liability insurance.

   To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greater Bay, pursuant to the foregoing provisions or otherwise, Greater Bay understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Greater Bay of expenses incurred or paid by a director, officer or controlling person of Greater Bay in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Greater Bay will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules


 Exhibit No. Exhibit
 ----------- -------
  2.1        Agreement and Plan of Reorganization by and between Greater Bay
             Bancorp and SJNB Financial Corp. dated June 25, 2001./1/

  2.2        Stock Option Agreement by and between Greater Bay Bancorp and SJNB
             Financial Corp. dated June 25, 2001./1/

  2.3        Amendment No. 1, dated September 5, 2001, to Agreement and Plan of
             Reorganization by and between Greater Bay Bancorp and SJNB
             Financial Corp.

  3.1 Articles of Incorporation of Greater Bay Bancorp, as amended and restated./2/

  3.2        Bylaws of Greater Bay Bancorp, as amended and restated.*

  4.1        Rights Agreement./3/
  5.1        Opinion of Linda M. Iannone, General Counsel of Greater Bay
             Bancorp.*


 Exhibit No. Exhibit
 ----------- -------
  8.1        Opinion of Manatt, Phelps & Phillips, LLP as to certain federal income tax matters.*

  8.2 Opinion of Pillsbury Winthrop LLP as to certain federal income tax matters.*

 23.1        Consent of PricewaterhouseCoopers LLP for Greater Bay Bancorp.

 23.2        Consent of KPMG LLP for SJNB Financial Corp.

 23.3        Consent of Linda M. Iannone (included in Exhibit 5.1).*

 23.4        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit
             8.1).*

 23.5        Consent of Pillsbury Winthrop LLP (included in Exhibit 8.2).*

 24.1 A power of attorney is set forth on the signature page of the Registration Statement.*

 99.1        Form of SJNB Financial Corp. Proxy.*

 99.2        Form of Greater Bay Bancorp Proxy.*

--------
 1. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on June 26, 2001.
 2. Incorporated by reference from Greater Bay Bancorp's 2000 Annual Report on Form 10-K filed with the SEC on February 1, 2001.
 3. Incorporated by reference from Greater Bay Bancorp's Form 8-A12G filed with the SEC on November 25, 1998.

 * Previously filed


Item 22. Undertakings

   The undersigned Registrant hereby undertakes as follows:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

      (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on September 13, 2001.


                                          Greater Bay Bancorp

                                                /s/ David L. Kalkbrenner
                                          By: _________________________________
                                                   David L. Kalkbrenner
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints David L. Kalkbrenner and Steven C. Smith his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signatures                          Title                    Date
             ----------                          -----                    ----

     /s/ David L. Kalkbrenner        President and Chief            September 13, 2001
____________________________________  Executive Officer
        David L. Kalkbrenner          (Principal Executive
                                      Officer)

       /s/ Steven C. Smith           Executive Vice President,      September 13, 2001
____________________________________  Chief Administrative
          Steven C. Smith             Officer and Chief Financial
                                      Officer (Principal
                                      Financial and Accounting
                                      Officer)

                 *                   Director                       September 13, 2001
____________________________________
           John M. Gatto

                 *                   Director                       September 13, 2001
____________________________________
          John J. Hounslow

                 *                   Director                       September 13, 2001
____________________________________
          James E. Jackson

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Director                         September 13, 2001
____________________________________
         Stanley A. Kangas

                 *                   Director                         September 13, 2001
____________________________________
         Daniel C. Libarle

                 *                   Director                         September 13, 2001
____________________________________
           Rex D. Lindsay

                                     Director
____________________________________
          George M. Marcus

                 *                   Director                         September 13, 2001
____________________________________
         Duncan L. Matteson

                 *                   Director                         September 13, 2001
____________________________________
           Linda R. Meier

                 *                   Director                         September 13, 2001
____________________________________
         Rebecca Q. Morgan

                 *                   Director                         September 13, 2001
____________________________________
          Glen McLaughlin

                 *                   Director                         September 13, 2001
____________________________________
          Dick J. Randall

                 *                   Director                         September 13, 2001
____________________________________
          Donald H. Seiler

                 *                   Director                         September 13, 2001
____________________________________
          Warren R. Thoits

                 *                   Director                         September 13, 2001
____________________________________
         James C. Thompson

                 *                   Director                         September 13, 2001
____________________________________
           T. John Whalen

  *By: /s/ David L. Kalkbrenner
____________________________________
        David L. Kalkbrenner
          Attorney-in-fact

                                 Exhibit Index


 Exhibit No. Exhibit
 ----------- -------
  2.1        Agreement and Plan of Reorganization by and between Greater Bay
             Bancorp and SJNB Financial Corp. dated June 25, 2001./1/

  2.2        Stock Option Agreement by and between Greater Bay Bancorp and SJNB
             Financial Corp. dated June 25, 2001./1/
  2.3        Amendment No. 1, dated September 5, 2001, to Agreement and Plan of
             Reorganization by and between Greater Bay Bancorp and SJNB
             Financial Corp.

  3.1 Articles of Incorporation of Greater Bay Bancorp, as amended and restated./2/
  3.2        Bylaws of Greater Bay Bancorp, as amended and restated.*

  4.1        Rights Agreement./3/

  5.1        Opinion of Linda M. Iannone, General Counsel of Greater Bay
             Bancorp.*

  8.1 Opinion of Manatt, Phelps & Phillips, LLP as to certain federal income tax matters.*

  8.2 Opinion of Pillsbury Winthrop LLP as to certain federal income tax matters.*

 23.1        Consent of PricewaterhouseCoopers LLP for Greater Bay Bancorp.

 23.2        Consent of KPMG LLP for SJNB Financial Corp.

 23.3        Consent of Linda M. Iannone (included in Exhibit 5.1).*

 23.4        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit
             8.1).*

 23.5        Consent of Pillsbury Winthrop LLP (included in Exhibit 8.2).*

 24.1 A power of attorney is set forth on the signature page of the Registration Statement.*

 99.1        Form of SJNB Financial Corp. Proxy.*

 99.2        Form of Greater Bay Bancorp Proxy.*

--------
 1. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on June 26, 2001.
 2. Incorporated by reference from Greater Bay Bancorp's 2000 Annual Report on Form 10-K filed with the SEC on February 1, 2001.
 3. Incorporated by reference from Greater Bay Bancorp's Form 8-A12G filed with the SEC on November 25, 1998.

*  Previously filed